Exhibit 10.7

EXECUTION VERSION

$455,000,000

FIRST LIEN CREDIT AGREEMENT

among

IMC OP, LP,

as Borrower,

INTERNATIONAL MARKET CENTERS, INC.,

as Holdings,

The Several Lenders and Letter of Credit Issuers from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of August 15, 2014

J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES, INC.,

WELLS FARGO SECURITIES LLC, BARCLAYS BANK PLC and

CREDIT SUISSE SECURITIES (USA), LLC,

as Joint Lead Arrangers and Joint Bookrunners

DEUTSCHE BANK AG NEW YORK BRANCH,

WELLS FARGO BANK, NATIONAL ASSOCIATION, BARCLAYS BANK PLC

and CREDIT SUISSE AG,

as Syndication Agents

-ii-

v

SCHEDULES:

1.1A	Commitments
1.1B	Immaterial Subsidiaries
1.1C	Mortgaged Properties
1.1D	Excluded Properties
6.13	Subsidiaries
6.17	Collateral Filings
9.2	Indebtedness
9.3	Liens
9.5	Restricted Payments
9.6	Affiliate Transactions
9.8	Negative Pledges
9.10	Investments
9.12	Dispositions

EXHIBITS:

A	Form of Security Agreement
B C D E	Form of Pledge Agreement Form of Guarantee Form of Closing Date Intercreditor Agreement [Reserved.]
F	Form of Perfection Certificate
G	Form of Assignment and Assumption
H	Form of Promissory Note (Term Loan)
I	Form of Promissory Note (Revolving Loan)

J	Form of Conversion/Continuation Notice
K	Form of Intercompany Note
L	[Reserved.]
M	Form of Letter of Credit Request
N	Form of U.S. Tax Compliance Certificates (N-1 through N-4)
O	Form of Affiliate Assignment Agreement

FIRST LIEN CREDIT AGREEMENT (this “Agreement”), dated as of August 15, 2014, among IMC OP, LP, a Delaware limited partnership (“Borrower”), INTERNATIONAL MARKET CENTERS, INC., a Maryland corporation (“Holdings”), the several banks and other financial institutions or entities from time to time parties to this Agreement as Lenders and Letter of Credit Issuers (each, as defined in Section 1.1) and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Appraisal”: a written appraisal (a) prepared by a qualified professional independent MAI appraiser reasonably acceptable to the Administrative Agent, (b) reasonably acceptable to the Administrative Agent as to form, assumptions, substance and appraisal date and (c) prepared in compliance with FIRREA.

“Additional Revolving Credit Loan”: a Loan made under a Revolving Credit Commitment Increase.

“Additional Revolving Loan Lender”: as defined in Section 2.14(b).

“Administrative Agent”: JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders and the Letter of Credit Issuers under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Assignment Agreement”: an Assignment and Assumption Agreement substantially in the form of Exhibit O, with such amendments or modifications as may be approved by Administrative Agent and Borrower.

“Agent Indemnitee”: as defined in Section 11.7.

“Agents”: the collective reference to the Administrative Agent and the Syndication Agents.

“Agreement”: as defined in the preamble hereto.

“Allocated Loan Amount”: in respect of a Real Estate Collateral Property, an amount equal to (x) the ratio of (i) the Appraised Value of such Real Estate Collateral Property to (ii) the aggregate Appraised Value of all Real Estate Collateral Properties, expressed as a percentage, multiplied by (y) an amount equal to the Initial Term Loan Commitment.

“Alternative Incremental Facility Debt”: any Indebtedness incurred by Borrower in the form of one or more series of senior secured notes or senior unsecured notes; provided that (i) if such Indebtedness is secured, such Indebtedness shall be secured by the Collateral on a pari passu or junior basis with the Loan Document Obligations and shall not be secured by any property or assets of Holdings, Borrower or any Subsidiary of Borrower other than the Collateral, (ii) such Indebtedness does not (x) mature or have scheduled amortization or payments of principal prior to the Maturity Date of the Initial Term Loans at the time such Indebtedness is incurred (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition or “applicable high yield discount obligation” payments) or (y) have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Initial Term Loans at the time such Indebtedness is incurred (other than to the extent of nominal amortization for periods where amortization has been reduced as a result of prepayment), (iii) mandatory prepayments of any such Indebtedness that is secured on a junior basis or that is unsecured shall not be required except to the extent that prepayments are not required to be made in respect of the Term Loans hereunder (and then only to the extent such prepayment is permitted under this Agreement), (iv) such Indebtedness is not guaranteed by any Subsidiaries of Borrower other than the Loan Parties, and (vi) if such Indebtedness is secured, a trustee or note agent acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement.

“Alternative Incremental Second Lien Facility Debt”: “Alternative Incremental Facility Debt” as defined in the Second Lien Credit Agreement as in effect on the date hereof, and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted hereunder.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to Holdings or its Subsidiaries concerning or relating to bribery or corruption.

“Applicable Margin”: for any day, with respect to any Initial Term Loan or Revolving Credit Loan, the applicable rate per annum set forth below under the applicable caption, based upon the Total Net Leverage Ratio as of the end of the fiscal quarter of Holdings for which financial statements have most recently been delivered to the Administrative Agent pursuant to Section 8.1(a) or (b); provided that until the delivery of such financial statements as of and for the first full fiscal quarter of Holdings beginning after the Closing Date, the Applicable Margin for each Type of Loan shall be that set forth below in Category 1:

Total Net Leverage Ratio	Initial Term Loans (Eurodollar)	Initial Term Loans (ABR)	Revolving Credit Loans (Eurodollar)	Revolving Credit Loans (ABR)
Category 1

Greater than or equal to 4.75 to 1.00	4.25%	3.25%	3.25%	2.25%

Category 2

Greater than or equal to 4.25 to 1.00 but less than 4.75 to 1.00	4.00%	3.00%	3.00%	2.00%

Category 3

Less than 4.25 to 1.00	4.00%	3.00%	2.75%	1.75%

Each change in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 8.1(a) or (b) of the financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Net Leverage Ratio shall be deemed to be in Category 1 at the request of the Required Lenders if Borrower fails to deliver the financial statements required to be delivered by it pursuant to Section 8.1(a) or (b) or the certificate of a Responsible Officer of Holdings required to be delivered by it pursuant to Section 8.2(b) during the period from the expiration of the time for delivery thereof until such financial statements and such certificate are delivered.

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Extended Revolving Credit Loans or any Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (b) the Applicable Margin in respect of any Class of Loans in respect of New Revolving Credit Commitments or any Class of New Term Loans shall be the applicable percentages per annum set forth in the relevant Joinder Agreement, (c) the Applicable Margin in respect of any Class of Refinancing Term Loan Indebtedness or any loans made pursuant to any Class of Refinancing Revolving Commitments shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment and (d) in the case of each of (x) the Initial Term Loans and (y) the Initial Revolving Credit Commitment and the Revolving Credit Loans in respect thereof, the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Net Leverage Ratio indicated in the financial statements delivered to the Administrative Agent pursuant to Section

8.1(a) or (b) is inaccurate for any reason and the result thereof is that the Lenders received interest for any period based on an Applicable Margin that is less than that which would have been applicable had the Total Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the Applicable Margin for any day occurring within the period with respect to which such inaccurate determination of the Total Net Leverage Ratio applied, shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Net Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by Borrower for the relevant period as a result of the miscalculation of the Total Net Leverage Ratio shall be deemed to be (and shall be) due and payable, at the time the interest or fees for such period were required to be paid; provided that notwithstanding the foregoing, so long as an Event of Default described in Section 10.1(f) has not occurred with respect to Borrower, such shortfall shall be due and payable within five (5) Business Days following the written demand therefor by the Administrative Agent and no Default or Event of Default shall be deemed to have occurred as a result of such non-payment until the expiration of such five (5) Business Day period.

“Appraised Value”: the “as is” market value for a Real Estate Collateral Property set forth in the most recent Acceptable Appraisal.

“Approved Electronic Communications”: any notice, demand, communication, information, document or other material that any Loan Party provides to Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Lenders by means of electronic communications pursuant to Section 12.2(b).

“Approved Fund”: as defined in Section 12.6(b).

“Asset Sale”: a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with (any such transaction, a “Disposition”; the term “Dispose” to have a correlative meaning), any Person (other than any Loan Party), in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Capital Stock of any of the Restricted Subsidiaries of Borrower, other than (a) inventory sold, leased or licensed out in the ordinary course of business of (x) Borrower and its Restricted Subsidiaries or (y) other real estate investment trusts (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (b) sales, leases or licenses out of other assets (other than Real Estate Collateral Property) for aggregate consideration of less than $10,000,000 with respect to any transaction or series of related transactions and less than $20,000,000 in the aggregate during any fiscal year of Borrower, (c) Dispositions of the type described in Section 9.12(i) and (d) Liens permitted pursuant to Section 9.3 of this Agreement.

“Assignee”: as defined in Section 12.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit G, or an Affiliate Assignment Agreement.

“Auction Manager”: Administrative Agent, any Lead Arranger or any other financial institution or advisor engaged by Borrower.

“Available Commitment”: shall mean an amount equal to the excess, if any, of (i) the amount of the Total Revolving Credit Commitment over (ii) the sum of the aggregate principal amount of (a) all Revolving Credit Loans then outstanding and (b) the aggregate Letters of Credit Outstanding at such time.

“Bain”: Bain Capital Partners, LLC, and/or its Affiliates that are controlled, directly or indirectly, by Bain Capital Partners, LLC (including, as applicable, related funds, but not including any portfolio company of any of the foregoing).

“Benefitted Lender”: as defined in Section 12.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing”: Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business”: as defined in Section 6.15(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that Capital Lease Obligations shall not include any obligations of any Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations would be classified and accounted for as an operating lease under GAAP as in effect on the Closing Date; provided further that all obligations of any Person that are or would be classified and accounted for as an operating lease under GAAP as in effect on the Closing Date (whether or not such obligations were in effect on such date) shall continue to be classified and accounted for as an operating lease (and not as Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be accounted for and re-classified as Capital Lease Obligations.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash”: money, currency or a credit balance in any demand or deposit account.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and a Letter of Credit Issuer shall agree in their sole discretion, other credit support. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, bankers’ acceptances, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended.

“Cash Management Agreement”: any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank”: with respect to any Cash Management Agreement with Holdings or any of its Restricted Subsidiaries, any provider of Cash Management Services thereunder that (a) is the Administrative Agent, a Lead Arranger or an Affiliate of the foregoing, (b) at the time it entered into such Cash Management Agreement, was the Administrative Agent,

a Lead Arranger, a Lender or an Affiliate of the foregoing, (c) with respect to any such Cash Management Agreement entered into on or prior to the Closing Date, is a Lender or an Affiliate of a Lender on the Closing Date and (d) with respect to any such Cash Management Agreement entered into after the Closing Date, is a Lender or an Affiliate of a Lender at the time such Cash Management Agreement is entered into.

“Cash Management Services”: the treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services), commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payable services, or electronic funds transfer services and any other demand deposit or operating account relationship service provided to Holdings, Borrower or any of the Restricted Subsidiaries.

“Change in Law”: the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control”: the occurrence of any of the following events: (a) prior to a Qualifying IPO, the failure by the Permitted Holders to, directly or indirectly, be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of 50% or more of the outstanding equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings; (b) after a Qualifying IPO, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any Permitted Holder, any underwriters in connection with such Qualifying IPO or any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the outstanding equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings and (ii) such “person” or “group” shall own a greater percentage of the outstanding equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings than the Permitted Holders and their respective Affiliates; (c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (d) Holdings, shall cease to beneficially own, directly or indirectly, at least a majority of the outstanding equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower.

“Charges”: as defined in Section 12.14.

“Class”: (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Additional Revolving Credit Loans, New Revolving Credit Loans, Initial Term Loans, New Term Loans, Extended Term Loans (of the same Extension Series), Extended Revolving Credit Loans (of the same Extension Series), Refinancing Revolving Loans or a Loan in respect of Refinancing Term Loan Indebtedness, and (ii) when used in reference to any Commitment, refers to whether such Commitment is an Initial Revolving Credit Commitment, a Revolving Credit Commitment, a Commitment in respect of a Revolving Credit Commitment Increase, a New Revolving Credit Commitment, an Extended Revolving Credit Commitment (of the same Extension Series), a Refinancing Revolving Commitment, an Initial Term Loan Commitment or a New Term Loan Commitment.

“Closing Date”: the date on which the conditions precedent set forth in Section 7.1 shall have been satisfied, which date is August 15, 2014.

“Closing Date Intercreditor Agreement”: the First Lien/Second Lien Intercreditor Agreement dated as of the date hereof, among Borrower, the other grantors party thereto, the Administrative Agent and the Second Lien Administrative Agent, substantially in the form of Exhibit D.

“Code”: the Internal Revenue Code of 1986.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Collateral Documents, excluding in all events Excluded Property.

“Collateral Documents”: collectively, the Security Agreement, the Pledge Agreement, the Mortgages and each other security agreement or other document, instrument or certificate delivered to the Administrative Agent granting or perfecting a Lien on any property of any Person to secure the Obligations.

“Commitment Fee” as defined in Section 4.1(a).

“Commitment Fee Rate”: the applicable rate per annum set forth below based upon the Total Net Leverage Ratio as of the end of the fiscal quarter of Borrower for which financial statements have most recently been delivered to the Administrative Agent pursuant to Section 8.1(a) or (b):

Category	Commitment Fee Rate
Category 1

Greater than or equal to 4.75 to 1.00	0.500%

Category 2

Greater than or equal to 4.25 to 1.00 but less than 4.75 to 1.00	0.375%

Category 3

Less than 4.25 to 1.00	0.250%

Notwithstanding the foregoing, until Borrower shall have delivered the financial statements and certificates required by Section 8.1(a) or (b) and Section 8.2(b), respectively, as of and for the first full fiscal quarter of Borrower after the Closing Date, the term “Commitment Fee Rate” shall mean 0.500%.

“Commitments”: with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment, New Revolving Credit Commitment, Extended Revolving Credit Commitment, Commitment in respect of a Revolving Credit Commitment Increase, Initial Term Loan Commitment or New Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA”: for any Reference Period, Consolidated Net Income for such Reference Period:

(a) plus the sum of (without duplication and, in each case (other than clause (viii) and (xv)), solely to the extent reducing Consolidated Net Income for such Reference Period):

(i) Consolidated Interest Expense for such Reference Period,

(ii) provision for taxes based on income or profits or capital for such Reference Period and Restricted Payments in respect of such taxes, including U.S. federal, state, non-U.S., franchise, excise, value added, and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted, including any penalties and interest related to such taxes or arising from any tax examinations (and not added back) in computing Consolidated Net Income,

(iii) all amounts attributable to depreciation and amortization for such Reference Period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior Reference Period),

(iv) any extraordinary, unusual or non-recurring charges, expenses or losses for such Reference Period,

(v) any non-cash charges, expenses or losses (including any non-cash compensation, non-cash translation loss and non-cash expense relating to the vesting of warrants or unit awards),

(vi) restructuring costs, integration costs, retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, systems establishment costs, costs associated with office and facility openings, closings and consolidations, including any one-time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a public company, in each case for such Reference Period,

(vii) transaction fees and expenses and management and advisory fees and expenses and indemnities (in each case, paid or payable to the Sponsors or to any other financial sponsors),

(viii) the amount of any reasonably identifiable and factually supportable synergies, operating expense reductions and other operating improvements and cost savings certified by a Responsible Officer of Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 24 months following any acquisition of a business entity or properties or assets constituting a division or line of business thereof (including the commencement of activities constituting such business entity or division or line of business thereof), any disposition of a business entity or properties or assets constituting a division or line of business thereof (including the termination or discontinuance of activities constituting such business entity or division or line of business thereof), any operational change or any operational initiative (including, to the extent applicable, arising from the Transactions), net of the amount of any actual benefits realized during such Reference Period, and, in each case, calculated on a pro forma basis as though such synergies, operating expense reductions and other operating improvements and cost savings had been realized on the first day of such Reference Period, provided that the aggregate amount of the increase in Consolidated EBITDA made in reliance on this clause (viii) for any Reference Period shall not exceed 20% of Consolidated EBITDA for such Reference Period (calculated after giving effect to such increase made in reliance on this clause (viii)),

(ix) other accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to or incurred in connection with the Transactions, Investments, acquisitions, Restricted Payments, Dispositions or issuances, amendments or modifications of Indebtedness or Capital Stock or a Qualifying IPO (whether or not successful and including any transaction consummated before the Closing Date), in each case for such Reference Period,

(x) to the extent not already included in Consolidated Net Income, (A) any expenses and charges for such Reference Period that are reimbursed by indemnification or other similar provisions and (B) to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (I) not denied by the applicable carrier in writing within 180 days and (II) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption for such Reference Period,

(xi) letter of credit fees for such Reference Period,

(xii) minority interest expense for such Reference Period,

(xiii) (A) costs related to implementation of operational and reporting systems and technology initiatives and (B) straight line rent, in each case for such Reference Period,

(xiv) non-cash above/below market lease adjustments for such Reference Period,

(xv) the pro forma adjustments for such Reference Period as identified to, and agreed by, the Administrative Agent prior to the Closing Date,

(xvi) cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b)(i) below for any previous period and not added back, and

(xvii) any costs or expense incurred by Holdings or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with Cash proceeds contributed to the capital of Holdings or Borrower or net Cash proceeds of an issuance of Qualified Capital Stock of Holdings or Borrower solely to the extent that such net cash proceeds have been excluded from the calculation of the Cumulative Amount and the Excess Equity Amount (in each case, as provided in the definitions thereof),

(b) minus the sum of (without duplication and, in each case, solely to the extent increasing Consolidated Net Income for such Reference Period):

(i) any non-cash income or gains (other than any such non-cash gains (A) in respect of which cash was received in a prior Reference Period or will be received in a future Reference Period and (B) that represent the reversal of any accrual in a prior Reference Period for, or the reversal of any cash reserves established in a prior Reference Period for, anticipated cash charges), and

(ii) any non-recurring or extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such Reference Period, gains on the sales of assets outside of the ordinary course of business), all as determined on a consolidated basis, and

(iii) any cash payment made during such period with respect to any non-cash items added back in computing Consolidated EBITDA for any prior Reference Period pursuant to clause (a)(v) above, and

(c) plus or minus the sum of (without duplication and, in each case, solely to the extent reducing or increasing Consolidated Net Income for such Reference Period):

(i) any net gain or loss resulting in such period from currency translation gains or losses related to Indebtedness, intercompany balances, and other balance sheet items, plus or minus, as the case may be, and

(ii) any net gain or loss resulting in such period from obligations in respect of Swap Agreements, and the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging (ASC 815) (formerly Financing Accounting Standards Board Statement No. 133), and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP.

Notwithstanding the foregoing, Consolidated EBITDA shall be $15,294,000, $22,781,000, $17,338,000 and $22,165,000 for the fiscal quarters ended September 30, 2013, December 31, 2013, March 31, 2014 and June 30, 2014, respectively.

“Consolidated Interest Expense”: with respect to any Person for any period, the sum, without duplication, of:

(i) consolidated cash interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (b) capitalized interest to the extent paid in cash, and (c) net payments, if any, pursuant to obligations in respect of interest rate Swap Agreements with respect to Indebtedness, and excluding (1) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (2) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (3) any “additional interest” owing pursuant to a registration rights agreement, (4) non-cash interest expense attributable to a parent entity resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period, and (5) any non-cash expensing of bridge, commitment, and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period; less

(ii) cash interest income for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income”: for any Reference Period (or, for purposes of calculating the Cumulative Amount, for any fiscal quarter of Borrower, the net income (loss) of Borrower and the Restricted Subsidiaries for such Reference Period (or such fiscal quarter, as applicable), determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings (or any of its parent companies) during such period attributable to the operations of Borrower and its Restricted Subsidiaries as though such charge, tax or expense had been incurred by Borrower, to the extent that Borrower has made any payment pursuant to Section 9.5(e) to Holdings (or any of its parent companies)); provided that there shall be excluded (a) the income of any Person (other than Borrower) that is not a Restricted Subsidiary of Borrower, except to the extent of the amount of cash dividends or other cash distributions actually paid by such Person to Borrower or, subject to clauses (b) and (c) of this proviso, any of its Restricted Subsidiary during such period, (b) solely for the purposes of determining the Cumulative Amount, the income of, and any amounts referred to in clause (a) of this proviso paid to, any Restricted Subsidiary that is not a Loan Party to the extent that, on the date of determination, the declaration or payment of cash dividends or other cash distributions by such Restricted Subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions (i) have been legally and effectively waived, (ii) are imposed pursuant to this Agreement or other Loan Documents, the Second Lien Loan Documents, Permitted Debt Exchange Notes, Second Lien Permitted Debt Exchange Notes, Incremental Loans, Alternative Incremental Facility Debt, Alternative Incremental Second Lien Facility Debt, Refinancing Term Loan Indebtedness, Refinancing Revolving Commitments and the Refinancing Revolving Loans in respect thereof, Second Lien Refinancing Term Loan Indebtedness or Permitted Other Indebtedness, or (iii) arise pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by Borrower in good faith); provided that Consolidated Net Income of the referent Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to such Person or a Restricted Subsidiary in respect of such period, to the extent not already included therein, (c) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, (d) (i) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options units, restricted stock, or other rights to officers, directors, managers, or employees and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, (e) effects of adjustments (including the effects of such adjustments pushed down to Holdings and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification No. 805 — Business Combinations and No. 350 — Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, (f) losses and expenses with respect to liability or casualty events or business interruption, in each case to the extent covered by insurance or indemnification and actually reimbursed or so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (i) not denied by the applicable carrier or indemnifying party in writing within 365 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), (g) any after-tax effect of extraordinary, non-recurring, or unusual charges, expenses, gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance, relocation costs, curtailments, or modifications to pension and post-retirement employee benefits plans, start-up, transition, integration, and other restructuring and business optimization costs, charges, reserves, or expenses (including related to acquisitions after the Closing Date and to the start-up, closure, and/or consolidation of facilities), new product introductions, one-time compensation charges, shall be excluded, (h) any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed, or discontinued operations shall be excluded, (i) any fees, costs and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Restricted Payment, Investment, recapitalization, asset sale, issuance, or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date, the Transactions and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and (j) (a) any after-tax effect of any income (loss) from the early extinguishment of Indebtedness or obligations in respect of Swap Agreements or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and to obligations in respect of Swap Agreements pursuant to ASC 815 (or such successor provision), and (c) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded.

“Consolidated Total Assets”: as of any date, the total assets of Borrower and the Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Borrower as of such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Notice”: a Conversion/Continuation Notice substantially in the form of Exhibit J.

“Cumulative Amount”: at any time, an amount (which shall not be less than zero) equal to (a) the sum (without duplication) at such time of (i) $35,000,000 (less the amount of payments made pursuant to Section 9.5(k)(i) and Section 9.14(d)(i) prior to such time), (ii) so long as at the time of application of such amount, no Event of Default has occurred or is continuing or would result therefrom, 50% of Consolidated Net Income for all fiscal quarters of

Borrower for the period from the first day of the fiscal quarter of Borrower during which the Closing Date occurred and including the last day of the most recent fiscal quarter prior to such time for which financial statements are available (treated as one continuous accounting period), (iii) the sum of (A) the net Cash proceeds from any sale or issuance of Qualified Capital Stock of Holdings or Borrower (other than to Borrower or any Restricted Subsidiary) after the Closing Date and prior to such time and (B) the net Cash proceeds from any capital contribution received by Holdings or Borrower (other than from Borrower or any Restricted Subsidiary) after the Closing Date and prior to such time, in each case (x) to the extent such net Cash proceeds are received by Holdings or Borrower as Qualified Capital Stock, (y) such net Cash proceeds have been contributed to Borrower and (z) Borrower does not elect (in writing to the Administrative Agent on the date such sale, issuance or contribution is made) to exclude such net Cash proceeds from the calculation of the Cumulative Amount; provided that the net Cash proceeds from a Qualifying IPO shall only be included in this clause (iii) for purposes of prepaying Second Lien Term Loans or any Permitted Refinancing thereof, (iv) the aggregate principal amount of all Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Capital Stock) of Borrower or any of its Restricted Subsidiaries issued after the Closing Date (other than Indebtedness (including Disqualified Capital Stock) issued to Holdings, Borrower or any of its Restricted Subsidiaries) that has been exchanged for or converted into Qualified Capital Stock of Holdings or Borrower (or any direct or indirect parent company thereof), (v) the aggregate amount of Cash and the fair market value (as determined by a Responsible Officer of Borrower in good faith) of marketable securities or other property received by any Group Member since the Closing Date in the form of capital contributions from any Person (other than another Group Member) (provided that, in the case of any such amounts, securities or property received by Holdings, such amounts, securities or property have been contributed to Borrower), (vi) the aggregate amount of Cash and the fair market value (as determined by a Responsible Officer of Borrower in good faith) of property other than Cash received by any Group Member after the Closing Date from the sale of any Investments made in reliance on Section 9.10(p) (other than sales to any Group Member), (vii) the aggregate amount of returns, profits, distributions and similar amounts received by any Group Member in respect of Investments made in reliance on Section 9.10(p), (viii) in the event any Unrestricted Subsidiary is re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, any Group Member, the fair market value of the Investments of the Group Members in such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is re-designated as a Restricted Subsidiary or at the time of such merger, consolidation, amalgamation, transfer or liquidation (or of the assets transferred or conveyed, as applicable), as determined by a Responsible Officer of Borrower in good faith and (ix) the aggregate amount of Cash and the fair market value (as determined by a Responsible Officer of Borrower in good faith) of property other than Cash received by any Group Member after the Closing Date from the sale of any Capital Stock of an Unrestricted Subsidiary or, to the extent not otherwise included in Consolidated Net Income, any Cash dividends received by any Group Member after the Closing Date from any Unrestricted Subsidiary, and (x) the aggregate amount of Declined Proceeds, minus (b) the sum (without duplication) at such time of (i) investments, loans and advances previously made in reliance on Section 9.10(p), (ii) Restricted Payments previously made in reliance on Section 9.5(i) or Section 9.5(j)(ii), (iii) prepayments of Junior Indebtedness previously made in reliance on Section 9.14(c) or Section 9.14(d)(ii) and (iv) Permitted Acquisitions made in reliance on clause (b)(y) of the proviso to the definition of “Permitted Acquisition”.

“Cure Amount”: as defined in Section 10.3.

“Cure Right”: as defined in Section 10.3.

“Debt Exchange Manager”: Administrative Agent, any Lead Arranger or any other financial institution or advisor engaged by Borrower.

“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Declined Proceeds”: as defined in Section 5.2(f).

“Default”: any of the events specified in Section 10.1, whether or not any requirement for the giving of notice, the lapse of time, or both, in each case, as set forth in such section, has been satisfied.

“Defaulting Lender”: any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Default Rate”: as defined in Section 2.8(c).

“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by Borrower) of non-Cash consideration received by Borrower or any of its Restricted Subsidiaries in connection with a Disposition pursuant to Section 9.12(s) that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise Disposed of (but, in any event, not forgiven) in compliance with Section 9.12.

“Disposition”: as defined in the definition of “Asset Sale”.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), in whole or in part, (c) provides for the scheduled payments or dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date and except, in the case of clauses (a) and (b), if as a result of a change of control, initial public offering, Disposition or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control, initial public offering, Disposition or asset sale event are subject to the prior payment in full of all Loan Document Obligations; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution”: any (a) Person designated by Borrower or Sponsor, and accepted by the Administrative Agent, on or before July 28, 2014, (b)(x) competitor of Borrower and its Subsidiaries identified in writing by Borrower to Administrative Agent from time to time after the Closing Date by delivery of a notice thereof to Administrative Agent setting forth such Person or Persons (or the Person or Persons previously identified to Administrative Agent that are to be no longer considered “Disqualified Institutions”) and (y) with respect to clauses (a) and (b) above, an Affiliate of such Person to the extent such Affiliate is clearly identifiable on the basis of such Affiliate’s name or designated in writing by Borrower from time to time to the Administrative Agent and (c) any Excluded Affiliate. Notwithstanding the foregoing, no designation of any Person as a Disqualified Institution made pursuant to the foregoing shall have any retroactive effect to the extent any such party is already a Lender hereunder at the time of such designation.

“Disregarded Domestic Person”: any direct or indirect Domestic Subsidiary all of the material assets of which consist of (i) the equity or indebtedness of one or more Foreign Subsidiaries and/or other Disregarded Domestic Persons and (ii) an immaterial amount of Cash and Cash Equivalents.

“Distressed Person”: as defined in the definition of “Lender-Related Distress Event”.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary that is not a Foreign Subsidiary.

“Effective Yield”: as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining weighted average life to maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, structuring, ticking, or other fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “Eurodollar floor” or “Base Rate floor,” (a) to the extent that the Eurodollar Rate (with an Interest Period of three months) or ABR, as applicable (in each case, without giving effect to any floors in such definitions), on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the Eurodollar Rate (with an Interest Period of three months) or ABR, as applicable (in each case, without giving effect to any floors in such definitions), on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, (including administrative oversight costs, natural resource damages, monitoring and remediation costs and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, including those arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, recycling, disposal (or arrangement for such activities) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes relating to Section 412 of the Code).

“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA, applicable to such Pension Plan), whether or not waived; (d) the filing of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure by any Group Member or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is in “at risk” status (within the meaning of Title IV of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any

ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability on it or a determination that a Multiemployer Plan is Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (such applicable rate being called the “LIBO Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If no LIBO Screen Rate shall be available for a particular Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Eurodollar Base Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the Eurodollar Base Rate, determined as provided above, would otherwise be less than zero, then the Eurodollar Base Rate shall be deemed to be zero for all purposes.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

Notwithstanding the foregoing, in the case of Initial Term Loans, the applicable Eurodollar Rate shall at no time be less than 1.00%.

“Event of Default”: any of the events specified in Section 10.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied without cure or waiver.

“Excess Equity Amount”: at any time, an amount (which shall not be less than zero) equal to (a) the sum (without duplication) of (i) the net Cash proceeds from any sale or issuance of Qualified Capital Stock of Holdings or Borrower (other than to any Restricted Subsidiary of Holdings) after the Closing Date and prior to such time and (ii) the net Cash proceeds from any capital contribution received by Holdings or Borrower (other than from any Restricted Subsidiary of Holdings) after the Closing Date and prior to such time, in each case to the extent (x) such net Cash proceeds are received by Holdings or Borrower as Qualified Capital Stock, (y) such net Cash proceeds have been contributed to Borrower and (z) Borrower elects (in writing to the Administrative Agent on the date such sale, issuance or contribution is made) to exclude such net Cash proceeds from the calculation of the Cumulative Amount and has not elected (in writing to the Administrative Agent on the date such sale, issuance or contribution is made) to exclude such net Cash proceeds from the calculation of Excess Equity Amount, minus (b) the sum (without duplication) of (i) the aggregate principal amount of Indebtedness issued in reliance on Section 9.2(p) that is outstanding at such time, (ii) the aggregate amount of Restricted Payments made in reliance on Section 9.5(d) prior to such time, (iii) the aggregate amount of Investments made in reliance on Section 9.10(n) prior to such time (less the aggregate amount of returns, profits, distributions and similar amounts received by any Group Member in respect of Investments made in reliance on Section 9.10(n)) and (iv) the aggregate amount of payments in respect of Junior Indebtedness made in reliance on Section 9.14(e) prior to such time.

“Excluded Affiliate”: with respect to any Person, any Affiliate of such Person that is engaged as a principal primarily in private equity, mezzanine financing or venture capital.

“Excluded Property”: (a) any real property (x) that does not constitute Material Real Property, (y) that is described on Schedule 1.1D or (z) that is located outside the United States (it being agreed that Borrower shall not be required to seek any landlord waivers, estoppels, warehouseman’s waivers, collateral access letters or similar agreements); (b) motor vehicles, airplanes and other assets subject to certificates of title, letter of credit rights (except to the extent constituting supporting obligations in respect of the Collateral which can be perfected by the filing of a UCC Financing Statement) and commercial tort claims with a value of less than $5,000,000; (c) equity interests of any Foreign Subsidiary or Disregarded Domestic Person (other than 65% of the outstanding voting equity interests (and 100% of the non-voting equity interests) of any first-tier Foreign Subsidiary or Disregarded Domestic Person); (d) (i) any governmental licenses or state or local franchises, charters or authorizations to the extent a security interest therein is prohibited or restricted by applicable law, (ii) pledges and security interests prohibited or restricted by applicable law (it being agreed that Borrower shall not be required to obtain the consent of any Governmental Authority or third party, including to comply with the Federal Assignment of Claims Act or similar statute), and (iii) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than any Group Member), in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (in each case for so long as such prohibition remains in effect), other than receivables and proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (f) interests in joint ventures and Subsidiaries that are not Wholly-Owned by Holdings; (g) any assets to the extent a security interest in such assets could result in adverse tax consequences (as reasonably determined by Borrower); (h) those assets as to which the Administrative Agent, in consultation with Borrower, reasonably determines that the burden or cost of obtaining such a security interest or perfection thereof outweighs the benefit to the Lenders of the security to be afforded thereby; (i) margin stock and Capital Stock and assets of Unrestricted Subsidiaries, captive insurance Subsidiaries, not-for-profit Subsidiaries, Subsidiaries that are special purpose entities and Immaterial Subsidiaries; (j) any United States trademark or service mark application filed on the basis of a Loan Party’s intent-to-use such mark (in each case, unless and until evidence of the use of such trademark or service mark in interstate commerce is submitted to, and accepted by, the United States Patent and Trademark Office), but only if and to the extent that the granting of a security interest in such application would result in the invalidation of such application or any resulting registration; provided, that, to the extent such application is excluded from the Collateral, then upon the submission of evidence of use of such trademark or service mark to, and acceptance thereof by, the United States Patent and Trademark Office, such trademark or service mark application shall automatically be included in the Collateral, without further action on any party’s part; (k) any assets located outside the United States or assets that require action under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia to create or perfect a security interest in such assets, including any Intellectual Property registered in any jurisdiction other than the United States, any State thereof or the District of Columbia; and (l) assets requiring perfection by control agreement or otherwise by “control”, other than, to the extent required by the Loan Documents, the delivery of certificated Capital Stock to the Administrative Agent.

“Excluded Subsidiaries”: (a) any Domestic Subsidiary that is prohibited by law, regulation or by any Contractual Obligation existing on the Closing Date or on the date such Subsidiary is acquired (so long as such prohibition is not created in contemplation of such acquisition) from providing a Guarantee Obligation in respect of the Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guarantee Obligation (unless such consent, approval, license or authorization has already been obtained (it being understood and agreed that Borrower shall have no obligation to seek such consent, approval, license or authorization)) or where the provision of such guaranty could result in adverse tax consequences as reasonably determined by Borrower, (b) any Subsidiary that is a Disregarded Domestic Person, (c) any Domestic Subsidiary that is a direct or indirect Subsidiary of a direct or indirect Foreign Subsidiary, (d) any Immaterial Subsidiary, (e) any Subsidiary to the extent that the burden or cost of incurring a Guarantee Obligation in respect of the Obligations outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent, in consultation with Borrower, (f) any Unrestricted Subsidiary, (g) any captive insurance Subsidiary, (h) any not-for-profit Subsidiary, (i) any Subsidiary that is a special purpose entity, (j) any Foreign Subsidiary, (k) any Subsidiary acquired pursuant to a Permitted Acquisition that is an obligor under any secured Indebtedness permitted under Section 9.2, and any Subsidiary thereof that provides a Guarantee Obligation with respect to such Indebtedness, to the extent such Indebtedness prohibits such Subsidiary from providing a Guarantee Obligation in respect of the Obligations and such Indebtedness was not incurred (or such prohibition was not created) in contemplation of such acquisition or (l) solely in respect of Excluded Swap Obligations, any Excluded Swap Guarantor.

“Excluded Swap Guarantor”: any Guarantor all or a portion of whose Guarantee Obligation of, or grant of a security interest to secure, any Secured Swap Obligation (or any Guarantee Obligation thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Swap Obligations”: with respect to any Guarantor, any Secured Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Secured Swap Obligation (or any Guarantee Obligation thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.4(e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Class”: any Existing Term Loan Class and any Existing Revolving Credit Class.

“Existing Indebtedness”: (a) the Loan Agreement between IHFC Properties, LLC, and Starwood Property Mortgage L.L.C., dated as of June 23, 2011, as heretofore amended, restated, amended and restated, supplemented or otherwise modified; (b) the Loan Agreement among Showplace AC 1, LLC, Showplace AC II, LLC, Showplace AC III, LLC, Showplace AC IV, LLC, Showplace AC V, LLC and Showplace AC VI, LLC, each a Delaware limited liability company, and U.S. Bank National Association, as Trustee for the Registered Certificateholders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2006-GG6, dated as of October 7, 2005, as heretofore amended, restated, amended and restated, supplemented or otherwise modified; (c) the Amended and Restated Loan and Security Agreement among Market Square AC I, LLC, Market Square AC II, LLC, Market Square AC III, LLC, Market Square AC IV, LLC and Market Square AC V, LLC, and U.S. Bank National Association, as Trustee for the Registered Holders of the Commercial Mortgage Pass-Through Certificates, CD 2006-CD3 Mortgage Trust, dated as of March 31, 2011, as heretofore amended, restated, amended and restated, supplemented or otherwise modified; (d) the Loan Agreement between WMCV Phase 1, LLC, a Delaware limited liability company, and U.S. Bank National Association, as Trustee for the Registered Certificateholders of Bear Stearns Commercial Mortgage Securities II Inc., Commercial Mortgage Pass-Through Certificates, Series 2005-PWR10, dated as of June 8, 2005, as heretofore amended, restated, amended and restated, supplemented or otherwise modified; and (e) the Loan Agreement between WMCV Phase 2, LLC, a Delaware limited liability company, and U.S. Bank National Association, as Trustee for the Registered Certificateholders of Bear Stearns Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-PWR15, dated as of June 8, 2005, as heretofore amended, restated, amended and restated, supplemented or otherwise modified.

“Existing Revolving Credit Class”: as defined in Section 2.14(h)(ii).

“Existing Revolving Credit Commitment”: as defined in Section 2.14(h)(ii).

“Existing Revolving Credit Loans”: as defined in Section 2.14(h)(ii).

“Existing Term Loan Class”: as defined in Section 2.14(h)(i).

“Extended Revolving Credit Commitments”: as defined in Section 2.14(h)(ii).

“Extended Revolving Credit Loan Repayment Amount”: as defined in Section 2.5(c).

“Extended Revolving Credit Loans”: as defined in Section 2.14(h)(ii).

“Extended Revolving Credit Repayment Date”: as defined in Section 2.5(c).

“Extended Revolving Loan Maturity Date”: the date on which any tranche of Extended Revolving Credit Loans matures.

“Extended Term Loans”: as defined in Section 2.14(h)(i).

“Extending Lender”: as defined in Section 2.14(h)(iii).

“Extension Amendment”: as defined in Section 2.14(h)(iv).

“Extension Date”: as defined in Section 2.14(h)(v).

“Extension Election”: as defined in Section 2.14(h)(iii).

“Extension Request”: a Term Loan Extension Request or a Revolving Credit Extension Request, as applicable.

“Extension Series”: all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreements with respect thereto.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fees”: all amounts payable pursuant to, or referred to in, Section 4.1.

“Financial Officer”: as to any Person, the chief financing officer, principal accounting officer, treasurer or controller of such Person.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“First Lien Net Leverage Ratio”: as of the last day of any Reference Period, the ratio of (a)(i) Total Funded Secured Debt (but excluding any such Total Funded Secured Debt that is secured on a junior basis to the Obligations) on such day minus (ii) Unrestricted Cash in excess of $10,000,000 on such day to (b) Consolidated EBITDA for such Reference Period.

“Foreign Prepayment Event”: as defined in Section 5.2(a)(iv).

“Foreign Subsidiary”: any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fronting Exposure”: at any time there is a Defaulting Lender, with respect to any Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee”: as defined in Section 4.1(d).

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governing Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Borrower and the Restricted Subsidiaries.

“Guarantee”: the First Lien Guarantee to be executed and delivered by Holdings and the Loan Parties on the Closing Date, substantially in the form of Exhibit C.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guarantors”: collectively, Holdings and the Subsidiary Guarantors.

“Holdings”: as defined in the preamble hereto.

“Immaterial Subsidiary”: any Restricted Subsidiary that, as of the last day of the fiscal quarter of Borrower most recently ended, (a) did not have assets with a value in excess of 2.50% of the Consolidated Total Assets or revenues representing in excess of 2.50% of total revenues of Borrower and the Restricted Subsidiaries on a consolidated basis as of such date and (b) when taken together with all other Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 7.50% of the Consolidated Total Assets or revenues representing in excess of 7.50% of total revenues of Borrower and the Restricted Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary that is designated as an Excluded Subsidiary as of the Closing Date shall be set forth in Schedule 1.1B.

“Impacted Loans”: as defined in Section 2.10(a).

“Increased Amount Date”: as defined in Section 2.14(a).

“Incremental Facility”: New Term Loans, Incremental Revolving Credit Commitments and the Incremental Loans made in respect thereof and/or Alternative Incremental Facility Debt, as the context may require.

“Incremental Loans”: as defined in Section 2.14(c).

“Incremental Revolving Credit Commitments”: as defined in Section 2.14(a).

“Incremental Revolving Credit Loans”: Additional Revolving Credit Loans and/or New Revolving Credit Loans, as the context may require.

“Incremental Revolving Loan Lender”: an Additional Revolving Loan Lender and/or a New Revolving Loan Lender, as the context may require.

“Incremental Second Lien Loans”: “New Term Loans” as defined in the Second Lien Credit Agreement in effect as of the date hereof, and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted hereunder.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (other than customary reservations or retentions of title under agreements entered into in the ordinary cause of business), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation preference or maximum fixed repurchase price, as the case may be, of all Disqualified Capital Stock of such Person, (h) net obligations of such Person in respect of Swap Agreements, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, and (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation which amount shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by Borrower in good faith. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding the foregoing, Indebtedness shall not include (i) deferred compensation arrangements and customary obligations under employment agreements, (ii) earn-out obligations until matured or earned or (iii) non-compete or consulting obligations incurred in connection with acquisitions permitted under this Agreement.

“Indemnified Liabilities”: as defined in Section 12.5.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: as defined in Section 12.5.

“Initial Revolving Credit Commitment”: as defined in the definition of “Revolving Credit Commitment”.

“Initial Term Loan”: as defined in Section 2.1(a).

“Initial Term Loan Commitment”: in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1A as such Lender’s Initial Term Loan Commitment. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $405,000,000.

“Initial Term Loan Lender”: a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Repayment Amount”: as defined in Section 2.5(b).

“Initial Term Loan Repayment Date”: as defined in Section 2.5(b).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, and intellectual property in technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: the Intercompany Note in the form attached hereto as Exhibit K.

“Intercreditor Agreement”: the Closing Date Intercreditor Agreement and/or Parity Intercreditor Agreement, as applicable.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, if agreed to by all Lenders of the Class participating therein and the Administrative Agent, such other period that is twelve months or less) thereafter, as selected by Borrower in its Notice of Borrowing or Conversion/Continuation Notice, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or, if agreed to by all Lenders of the Class participating therein and the Administrative Agent, such other period that is twelve months or less) thereafter, as selected by Borrower by irrevocable notice to the Administrative Agent not later than 12:00 p.m., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Screen Rate”: with respect to any Eurodollar Loan for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than such Interest Period and (b) the applicable LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Investment”: (a) any purchase or other acquisition for value by Borrower or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Capital Stock of any other Person (other than Borrower or a Subsidiary Guarantor); (b) any purchase or other acquisition for value by Borrower or any of its Restricted Subsidiaries from any Person (other than Borrower or any Subsidiary Guarantor) of all or a substantial portion of the business, property or fixed assets of such Person or any division or line of business or other business unit of such Person; (c) any loan, advance or capital contributions by Borrower or any of its Restricted Subsidiaries to, or Guarantee Obligations with respect to any obligations of, any other Person (other than Borrower or any Subsidiary Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) all investments consisting of any exchange traded or over the counter derivative transaction, including any Swap Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (a), (b), (c) and (d) shall be the original cost of such Investment plus the cost of all additions thereto, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received by Borrower or any of its Restricted Subsidiaries in respect of such Investment (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the fair market value of such consideration (as determined by Borrower in good faith)). In the event that any Investment is made by Borrower or any of its Restricted Subsidiaries in any Person through substantially concurrent interim transfers of any amount through any other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 9.10.

“Issuer Documents”: with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement, or instrument entered into by the applicable Letter of Credit Issuer and Borrower or in favor of such Letter of Credit Issuer and relating to such Letter of Credit.

“Joinder Agreement”: as defined in Section 2.14(a).

“Joint Venture”: a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Junior Indebtedness”: (a) any Indebtedness incurred under the Second Lien Loan Documents, any Alternative Incremental Second Lien Facility Debt and any Permitted Refinancing of any of the foregoing that is secured by the Collateral on a junior basis to the Obligations and (b) any Indebtedness of any Group Member that is by its terms subordinated in right of payment to the Obligations (in each case, excluding intercompany indebtedness).

“Latest Maturity Date”: at any time, the latest of the Maturity Dates in respect of the Classes of Loans and Commitments that are outstanding at such time.

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Maturity Date”: the date that is five Business Days prior to the Revolving Loan Maturity Date; provided that the L/C Maturity Date may be extended beyond such date with the consent of the applicable Letter of Credit Issuer.

“L/C Obligations”: on any date of determination, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant”: as defined in Section 3.3(a).

“L/C Participation”: as defined in Section 3.3(a).

“Lead Arrangers”: the collective reference to J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Wells Fargo Securities LLC, Barclays Bank PLC and Credit Suisse Securities (USA) LLC, in their respective capacities as joint lead arrangers and joint bookrunners for the credit facilities under this Agreement.

“Lender”: each Person that, at any time, holds a Loan or a Commitment hereunder.

“Lender Default”: (a) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) the failure of any Lender to pay over to the Administrative Agent, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender has notified Borrower or the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement, has made a public statement to that effect with respect to its funding obligations under this Agreement or the Second Lien Credit Agreement or has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (d) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent and Borrower that it will comply with its funding obligations under this Agreement or (e) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event”: with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or the appointment of a custodian, conservator, receiver, or similar official for such Distressed Person or any substantial part of such Distressed Person’s assets, or the subjection of such Distressed Person, or any Person that directly or indirectly controls such Distressed Person, to a forced liquidation, or the making by such Distressed Person of a general assignment for the benefit of creditors, or the adjudication or determination by any Governmental Authority having regulatory authority over such Distressed Person or its assets, of its insolvency or bankruptcy; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Letter of Credit”: each letter of credit issued pursuant to Section 3.

“Letter of Credit Commitment”: $10,000,000, as the same may be reduced from time to time pursuant to Section 3 or increased pursuant to Section 2.14.

“Letter of Credit Expiration Date”: the day that is five Business Days prior to the Revolving Loan Maturity Date.

“Letter of Credit Exposure”: with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the applicable Letter of Credit Issuer pursuant to Section 3.3 at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Letter of Credit Issuer pursuant to Section 3.3).

“Letter of Credit Fee” as defined in Section 4.1(b).

“Letter of Credit Issuer”: each of (a) JPMorgan Chase Bank, N.A. and Deutsche Bank AG New York Branch, (b) any other Lender designated as a Letter of Credit Issuer by Borrower with the written consent of Administrative Agent (which shall not be unreasonably withheld or delayed) and such Lender, (c) any of their respective Affiliates or branches reasonably acceptable to Borrower and (d) any replacement, additional issuer or successor appointed pursuant to Section 3.6. References herein and in the other Loan Documents to the “Letter of Credit Issuer” shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request”: a notice executed and delivered by Borrower pursuant to Section 3.2, and substantially in the form of Exhibit M or another form acceptable to the applicable Letter of Credit Issuer in its reasonable discretion.

“Letters of Credit Outstanding”: at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings.

“LIBO Screen Rate”: has the meaning assigned to such term in the definition of “Eurodollar Base Rate”.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Document Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, each payment required to be made by Borrower under this Agreement in respect of any Letter of Credit and all other obligations and liabilities of Holdings, any Loan Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Lead Arranger, the Administrative Agent, any Letter of Credit Issuer or any Lender that are required to be paid by Holdings or any Loan Party pursuant hereto) or otherwise.

“Loan Documents”: the collective reference to this Agreement, the Collateral Documents, the Notes, any Refinancing Amendment, any Extension Amendment, any Intercreditor Agreement, any Joinder Agreement and any agreement designating a Lender as a Letter of Credit Issuer, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the collective reference to Borrower and the Subsidiary Guarantors.

“Majority in Interest”: when used in reference to Lenders holding Loans or Commitments of any Class, at any time, (a) in the case of the Revolving Credit Lenders, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposure and the unused aggregate Revolving Credit Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders (other than Defaulting Lenders) holding outstanding Term Loans of such Class representing more than 50% of the aggregate principal amount of all Term Loans of such Class outstanding at such time.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, financial condition or results of operations of Holdings, the Loan Parties and their respective Restricted Subsidiaries, taken as a whole, or (b) the material rights and remedies (taken as a whole) of the Administrative Agent, the Letter of Credit Issuers or the Lenders (taken as a whole) hereunder or under the other Loan Documents.

“Material Real Property”: any parcel of real property and improvements thereto (a) owned in fee simple by a Loan Party or (b) subject to a ground lease under which a Loan Party is tenant, in each case, which has a fair market value (estimated in good faith by Borrower or such other Loan Party) in excess of $5,000,000 as of the time such property is acquired or leased (or, if such property is owned or leased by a Person at the time it becomes a Loan Party pursuant to Section 5.11, as of such date).

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any other substances, materials or wastes defined in or regulated under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: the applicable Term Loan Maturity Date or Revolving Loan Maturity Date.

“Maximum Incremental Facilities Amount”: at any date of determination, the sum of (a) the aggregate amount of (x) all voluntary prepayments of Term Loans and Second Lien Term Loans (including purchases of such Term Loans and Second Lien Term Loans by Borrower at or below par, in which case the amount of voluntary prepayments of such Term Loans or Second Lien Term Loans shall be deemed not to exceed the actual purchase price thereof), in each case, other than from proceeds of any Refinancing Indebtedness (less the aggregate principal amount of any Second Lien Incremental Facilities then outstanding based upon clause (a)(x) of the definition of “Maximum Incremental Facilities Amount” in the Second Lien Credit Agreement as in effect as of the Closing Date) and (y) all permanent voluntary reductions of the Revolving Credit Commitments and (b) the maximum amount of Indebtedness (not less than $0) that can be incurred without causing (i) if such Incremental Facility is secured on a pari passu basis with the Initial Term Loans and the Revolving Credit Loans, after giving effect to the incurrence thereof (which shall assume that any Incremental Revolving Credit Commitments established at such time are fully drawn) and the use of proceeds thereof, on a pro forma basis (which shall give effect to any repayment of Indebtedness with the proceeds of any Incremental Facility incurred pursuant to this clause (b) and which shall exclude any proceeds from such Incremental Facilities for purposes of netting cash in connection with the calculation of any ratio), the First Lien Net Leverage Ratio to exceed 5.00 to 1.00 and (ii) if such Incremental Facility is secured on a junior basis to the Initial Term Loans and the Revolving Credit Loans, after giving effect to the incurrence thereof (which shall assume that any Incremental Revolving Credit Commitments established at such time are fully drawn) and the use of proceeds thereof, on a pro forma basis (which shall give effect to any repayment of Indebtedness with the proceeds of any Incremental Facility incurred pursuant to this clause (b)

and which shall exclude any proceeds from such Incremental Facilities for purposes of netting cash in connection with the calculation of any ratio), the Senior Secured Net Leverage Ratio to exceed 6.75 to 1.00, and (iii) if such Incremental Facility is unsecured, after giving effect to the incurrence thereof (which shall assume that any Incremental Revolving Credit Commitments established at such time are fully drawn) and the use of proceeds thereof, on a pro forma basis (which shall give effect to any repayment of Indebtedness with the proceeds of any Incremental Facility incurred pursuant to this clause (b) and which shall exclude any proceeds from such Incremental Facilities for purposes of netting cash in connection with the calculation of any ratio), the Total Net Leverage Ratio to exceed 7.00 to 1.00. Borrower shall be deemed to have used amounts under clause (b) above (to the extent compliant therewith) prior to utilization of amounts under clause (a) above, and Incremental Loans may be incurred under clauses (a) and (b) above, and proceeds from any incurrence under clauses (a) and (b) above may be utilized, in a single transaction by first calculating the incurrence under clause (b) above and then calculating the incurrence under clause (a) above.

“Maximum Rate”: as defined in Section 12.14.

“Minimum Borrowing Amount”: with respect to a Borrowing of Eurodollar Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (ii) with respect to a Borrowing of ABR Loans $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).

“Minimum Collateral Amount”: at any time, (a) with respect to Cash Collateral consisting of Cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of each Letter of Credit Issuer with respect to Letters of Credit issued by it and outstanding at such time and (b) with respect to Cash Collateral consisting of Cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i) or (a)(ii), an amount equal to 102% of the outstanding amount of all L/C Obligations.

“Minimum Tender Condition”: as defined in Section 2.14(k).

“Moody’s”: Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgaged Properties”: the Real Properties owned in fee by the Loan Parties on the Closing Date that are set forth on Schedule 1.1C and each additional Material Real Property encumbered by a Mortgage pursuant to Section 8.10.

“Mortgages”: collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, in the form to be agreed to by the Administrative Agent and Borrower, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Group Member or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.

“Net Asset Sale Proceeds”: with respect to any Asset Sale, an amount equal to: (a) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower or any of its Restricted Subsidiaries from such Asset Sale, minus (b) the sum of (without duplication) (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien on the asset subject to such Asset Sale and that is required to be repaid in connection with such Asset Sale (other than Indebtedness under the Loan Documents), (iii) in the case of any Asset Sale by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Asset Sale Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of Borrower or a Wholly-Owned Restricted Subsidiary as a result thereof, (iv) Taxes paid or reasonably estimated to be payable as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities, including any funded escrow to secure any indemnification obligations or sale price adjustments (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by Borrower or any of its Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Asset Sale Proceeds of such Asset Sale occurring on the date of such reduction; provided, however, that (x) no net cash proceeds calculated in accordance with the foregoing (other than net cash proceeds from an Asset Sale of any Real Estate Collateral Property) realized in a single transaction or series of related transactions shall constitute Net Asset Sale Proceeds until such net cash proceeds shall exceed $5,000,000 (and, for the avoidance of doubt, only net cash proceeds in excess of such amount shall constitute Net Asset Sale Proceeds) and (y) no net cash proceeds calculated in accordance with the foregoing (other than net cash proceeds from an Asset Sale of any Real Estate Collateral Property) shall constitute Net Asset Sale Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $10,000,000 (and, for the avoidance of doubt, only net cash proceeds in excess of such amount shall constitute Net Asset Sale Proceeds).

“Net Cash Proceeds”: as defined in Section 5.2(a)(iv).

“Net Insurance/Condemnation Proceeds”: an amount equal to: (a) any Cash payments or proceeds received by Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) the sum (without duplication) of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien on the asset subject to such event described in clause (a)(i) or (a)(ii) above and that is required to be repaid (and is timely repaid) in connection with such event (other than Indebtedness under the Loan Documents), (iii) in the case of a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Insurance/Condemnation Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iv) Taxes paid or reasonably estimated to be payable as a result thereof, and (vi) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by Borrower or any of the Subsidiaries; provided, however, that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Insurance/Condemnation Proceeds until such net cash proceeds shall exceed $5,000,000 (and, for the avoidance of doubt, only net cash proceeds in excess of such amount shall constitute Net Insurance/Condemnation Proceeds) and (y) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Insurance/Condemnation Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $10,000,000 (and, for the avoidance of doubt, only net cash proceeds in excess of such amount shall constitute Net Insurance/Condemnation Proceeds).

“New Loan Commitments”: as defined in Section 2.14(a).

“New Revolving Credit Commitments”: as defined in Section 2.14(a).

“New Revolving Credit Loan”: a Loan made under a New Revolving Credit Commitment.

“New Revolving Loan Lender”: a Lender with a New Revolving Credit Commitment.

“New Revolving Loan Repayment Amount”: as defined in Section 2.5(c).

“New Term Loan”: as defined in Section 2.14(c).

“New Term Loan Commitments”: as defined in Section 2.14(a).

“New Term Loan Lender”: as defined in Section 2.14(c).

“New Term Loan Repayment Amount”: as defined in Section 2.5(c).

“Non-Bank Tax Certificate”: as defined in Section 5(e)(ii)(B)(3).

“Non-Consenting Lender”: as defined in Section 2.15(b).

“Non-Defaulting Lender”: each Lender other than a Defaulting Lender.

“Non-Extension Notice Date”: as defined in Section 3.2(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Borrowing”: as defined in Section 2.3(a).

“Oaktree”: Oaktree Capital Management and/or its Affiliates that are controlled, directly or indirectly, by Oaktree Capital Management (including, as applicable, related funds, but not including any portfolio company of any of the foregoing).

“Obligations”: the collective reference to (a) the Loan Document Obligations, (b) the Secured Swap Obligations and (c) the Secured Cash Management Obligations.

“OFAC”: the U.S. Department of the Treasury Office of Foreign Assets Control.

“Operating Forecast”: with respect to any Person and any period, a reasonably detailed consolidated operating forecast for such Person and its consolidated Restricted Subsidiaries for such period (including a projected consolidated balance sheet of such Person and its consolidated Restricted Subsidiaries as of the end of such period, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto).

“Organizational Restriction”: as defined in Section 5.2(a)(vi).

“Original Revolving Credit Commitments”: all Revolving Credit Commitments, and Extended Revolving Credit Commitments related thereto.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Overnight Rate”: for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent”: International Market Centers, LP, a Delaware limited partnership.

“Parity Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and Borrower, which agreement shall provide, inter alia, that the Liens on the Collateral securing one or more classes of Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations.

“Participant”: as defined in Section 12.6(c).

“Participant Register”: as defined in Section 12.6(c).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition”: any acquisition, whether by purchase, merger, amalgamation, consolidation or otherwise, of (x) all or substantially all of the assets of any Person, or a business line or unit or a division of any Person, or any parcel of real property and improvements thereto, (y) the Capital Stock of any Person such that such Person becomes a Restricted Subsidiary and (z) additional Capital Stock of any Restricted Subsidiary not then held by Borrower or a Restricted Subsidiary; provided,

(a) on the date the agreement for such acquisition is executed, no Event of Default under Section 10.1(a) or (f) shall have occurred and be continuing or would result therefrom; and

(b) the aggregate purchase price paid or funded by the Loan Parties (excluding the amount of the purchase price paid for by the issuance of Capital Stock of Holdings or Borrower) in connection with acquisitions of (i) the Capital Stock of a Person that is not required to become a Loan Party in accordance with Section 8.10 or (ii) assets that will be held by a non-Loan Party, shall not exceed the sum of (x) the greater of (A) $20,000,000 and (B) 25% of Consolidated EBITDA (on a pro forma basis) for the most recently ended Reference Period and (y) the Cumulative Amount immediately prior to the making of such acquisition.

“Permitted Debt Exchange” : as defined in Section 2.14(j).

“Permitted Debt Exchange Notes” : as defined in Section 2.14(j).

“Permitted Debt Exchange Offer”: as defined in Section 2.14(j).

“Permitted Holders” means, collectively, (a) the Sponsors, (b) the officers, directors, and other members of senior management of Holdings who, on the Closing Date, beneficially own or have the right to acquire, directly or indirectly, Capital Stock of Holdings and (c) any existing equity holder of Holdings rolled over or invested in Holdings on the Closing Date.

“Permitted Other Indebtedness”: subordinated or senior Indebtedness (which Indebtedness may (i) be unsecured, (ii) have the same lien priority as the Loan Document Obligations or (iii) be secured by a Lien ranking junior to the Lien securing the Loan Document Obligations), in each case issued or incurred by Borrower or any Subsidiary Guarantor; provided that (a) such Indebtedness (x) does not mature or have scheduled amortization or payments of principal prior to the Maturity Date of the Initial Term Loans at the time such Indebtedness is incurred (except, in each case, upon an event of default, a change in control, an event of loss or an asset disposition or “applicable high yield discount obligation” payments) or (y) have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Initial Term Loans at the time such Indebtedness is incurred (other than to the extent of nominal amortization for periods where amortization has been reduced as a result of prepayment), (b) the covenants and other provisions of such Indebtedness are not materially more restrictive (as determined in good faith by the Borrower taken as a whole) than those applicable to the Initial Term Loans (unless (x) such covenants and/or other provisions are applicable only to periods after the Latest Maturity Date at the time of such incurrence, (y) the Initial Term Loan Lenders shall also receive the benefit of such more restrictive terms or (z) are reasonably satisfactory to the Administrative Agent), (c) such Indebtedness is not guaranteed by any Subsidiaries of Borrower other than the Loan Parties, (d) if such Indebtedness is secured, it is not secured by any property or assets of Holdings, Borrower or any Subsidiary of Borrower other than the Collateral and (e) if such Indebtedness is secured, a trustee or note agent acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement.

“Permitted Other Provision”: as defined in Section 2.14(h)(i).

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) of the modifying, refinancing, replacing, refunding, renewing or extending Indebtedness (the “Refinancing Indebtedness”) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended (the “Refinanced Debt”) except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, replacement, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder unless at the time such Refinancing Indebtedness is incurred, such additional Indebtedness and Liens are otherwise permitted under Section 9.2 or 9.3, as applicable, and use basket availability thereunder; (b) the Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt (other than to the extent of nominal amortization for periods where amortization has been reduced as a result of prepayment); (c) if the Refinanced Debt is subordinated in any respect to the Loan Document Obligations, (i) to the extent the Refinanced

Debt is subordinated in right of payment to the Loan Document Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Refinanced Debt, and (ii) to the extent Liens securing such Refinanced Debt are subordinated to Liens securing the Loan Document Obligations, the Liens, if any, securing such Refinancing Indebtedness are subordinated to the Liens securing the Loan Document Obligations pursuant to the Closing Date Intercreditor Agreement (and the Closing Date Intercreditor Agreement may be amended in a manner reasonably acceptable to the Administrative Agent to provide for such Liens to be subordinated to the Liens securing the Loan Document Obligations on a basis consistent with the Closing Date Intercreditor Agreement prior to such modification, refinancing, refunding, renewal or extension); (d) the other material terms taken as a whole, of any Refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are market terms (as reasonably determined by Borrower) at the time of issuance or incurrence or not materially less favorable (taken as a whole) into the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Refinanced Debt; and (e) the direct or any contingent obligor on the Refinanced Debt is not changed as a result of or in connection with such modification, refinancing, refunding, renewal or extension (it being understood and agreed that any contingent or direct obligor may be released in connection thereon).

“Permitted Refinancing Notes”: any Indebtedness incurred by Borrower (which may be guaranteed by Holdings or any Loan Party) in the form of senior secured notes that are secured on a pari passu basis with the Loan Document Obligations (but without regard to the control of remedies), secured Indebtedness in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans or unsecured or subordinated Indebtedness in the form of one or more series of unsecured or subordinated notes or loans; provided that (a) such Indebtedness constitutes Refinancing Term Loan Indebtedness, (b) if secured, such Indebtedness shall be (x) secured by the Collateral on a pari passu basis or on a second lien (or other junior priority) basis with the Obligations and shall not be secured by any property or assets of Holdings, Borrower or any Subsidiary of Borrower other than the Collateral, and (y) subject to an Intercreditor Agreement, (c) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal or have mandatory redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default or in respect of “applicable high yield discount obligation” payments) that would result in redemptions of such Indebtedness prior to the maturity date of such Refinanced Debt, and (d) such Indebtedness is not guaranteed by any Subsidiary that is not a Loan Party.

“Permitted Reorganization”: any reorganization and activities related to tax planning, in each case with respect to and involving the Group Members, so long as, after giving effect thereto, the Lien granted to the Administrative Agent, for the benefit of the Secured Parties, in the Collateral is not materially impaired.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: other than any Multiemployer Plan, any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or, solely with respect to such a Plan subject to Title IV of ERISA or Section 412 of the Code, any ERISA Affiliate, is an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 8.2.

“Pledge Agreement”: the First Lien Pledge Agreement to be executed and delivered by the Loan Parties on the Closing Date, substantially in the form of Exhibit B.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Private Lenders”: Lenders that wish to receive Private-Side Information.

“Private-Side Information”: any information with respect to Holdings and its Subsidiaries that is not Public-Side Information.

“pro forma basis” or “pro forma effect”: with respect to the calculation of the financial covenant set forth in Section 9.1 or any other calculations hereunder or otherwise for purposes of determining the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio or Consolidated EBITDA as of any date, that such calculation shall give pro forma effect to all acquisitions (provided that at the election of Borrower, such pro forma adjustment shall not be required if the aggregate consideration paid is less than $10,000,000), designations of Restricted Subsidiaries as Unrestricted Subsidiaries, all designations of Unrestricted Subsidiaries as Restricted Subsidiaries, all issuances, incurrences or assumptions or repayments and prepayments of Indebtedness in connection therewith and all sales, transfers or other dispositions of any equity interests in a Restricted Subsidiary or all or substantially all assets of a Restricted Subsidiary or division or line of business of a Restricted Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) that have occurred during (or, if such calculation is being made for the purpose of determining whether any Incremental Loans may be made or Incremental Revolving Credit Commitments may be extended, or any event subject to Section 9 is permitted, since the beginning of) the then applicable Reference Period as if they occurred on the first day of such Reference Period (including expected cost savings (without duplication of actual cost savings already included in Consolidated EBITDA) to the extent such cost savings would be consistent with the definition of Consolidated EBITDA. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

Interest on a Capital Lease Obligation shall be deemed to accrue at any interest rate reasonably determined by a responsible financial officer or accounting officer of Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen or, if none, then based upon such optional rate chosen as Borrower may designate.

Any determination of Consolidated Total Assets shall be made by reference to the last day of the Reference Period most recently ended on or prior to the relevant date of determination.

“Prohibited Transaction”: a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code.

“Properties”: as defined in Section 6.15(a).

“Public Company Costs”: costs relating to compliance with the provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, as applicable to companies with equity or debt securities held by the public, the rules of a national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Lenders”: Lenders that do not wish to receive Private-Side Information.

“Public-Side Information”: (a) at any time prior to Holdings, Borrower or any of its Restricted Subsidiaries becoming the issuer of any Traded Securities, information that is either (x) of a type that would be made publicly available if Holdings, Borrower or any of its Restricted Subsidiaries were issuing securities pursuant to a public offering or (y) not material non-public information (for purposes of United States federal, state or other applicable securities laws), and (b) at any time on or after Holdings, Borrower or any of its Restricted Subsidiaries becoming the issuer of any Traded Securities, information that is either (x) available to all holders of Traded Securities of Holdings, Borrower and its Restricted Subsidiaries or (y) not material non-public information (for purposes of United States federal, state or other applicable securities laws).

“Qualified Capital Stock”: of any Person, any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Counterparty”: with respect to any Swap Agreement entered into by Holdings, Borrower or any of its Restricted Subsidiaries, any counterparty thereto that (a) is the Administrative Agent, a Lead Arranger or any Affiliate of the foregoing, (b) at the time it entered into such Swap Agreement with Holdings, Borrower or any of its Restricted Subsidiaries, was the Administrative Agent, a Lead Arranger or an Affiliate of the foregoing, (c) with respect to any such Swap Agreement entered into on or prior to the Closing Date, is a Lender or an Affiliate of a Lender on the Closing Date and (d) with respect to any such Swap Agreement entered into after the Closing Date, is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Qualifying IPO”: the issuance by Holdings of its common Qualified Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act of 1933, as amended (whether alone or in connection with a secondary public offering).

“Real Estate Collateral Properties”: collectively, the Mortgaged Properties (and each Mortgaged Property, individually, a “Real Estate Collateral Property”).

“Real Property”: collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Recipient”: (a) the Administrative Agent, (b) any Letter of Credit Issuer and (c) any Lender, as applicable.

“Reference Period”: in effect at any time, the most recent period of four consecutive fiscal quarters of Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 8.1(a) or (b), as applicable.

“Refinanced Debt”: as defined in the definition of “Permitted Refinancing”.

“Refinanced Revolving Commitments”: as defined in the definition of “Refinancing Revolving Commitments”.

“Refinanced Term Loan Debt”: as defined in the definition of “Refinancing Term Loan Indebtedness”.

“Refinancing Amendment”: an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and Borrower executed by each of (a) Borrower, (b) the Administrative Agent and (c) each Lender and each Refinancing Term Lender or Refinancing Revolving Lender, as the case may be, that agrees to provide any portion of the Refinancing Term Loan Indebtedness or Refinancing Revolving Commitments, respectively, being incurred pursuant thereto, in accordance with Section 2.17.

“Refinancing Indebtedness”: as defined in the definition of “Permitted Refinancing”.

“Refinancing Revolving Commitments”: one or more Classes of revolving credit commitments obtained pursuant to a Refinancing Amendment, in each case, obtained in exchange for, or to extend, renew, refinance or replace, in whole or in part, existing Revolving Credit Commitments hereunder (including any successive Refinancing Revolving Commitments) (such existing Revolving Commitments and successive Refinancing Revolving Commitments, the “Refinanced Revolving Commitments”); provided that (i) the amount of such Refinancing Revolving Commitments shall not exceed the amount of the Refinanced Revolving Commitments unless at the time such Refinancing Revolving Commitments are established, such additional Indebtedness and other Liens are otherwise permitted under Sections 9.2 and 9.3, as applicable, and use basket availability thereunder; (ii) such Refinancing Revolving Commitments have a final maturity date no earlier than the latest Maturity Date of the Refinanced Revolving Commitments; (iii) any covenants, events of default and other provisions under any Refinancing Revolving Commitments (other than voluntary prepayment or redemption provisions, maturity and pricing (including interest rate, fees and funding discounts) which shall be determined by Borrower), if not consistent with the terms applicable to the Refinanced Revolving Commitments, shall be on market terms (as determined by Borrower in good faith at the time of incurrence of such Refinancing Revolving Commitments (except for covenants and/or other provisions that will apply to the Commitments not being refinanced with such Refinancing Revolving Commitments or that will be applicable only to periods after the Maturity Date at the time of incurrence of such Refinancing Revolving Commitments)) and (iv) if the Refinancing Revolving Commitments are secured by the Collateral, the agent in respect thereof and the Administrative Agent shall enter into an Intercreditor Agreement.

“Refinancing Revolving Lender”: at any time, any Assignee permitted under Section 12.6 that agrees to provide any portion of any Refinancing Revolving Commitments pursuant to a Refinancing Amendment in accordance with Section 2.17.

“Refinancing Revolving Loan Repayment Date”: as defined in Section 2.5(c).

“Refinancing Revolving Loans”: revolving loans incurred by Borrower under this Agreement in respect of Refinancing Revolving Commitments.

“Refinancing Revolving Loans Repayment Amount”: as defined in Section 2.5(c).

“Refinancing Term Lender”: at any time, any Assignee permitted under Section 12.6 that agrees to provide any portion of any Refinancing Term Loan Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.17.

“Refinancing Term Loan Indebtedness”: (a) Permitted Refinancing Notes or (b) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness)

in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans (including any successive Refinancing Term Loan Indebtedness) (“Refinanced Term Loan Debt”); provided that (i) such Refinancing Term Loan Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Refinanced Term Loan Debt except by an amount equal to unpaid accrued interest, fees and premium thereon plus other reasonable amounts paid, and fees, commissions and expenses reasonably incurred in connection with such exchange, extension, renewal, replacement or refinancing (including original issue discount, if any), unless at the time such Refinancing Term Loan Indebtedness is incurred, such additional Indebtedness and Liens are otherwise permitted under Sections 9.2 and 9.3, as applicable, and use basket availability thereunder, (ii) such Refinancing Term Loan Indebtedness has a final maturity date no earlier than the latest Maturity Date of the Refinanced Term Loan Debt, and a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Refinanced Term Loan Debt (other than to the extent of nominal amortization for periods where amortization has been reduced as a result of prepayment), (iii) any covenants, events of default and other provisions under any Refinancing Term Loan Indebtedness (other than voluntary prepayment or redemption provisions, maturity and pricing (including interest rate, fees, funding discounts and prepayment premiums) which shall be determined by Borrower), if not consistent with the terms applicable to the Refinanced Term Loan Debt, shall be on market terms (as determined by Borrower in good faith at the time of incurrence or issuance of such Refinancing Term Loan Indebtedness (except for covenants and/or other provisions that will apply to the Loans not being refinanced with such Refinancing Term Loan Indebtedness or that will be applicable only to periods after the Maturity Date at the time of incurrence of such Refinancing Term Loan Indebtedness), (iv) if the Refinancing Term Loan Indebtedness is secured by the Collateral, the agent in respect thereof and the Administrative Agent shall enter into an Intercreditor Agreement, and (v) the proceeds of such Refinancing Term Loan Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Class of Term Loans being extended, renewed, replaced or refinanced.

“Refinancing Term Loan Indebtedness Repayment Amount”: as defined in Section 2.5(c).

“Refinancing Term Loan Indebtedness Repayment Date”: as defined in Section 2.5(c).

“Register”: as defined in Section 12.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligations”: Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).

“REIT Distribution”: as defined in Section 9.5(h).

“Rejection Notice”: as defined in Section 5.2(f).

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Release Amount”: as defined in Section 5.2(a)(i)(b).

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Amount”: an Extended Term Loan Repayment Amount, an Initial Term Loan Repayment Amount, a New Revolving Loan Repayment Amount, a New Term Loan Repayment Amount, an Extended Revolving Credit Loan Repayment Amount, a Refinancing Term Loan Indebtedness Repayment Amount or a Refinancing Revolving Loan Repayment Amount, as applicable.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under applicable regulations, with respect to a Pension Plan.

“Repricing Transaction”: (a) the incurrence by Borrower of any Indebtedness in the form of syndicated secured term loan Indebtedness that is marketed or syndicated to banks and other institutional investors having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Initial Term Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with a Qualifying IPO, Change of Control or Transformative Acquisition, the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, Initial Term Loans or (b) any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with a Qualifying IPO, Change of Control or Transformative Acquisition. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.

“Required Lenders”: at any time, the Lenders that are not Defaulting Lenders having or holding more than 50% of the aggregate Revolving Credit Exposure, unused Commitments and outstanding principal amount of the Term Loans of Lenders that are not Defaulting Lenders at such time.

“Required Revolving Credit Lenders”: at any time, Lenders that are not Defaulting Lenders having or holding more than 50% of the aggregate Revolving Credit Exposure and unused Revolving Credit Commitments of Lenders that are not Defaulting Lenders at such time.

“Required Term Loan Lenders”: at any time, Lenders that are not Defaulting Lenders having or holding more than 50% of the aggregate principal amount of Term Loans of Lenders that are not Defaulting Lenders outstanding at such time.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer or similar officer of a Person, but in any event, with respect to financial matters, the vice president of the applicable Loan Party with financial knowledge of such Loan Party.

“Restricted Payments”: as defined in Section 9.5.

“Restricted Subsidiary”: any Subsidiary of Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Commitment”: as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to Borrower pursuant to Section 2.1(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1A under the caption Revolving Credit Commitment or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $50,000,000 on the Closing Date (the “Initial Revolving Credit Commitment”).

“Revolving Credit Commitment Increase”: as defined in Section 2.14(a).

“Revolving Credit Commitment Percentage”: with respect to any Lender at any time, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment at such time by (b) the amount of the Total Revolving Credit Commitment at such time; provided that at any time the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Revolving Credit Exposure at such time by (ii) the Revolving Credit Exposure of all Lenders at such time.

“Revolving Credit Exposure”: with respect to any Lender at any time, the sum of (a) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Revolving Credit Extension Request”: as defined in Section 2.14(h)(ii).

“Revolving Credit Lender”: at any time, any Lender that has a Revolving Credit Commitment or Extended Revolving Credit Commitment at such time.

“Revolving Credit Loan”: as defined in Section 2.1(b).

“Revolving Credit Termination Date”: the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.

“Revolving Loan”: collectively or individually as the context may require, any (a) Revolving Credit Loan, (b) Extended Revolving Credit Loan, (c) Additional Revolving Credit Loan, (d) New Revolving Credit Loan or (e) Refinancing Revolving Loan, in each case, made pursuant to and in accordance with the terms and conditions of this Agreement.

“Revolving Loan Maturity Date”: (a) with respect to the Initial Revolving Credit Commitments, August 15, 2019; (b) with respect to any New Revolving Credit Commitments, the date set forth in the applicable Joinder Agreement; (c) with respect to any Extended Revolving Credit Commitment, the date set forth in the applicable Extension Amendment and (d) with respect to any Refinancing Revolving Commitment and the Refinancing Revolving Loans in respect thereof, the date set forth in the applicable Refinancing Amendment.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sanctioned Country”: at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Administrative Agent”: the term “Administrative Agent” as defined in the Second Lien Credit Agreement.

“Second Lien Credit Agreement”: the Second Lien Credit Agreement dated as of the Closing Date, among Holdings, Borrower, the lenders party thereto and the Second Lien Administrative Agent.

“Second Lien Incremental Facility”: “Incremental Facility” as defined in the Second Lien Credit Agreement as in effect on the date hereof, and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted hereunder.

“Second Lien Loan Documents”: the collective reference to the Second Lien Credit Agreement and each other “Loan Document” (as such term is defined in the Second Lien Credit Agreement as in effect as of the date hereof), and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted hereunder.

“Second Lien Permitted Debt Exchange Notes”: “Permitted Debt Exchange Notes” as defined in the Second Lien Credit Agreement as in effect on the date hereof, and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted hereunder.

“Second Lien Refinancing Term Loan Indebtedness”: “Refinancing Term Loan Indebtedness” as defined in the Second Lien Credit Agreement as in effect on the date hereof, and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted hereunder.

“Second Lien Term Loans”: the “Term Loans” as defined in the Second Lien Credit Agreement as in effect on the date hereof, and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted hereunder.

“Section 2.14 Additional Amendment”: as defined in Section 2.14(h)(iv).

“Secured Cash Management Obligations”: all obligations of Holdings or any Group Member (whether absolute or contingent and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), as applicable, under any Specified Cash Management Agreement.

“Secured Parties”: collectively, the Lead Arrangers, the Administrative Agent, the Letter of Credit Issuers, the Lenders, the Qualified Counterparties that are party to Specified Swap Agreements, the Cash Management Banks that are party to Specified Cash Management Agreements, and the successors and permitted assigns of each of the foregoing.

“Secured Swap Obligations”: all obligations of Holdings or any Group Member (whether absolute or contingent and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), as applicable, under any Specified Swap Agreement; provided that, in the case of any Excluded Swap Guarantor, “Secured Swap Obligations” shall not include any Excluded Swap Obligations of such Excluded Swap Guarantor.

“Securities”: any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement”: the First Lien Security Agreement to be executed and delivered by the Loan Parties on the Closing Date, substantially in the form of Exhibit A.

“Senior Secured Net Leverage Ratio”: as of the last day of any Reference Period, the ratio of (a)(i) Total Funded Secured Debt on such day minus (ii) Unrestricted Cash in excess of $10,000,000 on such day to (b) Consolidated EBITDA for such Reference Period.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value (determined on a going concern basis) of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured in the ordinary course, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business as contemplated on the date hereof, and (d) such Person will be able to pay its debts as they mature in the ordinary course.

“Specified Cash Management Agreement”: any Cash Management Agreement that is entered into by and between Holdings, Borrower or any Restricted Subsidiaries and any Cash Management Bank, which is specified in writing by Borrower to the Administrative Agent as constituting a Specified Cash Management Agreement hereunder.

“Specified Existing Revolving Credit Commitment”: as defined in Section 2.14(h)(ii).

“Specified Swap Agreement”: any Swap Agreement that is entered into by and between Holdings, Borrower or any of its Restricted Subsidiaries and any Qualified Counterparty, which is specified in writing by Borrower to the Administrative Agent as constituting a Specified Swap Agreement hereunder. For purposes of the preceding sentence, Borrower may deliver one notice designating all Swap Agreements entered into pursuant to a specified Master Agreement as “Specified Swap Agreements”.

“Sponsor”: individually or collectively, as the context may require, Bain and Oaktree.

“Sponsor Affiliated Institutional Lender”: any affiliate of Borrower or any Sponsor (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to Holdings, its Subsidiaries or the Sponsors.

“Sponsor Affiliated Lenders”: any Affiliate of Borrower other than (a) Holdings or any of its Subsidiaries, (b) any Sponsor Affiliated Institutional Lender and (c) any natural person.

“Sponsor Management Agreement”: the Advisory Agreement, dated as of May 2, 2011, by and among Parent, Bain Capital Partners, LLC, a Delaware limited liability company, and OCM FIE, LLC, a Delaware limited partnership.

“Stated Amount”: with respect to any Letter of Credit, the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantors”: each Domestic Subsidiary of Borrower, whether existing on the Closing Date or formed or acquired thereafter, in each case, other than Excluded Subsidiaries.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or any of their respective Restricted Subsidiaries shall be a “Swap Agreement”.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar agreements between the parties to such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Syndication Agents”: the collective reference to Deutsche Bank AG New York Branch, Wells Fargo Bank, National Association, Barclays Bank PLC and Credit Suisse AG, in their respective capacities as syndication agents under this Agreement.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: with respect to each Lender, such Lender’s Initial Term Loan Commitment and/or, if applicable, Commitment in respect of Extended Term Loans of any Extension Series or New Term Loan Commitment with respect to any Class, as the context may require.

“Term Lender”: a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan”: collective or individually as the context may require, any (a) Initial Term Loan, (b) Extended Term Loan, (c) New Term Loan or (d) Refinancing Term Loan Indebtedness incurred pursuant to a Refinancing Amendment, in each case made pursuant to and in accordance with this Agreement.

“Term Loan Extension Request”: as defined in Section 2.14(h)(i).

“Term Loan Maturity Date”: (a) with respect to the Initial Term Loans, August 15, 2020; (b) with respect to any New Term Loans, the date set forth in the applicable Joinder Agreement; (c) with respect to any Extended Term Loans, the date set forth in the applicable Extension Amendment; and (d) with respect to any Refinancing Term Loan Indebtedness, the date set forth in the applicable Refinancing Amendment.

“Total Funded Debt”: at any date, the sum of all Indebtedness of Borrower and its Restricted Subsidiaries of the type described in clauses (a), (c) and (e) of the definition of “Indebtedness” (other than Indebtedness of Borrower issued pursuant to Section 9.2(f)), in each case, at such date, determined on a consolidated basis in accordance with GAAP.

“Total Funded Secured Debt”: at any date, Total Funded Debt; provided that, with respect to that portion of Total Funded Debt of the type described in clauses (a) and (c) of the definition thereof, such Total Funded Debt shall be included for purposes of this definition only to the extent that it is (i) secured and (ii) not subordinated in right of payment to the Loans hereunder.

“Total Net Leverage Ratio”: as of the last day of any Reference Period, the ratio of (a)(i) Total Funded Debt on such day minus (ii) Unrestricted Cash in excess of $10,000,000 on such day to (b) Consolidated EBITDA for such Reference Period.

“Total Revolving Credit Commitment”: the sum of the Revolving Credit Commitments of all the Lenders.

“Traded Securities”: any debt or equity Securities issued pursuant to a public offering or Rule 144A offering or other similar private placement.

“Transaction Costs”: all fees, costs and expenses incurred by Holdings and its Subsidiaries in connection with the Transactions.

“Transactions”: the collective reference to (a) the legal restructuring of Holdings and its Subsidiaries on terms previously disclosed to the Lead Arrangers, including, if applicable, the Permitted Reorganization, (b) the execution, delivery and performance by Holdings and each

Loan Party of the Loan Documents (including this Agreement), the borrowing of the Loans, the use of proceeds thereof and the issuance of Letters of Credit hereunder, (c) the execution, delivery and performance by Holdings and each Loan Party of the Second Lien Loan Documents, the borrowing of the Second Lien Term Loans and the use of proceeds thereof, (d) the refinancing or repayment in full of the Existing Indebtedness, the termination of all commitments to lend thereunder and the termination and release of all Guarantee Obligations and Liens in respect thereof and (e) the payment of the Transaction Costs.

“Transferee”: any Assignee or Participant.

“Transformative Acquisition”: any acquisition by Borrower or any Restricted Subsidiary thereof that is not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unpaid Drawing”: as defined in Section 3.4(a).

“Unrestricted Cash”: at any time, all unrestricted Cash and Cash Equivalents held by Borrower and its Restricted Subsidiaries at such time minus any amounts determined in good faith by Borrower to be the amount expected to be declared payable by Borrower in Cash or Cash Equivalents as a Restricted Payment pursuant to Section 9.5(h) and not paid at such time.

“Unrestricted Subsidiary”: (a) any Subsidiary of Borrower that is designated as an Unrestricted Subsidiary by Borrower in accordance with Section 8.15 subsequent to the Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary. As of the Closing Date, there are no Unrestricted Subsidiaries.

“U.S. Person”: any Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned”: with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Capital Stock of which (other than director’s qualifying shares and nominal holdings) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”: any Loan Party, the Administrative Agent and, in the case of any U.S. Federal withholding Tax, any other applicable withholding agent.

Section 1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) Unless the context requires otherwise and except as otherwise expressly provided herein, (i) any definition of or reference to any agreement, instrument or other document (including any Governing Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, extended, refinanced, replaced, renewed, increased or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, supplements, extensions, refinancings, replacements, renewals, increases or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(e) All references to “knowledge” or “awareness” of any Loan Party or any Restricted Subsidiary thereof are to the actual knowledge of a Responsible Officer of such Loan Party or such Restricted Subsidiary.

Section 1.3. Classifications of Loans. For purposes of this Agreement, Loans and Commitments may be classified and referred to by Class (e.g., an “Existing Loan”, “Extended Loan”, or “New Term Loan”) or by Type (e.g., an “ABR Loan” or “Eurodollar Loan”).

Section 1.4. Basket Calculation. If any of the baskets set forth in Section 9 of this Agreement (including any defined term used therein) are exceeded solely as a result of fluctuations to Consolidated Total Assets or Consolidated EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Section 9, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.5. Pro Forma Basis. All calculations of the financial covenant set forth in Section 9.1, as well as any other calculation of the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, Consolidated EBITDA and Consolidated Total Assets, shall be made on a pro forma basis in accordance with the definition thereof.

Section 1.6. Compliance with Section 9. In the event that any Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Lien, Restricted Payment, Investment, Affiliate transaction, Disposition, restrictive agreement or prepayment of Indebtedness meets the criteria of one or more of the categories of transactions then permitted pursuant to any clause of such Sections in Section 9, Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such transaction and shall only be required to include the amount and type of such transaction in one of such clauses.

Section 1.7. Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

Section 1.8. Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.9. Certifications. All certifications to be made hereunder by an officer or representative of Holdings or a Loan Party shall be made by such a Person in his or her capacity solely as an officer or a representative of Holdings or such Loan Party, on Holdings’ or such Loan Party’s behalf and not in such Person’s individual capacity.

SECTION 2. AMOUNT AND TERMS OF CREDIT

Section 2.1. Commitments.

(a) (i) Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan or loans denominated in Dollars (each, an “Initial Term Loan”) to Borrower on the Closing Date, which Initial Term Loans shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender and in the aggregate shall not exceed $405,000,000. Such Term Loans (x) may at the option of Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, and (y) may be repaid or prepaid (without premium or penalty, other than as set forth in Section 5.1(b)) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed. On the Term Loan Maturity Date, all then unpaid Initial Term Loans shall be repaid in full in Dollars.

(i) Notwithstanding anything to the contrary contained herein, the funded portion of each Initial Term Loan (i.e., the amount advanced in cash to Borrower on the Closing Date) shall be equal to 99% of the principal amount of such Initial Term Loan (it being agreed that Borrower shall be obligated to repay 100.0% of the principal amount of each Initial Term Loan, the Initial Term Loans shall amortize based on 100.0% of the principal amount thereof and interest shall accrue on 100.0% of the principal amount thereof, in each case as provided herein).

(b) Subject to and upon the terms and conditions herein set forth, each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars to Borrower from its applicable lending office (each such loan, a “Revolving Credit Loan”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided that any of the foregoing such Revolving Credit Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Loan Maturity Date, (ii) may, at the option of Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans that are Revolving Credit Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (iii) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (iv) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit Exposure in respect of any Class of Revolving Loans at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment in respect of such Class of Revolving Loan at such time and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures of any Class of Revolving Loans at such time exceeding the aggregate Revolving Credit Commitment with respect to such Class.

Section 2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans or Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $500,000 in excess thereof (except that Revolving Credit Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or 3.4, as applicable). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than five Borrowings of Eurodollar Loans that are Term Loans, ten Borrowings of Eurodollar Loans that are Revolving Credit Loans and two additional Borrowings of Eurodollar Loans (whether New Term Loans or Incremental Revolving Credit Loans, as applicable) for each Incremental Facility.

Section 2.3. Notice of Borrowing.

(a) Borrower shall give the Administrative Agent prior to 12:00 noon (New York City time) at least one Business Day’s prior written notice in the case of a Borrowing of Initial Term Loans to be made on the Closing Date if such Initial Term Loans are to be Eurodollar Loans or ABR Loans. Such notice (a “Notice of Borrowing”) shall specify (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) whether the Term Loans shall consist of ABR Loans and/or Eurodollar Loans and, if the Term Loans are to include Eurodollar Loans, the Interest Period to be initially applicable thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Borrowing of Eurodollar Loans is specified in any such notice, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3 (and the contents thereof), and of each Lender’s pro rata share of the requested Borrowing.

(b) Whenever Borrower desires to incur Revolving Credit Loans (other than Borrowings to repay Unpaid Drawings), Borrower shall give the Administrative Agent (i) prior to 12:00 noon (New York City Time) at least three Business Days’ prior written notice of each Borrowing of Eurodollar Loans that are Revolving Credit Loans and (ii) prior to 12:00 noon (New York City time) on the day of such Borrowing prior written notice of each Borrowing of Revolving Credit Loans that are ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (x) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (y) the date of Borrowing (which shall be a Business Day) and (z) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans that are Revolving Credit Loans and, in the case of Eurodollar Loans that are Revolving Credit Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Revolving Credit Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(c) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(d) Without in any way limiting the obligation of Borrower to confirm in writing any notice it shall give hereunder by telephone (which such obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from a Responsible Officer of Borrower.

Section 2.4. Disbursement of Funds.

(a) No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b) Each Lender shall make available all amounts it is to fund to Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to Borrower, by depositing to an account designated by Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to, fulfill its commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

Section 2.5. Repayment of Loans; Evidence of Debt.

(a) Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Term Loan Maturity Date, the then-outstanding Initial Term Loans. Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Loan Maturity Date, the then-outstanding Revolving Credit Loans.

(b) Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on each Extended Revolving Loan Maturity Date, the then-outstanding amount of Extended Revolving Credit Loans. Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Initial Term Loan Lenders, on each date set forth below (or, if not a Business Day, the immediately following Business Day) (each, an “Initial Term Loan Repayment Date”), a principal amount in respect of each of the Initial Term Loans made to Borrower as is set forth opposite each Initial Term Loan Repayment Date (as such amount may be reduced as otherwise provided herein, including in connection with prepayments and Term Loan buybacks) (each, an “Initial Term Loan Repayment Amount”):

Date	Initial Term Loan
March 31, 2015	$1,012,500
June 30, 2015	$1,012,500
September 30, 2015	$1,012,500
December 31, 2015	$1,012,500
March 31, 2016	$1,012,500
June 30, 2016	$1,012,500
September 30, 2016	$1,012,500
December 31, 2016	$1,012,500
March 31, 2017	$1,012,500
June 30, 2017	$1,012,500
September 30, 2017	$1,012,500
December 31, 2017	$1,012,500
March 31, 2018	$1,012,500
June 30, 2018	$1,012,500
September 30, 2018	$1,012,500
December 31, 2018	$1,012,500
March 31, 2019	$1,012,500
June 30, 2019	$1,012,500
September 30, 2019	$1,012,500
December 31, 2019	$1,012,500
March 31, 2020	$1,012,500
June 30, 2020	$1,012,500

Date	Initial Term Loan
Term Loan Maturity Date	Remaining outstanding amounts

(c) In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates set forth in the applicable Joinder Agreement. In the event that any Incremental Revolving Credit Loans are made, such Incremental Revolving Credit Loans shall, subject to Section 2.14(d), be repaid by Borrower in the amounts (each, a “New Revolving Loan Repayment Amount”) and on the dates set forth in the applicable Joinder Agreement. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.14(h)(i), be repaid by Borrower in the amounts (each such amount with respect to any Extended Term Loan Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Term Loan Repayment Date”) set forth in the applicable Extension Amendment. In the event that any Extended Revolving Credit Loans are established, such Extended Revolving Credit Loans shall, subject to Section 2.14(h)(ii), be repaid by Borrower in the amounts (each such amount with respect to any Extended Revolving Credit Repayment Date, an “Extended Revolving Credit Loan Repayment Amount”) and on the dates (each, an “Extended Revolving Credit Repayment Date”) set forth in the applicable Extension Amendment. In the event that any Refinancing Term Loan Indebtedness is incurred, such Refinancing Term Loan Indebtedness shall, subject to Section 2.17, be repaid by Borrower in the amounts (each such amount with respect to any Refinancing Term Loan Indebtedness Repayment Date, a “Refinancing Term Loan Indebtedness Repayment Amount”) and on the dates (each, a “Refinancing Term Loan Indebtedness Repayment Date”) set forth in the applicable Refinancing Amendment. In the event that any Refinancing Revolving Loans are made in respect of any Refinancing Revolving Commitment, such Refinancing Revolving Loans shall, subject to Section 2.17, be repaid by Borrower in the amounts (each such amount with respect to any Refinancing Revolving Loan Repayment Date, a “Refinancing Revolving Loans Repayment Amount”) and on the dates (each, a “Refinancing Revolving Loan Repayment Date”) set forth in the applicable Refinancing Amendment.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e) The Administrative Agent shall maintain the Register pursuant to Section 12.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, New Term Loan, Refinancing Term Loan Indebtedness incurred pursuant to a Refinancing Amendment, Extended Term Loan or Revolving Loan (and the Class thereof), as applicable, the Type of each Loan made, the currency in which it is made, the name of Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from Borrower and each Lender’s share thereof

(f) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loans made to Borrower by such Lender in accordance with the terms of this Agreement.

(g) Borrower hereby agrees that, upon request of any Lender at any time and from time to time after Borrower has made an initial borrowing hereunder, Borrower shall provide to such Lender, at Borrower’s own expense, a promissory note, substantially in the form of Exhibit H or Exhibit I, as applicable, evidencing the Initial Term Loans, New Term Loans and/or Revolving Loans, respectively, owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

Section 2.6. Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (x) Borrower shall have the option on any Business Day to convert all or a portion equal to at least $5,000,000 of the outstanding principal amount of Term Loans of one Type or Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period; provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Loans with an Interest Period in excess of one month’s duration if an Event of Default is in existence on the date of the conversion and the Required Lenders have determined in their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period in excess of one month’s duration if an Event of Default is in existence on the date of the proposed continuation and the Required Lenders have determined in their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by Borrower by giving the Administrative Agent prior to 1:00 p.m. (New York City time) at least (i) three Business Days prior, in the case of a continuation of or conversion to Eurodollar Loans (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), or (ii) one Business Day prior in the case of a conversion into ABR Loans, a Conversion/Continuation Notice specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Loan, Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If upon the expiration of any Interest Period in respect of Eurodollar Loans, Borrower has failed to elect a new Interest Period to be applicable thereto as provided in Section 2.6(a), Borrower shall be deemed to have elected to convert such Borrowing of Eurodollar Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

Section 2.7. Pro Rata Borrowings. Each Borrowing of Initial Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Initial Term Loan Commitments. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages. Each Borrowing of New Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments. Each Borrowing of Incremental Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then-applicable Incremental Revolving Credit Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Loan Documents shall not release any Person from performance of its obligation, under any Loan Document.

Section 2.8. Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for Eurodollar Loans plus the relevant Eurodollar Rate.

(c) If all or a portion of (i) the principal amount of any Loan or any Unpaid Drawing shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), (ii) any interest payable on the principal amount of any Loan shall not be paid within five (5) Business Days after such interest becomes due or (iii) any other amount payable hereunder shall not be paid within ten (10) Business Days after such amount becomes due, such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment in respect thereof, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

Section 2.9. Interest Periods. At the time Borrower gives a Notice of Borrowing or Conversion/Continuation Notice in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans in accordance with Section 2.6(a), Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of Borrower be a one, two, three or six month period (or if available to all the Lenders making such Eurodollar Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month or shorter period).

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day.

Section 2.10. Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, the Required Term Loan Lenders (with respect to Term Loans) or the Required Revolving Credit Lenders (with respect to Revolving Credit Commitments) shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such Eurodollar Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) because of any Change in Law; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank Eurodollar market;

(such Loans, “Impacted Loans”), then, and in any such event, such Required Term Loan Lenders or Required Revolving Credit Lenders, as applicable (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to Borrower, and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Conversion/Continuation Notice given by Borrower with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by Borrower, (y) in the case of clause (ii) above, Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Term Loan Lenders or Required Revolving

Credit Lenders, as applicable, in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of subclause (iii) above, Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.10(a)(i)(x), the Administrative Agent, in consultation with Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and Borrower written notice thereof.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if a Notice of Borrowing or Conversion/Continuation Notice with respect to the affected Eurodollar Loan has been submitted pursuant to Section 2.3 but the affected Eurodollar Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after written demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to Borrower hereunder) under comparable syndicated credit facilities similar to the credit facilities provided pursuant to this Agreement. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice. The agreements in this Section 2.10(c) and with respect to Borrower’s payment obligations arising from Section 2.10(a)(ii) shall, subject to Section 2.13, survive the termination of this Agreement and the Commitments and the payment of the Loans and all other amounts payable hereunder.

(d) It is understood that this Section 2.10 shall not apply to (i) Taxes indemnifiable under Section 5.4 or (ii) Excluded Taxes.

Section 2.11. Compensation. If (a) any payment of principal of any Eurodollar Loan is made by Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 2.15, 5.1 or 5.2, as a result of acceleration of the maturity of the Loans pursuant to Section 10 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Conversion/Continuation Notice, (d) any Eurodollar Loan is not continued as a Eurodollar Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to Borrower and shall be conclusive, absent manifest error. The agreements in this Section 2.11 shall, subject to Section 2.13, survive the termination of this Agreement and the Commitments and the payment of the Loans and all other amounts payable hereunder.

Section 2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of Borrower or the right of any Lender provided in Sections 2.10, 3.5 or 5.4.

Section 2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to Borrower (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14. Incremental Facilities; Extensions; Permitted Debt Exchanges.

(a) Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more (w) additional tranches of term loans (the commitments thereto, the “New Term Loan Commitments”), (x) increases in Revolving Credit Commitments of any Class (the “Revolving Credit Commitment Increases”), and/or (y) additional tranches of Revolving Credit Commitments (the “New Revolving Credit Commitments” and, together with the Revolving Credit Commitment Increases, the “Incremental Revolving Credit Commitments”; the Incremental Revolving Credit Commitments, together with the New Term Loan Commitments, the “New Loan Commitments”) or (z) Alternative Incremental Facility Debt, in an aggregate amount not in excess of the Maximum Incremental Facilities Amount and, in the case of any New Loan Commitment, not less than $10,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent) or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and the aggregate amount of all such New Loan Commitments and Alternative Incremental Facility Debt obtained on or prior to such date). Each such notice shall specify the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Loan Commitments shall be effective or the Alternative Incremental Facility Debt issued, as the case may be. In connection with the incurrence of any Indebtedness under this Section 2.14, at the request of the Administrative Agent, Borrower shall provide to the Administrative Agent a certificate certifying that the New Loan Commitments and/or Alternative Incremental Facility Debt do not exceed the Maximum Incremental Facilities Amount, which certificate shall be in reasonable detail and shall provide the calculations and basis therefor. Borrower may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the New Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment and/or Alternative Incremental Facility Debt. In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) no Event of Default (except in connection with a Permitted Acquisition, in which case no Event of Default under Section 10.1(a) or (f)) shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments

(provided, however, that this clause (i) shall not apply (x) in the event that the loans to be made pursuant to such New Loan Commitments will be secured by the Collateral on a junior basis to the Loan Document Obligations or will be unsecured or (y) in connection with the incurrence of any Alternative Incremental Facility Debt), (ii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents to which it is a party (except in connection with a Permitted Acquisition or other permitted Investment, in which case customary “specified representations” and those representations and warranties set forth in the related acquisition agreement that are material to the interests of the Lenders) shall be true and correct in all material respects on such Increased Amount Date, before and after giving effect to such New Loan Commitments, as if made on and as of such Increased Amount Date (provided, however, that this clause (ii) shall not apply (x) in the event that the loans to be made pursuant to such New Loan Commitments will be secured by the Collateral on a junior basis to the Loan Document Obligations or will be unsecured or (y) in connection with the incurrence of any Alternative Incremental Facility Debt) and (iii) the New Loan Commitments shall be effected pursuant to one or more joinders to this Agreement (each, a “Joinder Agreement”) executed and delivered by Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e). No Lender shall have any obligation to provide any New Loan Commitments or Alternative Incremental Facility Debt pursuant to this Section 2.14(a). Any New Term Loans, Additional Revolving Credit Loans and New Revolving Credit Loans made on an Increased Amount Date shall be a separate Class of New Term Loans, Additional Revolving Credit Loans or New Revolving Credit Loans, as applicable, for all purposes of this Agreement.

(b) On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction or waiver of the foregoing terms and conditions, with respect to Revolving Credit Commitment Increases, (i) each of the Lenders with Revolving Credit Commitments of such Class shall assign to each Lender with a Revolving Credit Commitment Increase (each, an “Additional Revolving Loan Lender”), and each of the Additional Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments of such Class, at the principal amount thereof, such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Credit Loans of such Class will be held by existing Revolving Credit Lenders and Additional Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments of such Class after giving effect to the addition of such Revolving Credit Commitment Increase to the Revolving Credit Commitments and the participations in respect of Letters of Credit of such Class shall be reallocated so that such participations are held ratably among the Lenders of such Class in accordance with their commitments after giving effect to the addition of such Revolving Credit Commitment Increase, and (ii) Borrower shall make any payments required pursuant to Section 2.11 in connection with the assignments described in clause (i) of this paragraph (b).

(c) On any Increased Amount Date on which any New Term Loan Commitments of any Class are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Class shall make a Loan to Borrower (a “New Term Loan” and, together with the Incremental Revolving Credit Loans, the “Incremental Loans”) in an amount equal to its New Term Loan Commitment of such Class, and (ii) each New Term Loan Lender of any Class shall become a Lender hereunder with respect to the New Term Loan Commitment of such Class and the New Term Loans of such Class made pursuant thereto.

(d) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Class shall be on terms and documentation set forth in the Joinder Agreement as determined by Borrower; provided that (i) the maturity date of each Class shall be no earlier than the Term Loan Maturity Date of the Initial Term Loans; (ii) the Weighted Average Life to Maturity of all New Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans (other than to the extent of nominal amortization for periods where amortization has been reduced as a result of prepayment); (iii) the pricing, interest rate margins, discounts, premiums, rate floors, fees, and amortization schedule applicable to any New Term Loans shall be determined by Borrower and the Lenders thereunder; provided that solely in the case of New Term Loans that are secured on a pari passu basis and pari passu in right of payment with the Initial Term Loans, if the Effective Yield for such New Term Loans exceeds the Effective Yield in respect of the Initial Term Loans by more than 0.50%, the Applicable Margin in respect of the Initial Term Loans shall be increased to be equal to the Effective Yield in respect of the New Term Loans minus 0.50%; provided, further, that any increase in the Applicable Margin in respect of the Initial Term Loans required pursuant to this clause (d) and resulting from the application of any pricing “floor” to any New Term Loans solely to the extent required by the proviso in the definition of “Effective Yield” shall be effected solely through an increase in such pricing “floor”, if any, applicable to the Initial Term Loans; and (iv) such terms and documentation are not materially more restrictive (as determined in good faith by Borrower taken as a whole), than the Initial Term Loans (except to the extent permitted by clause (i), (ii) or (iii) above), unless (x) they shall be reasonably satisfactory to the Administrative Agent, (y) the Initial Term Loan Lenders also receive the benefit of such more restrictive terms or (z) such more restrictive terms apply only after the Maturity Date of the Initial Term Loans.

(e) The terms and provisions of the Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall be on terms and documentation set forth in the Joinder Agreement determined by Borrower; provided that:

(i) any such Incremental Revolving Credit Commitments or Incremental Revolving Credit Loans shall not mature earlier than, or have a Weighted Average Life to Maturity shorter than, the Maturity Date and Weighted Average Life to Maturity, respectively, applicable to the Initial Revolving Credit Commitments and related Revolving Credit Loans at the time of incurrence of such Incremental Revolving Credit Commitments,

(ii) assignments and participations of Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans on the applicable Increased Amount Date,

(iii) any New Revolving Credit Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable Revolving Credit Commitments prior to such Increased Amount Date,

(iv) subject to the provisions of Section 3.12 all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments of the same Class in accordance with their percentage of such Revolving Credit Commitments on the applicable Increased Amount Date (and except as provided in Section 3.12, without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued in respect of such Class),

(v) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Incremental Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments on such Increased Amount Date, except that Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, and

(vi) the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the Incremental Revolving Credit Commitments, and (3) repayment made in connection with a permanent repayment and termination of Incremental Revolving Credit Commitments (subject to clause (v) above)) of Loans with respect to Incremental Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments on such Increased Amount Date,

(vii) the pricing, fees and maturity shall be determined by Borrower and the Incremental Revolving Loan Lenders thereunder; provided that solely in the case of New Revolving Credit Loans that are secured on a pari passu basis and pari passu in right of payment with the Revolving Credit Loans in respect of the Initial Revolving Credit Commitments, if the Effective Yield for such New Revolving Credit Loans exceeds the Effective Yield in respect of the Revolving Credit Loans in respect of the Initial Revolving Credit Commitments by more than 0.50%, the Applicable Margin in respect of the Revolving Credit Loans in respect of the Initial Revolving Credit Commitments shall be increased to be equal to the Effective Yield in respect of the New Revolving Credit Loans minus 0.50%; provided, further, that any increase in the Applicable Margin in respect of the Revolving Credit Loans in respect of the Initial Revolving Credit Commitments required pursuant to this clause (vii) and resulting from the application of any pricing “floor” to any New Revolving Credit Loans solely to the extent required by the proviso in the definition of “Effective Yield” shall be effected solely through an increase in such pricing “floor”, if any, applicable to the Revolving Credit Loans in respect of the Initial Revolving Credit Commitments; and

(viii) the other terms of any New Revolving Credit Commitments may be different than those of the Initial Revolving Credit Commitments and the related Revolving Credit Loans, provided that if such terms are materially more restrictive (as determined in good faith by Borrower), taken as a whole, than those of the Initial Revolving Credit Commitments and the related Revolving Credit Loans (except with respect to pricing, fees and maturity), then (x) such more restrictive terms shall be reasonably satisfactory to the Administrative Agent, (y) the initial Revolving Credit

Lenders shall also receive the benefit of such more restrictive terms or (z) such more restrictive terms shall apply only after the Maturity Date of the Initial Revolving Credit Commitments and the related Revolving Credit Loans.

(f) Reserved.

(g) Each Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and Borrower, to effect the provision of this Section 2.14.

(h) (i) Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(h). In order to establish any Extended Term Loans, Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall not be materially more restrictive to the Loan Parties (as determined in good faith by Borrower), when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Class unless (x) such more restrictive terms shall be reasonably satisfactory to the Administrative Agent, (y) the Lenders of the Term Loans of such applicable Existing Term Loan Class receive the benefit of such more restrictive terms or (z) any such provisions apply after the Term Loan Maturity Date for the Initial Term Loans (a “Permitted Other Provision”); provided, however, that (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iv) of this Section 2.14(h) below), (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or “applicable high yield discount obligation” payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and to the extent that any Permitted Other Provision (including a financial maintenance covenant) is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such Permitted Other Provision is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or if such Permitted Other Provision applies only after the Term Loan Maturity Date for the Initial Term Loans. Notwithstanding anything to the contrary in this Section 2.14 or otherwise, no Extended Term Loans may be optionally prepaid prior to the date on which the Existing Term Loan Class from which they were converted is repaid in full, except in accordance with the last sentence of Section 5.1(a). No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.

(ii) Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class, any Extended Revolving Credit Commitments and/or any Incremental Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(h). In order to establish any Extended Revolving Credit Commitments, Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall not be materially more restrictive to the Loan Parties (as determined in good faith by Borrower), when taken as a whole, than the terms of the applicable Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitment”) unless (x) such more restrictive terms are reasonably satisfactory to the Administrative Agent, (y) the Lenders providing Existing Revolving Credit Commitments receive the benefit of such more restrictive terms or (z) any such provisions apply after the Revolving Credit Termination Date, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (x) (A) the interest margins with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins for the Specified Existing Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (y) the revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the Commitment Fee Rate for the Specified Existing Revolving Credit Commitment; provided that, notwithstanding anything to the contrary in this Section 2.14(h) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Original Revolving Credit Commitments shall be made on a pro rata basis with all other Original Revolving Credit Commitments and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 12.6. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Revolving Credit Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(iii) Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all other Original Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the L/C Maturity Date may be extended and the related obligation to issue Letters of Credit may be continued so long as the applicable Letter of Credit Issuer has consented to such extensions in its sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iv) Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(h)(iv) and notwithstanding anything to the contrary set forth in Section 12.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $10,000,000. In addition to any terms and changes required or permitted by Section 2.14(h)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled repayment amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and Weighted Average Life to Maturity of New Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(h) and without limiting the generality or applicability of Section 12.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(h)(i) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans and New Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 12.1.

(v) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clauses (i) and/or (ii) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified

Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

(i) The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Loan Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.

(j) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by Borrower to all Term Lenders of any relevant Class, Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied or waived: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the Term Lenders, (ii) the aggregate principal amount of Permitted Debt Exchange Notes (calculated on the face amount thereof) shall not be greater than the aggregate principal amount of Term Loans (calculated on the face amount thereof) so exchanged unless at the time such Permitted Debt Exchange Notes are issued, such additional Indebtedness and other Liens are otherwise permitted under Sections 9.2 and 9.3, as applicable, and use basket availability thereunder; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the Term Loans exchanged under each applicable Class by Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the aggregate principal amount of Term Loans of such Class offered to be exchanged by Borrower pursuant to such

Permitted Debt Exchange Offer, then Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with Borrower and the Debt Exchange Manager, and (vi) any applicable Minimum Tender Condition shall be satisfied.

(k) With respect to each Permitted Debt Exchange effected by Borrower pursuant to Section 2.14(j) through (m), (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute a voluntary or mandatory prepayment of Term Loans for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $10,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii) Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.

(l) In connection with each Permitted Debt Exchange, Borrower and the Debt Exchange Manager shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of Section 2.14(j) through (m); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of Borrower and the Debt Exchange Manager) of time following the date on which the Permitted Debt Exchange Offer is made.

(m) Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Debt Exchange Manager, the Administrative Agent nor any Lender assumes any responsibility in connection with Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934.

Section 2.15. Replacement of Lenders or Termination of Commitments Under Certain Circumstances.

(a) Borrower shall be permitted (x) to replace any Lender with a replacement bank or other financial institution or (y) to terminate the Commitment of a Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), repay all Obligations of Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it that (a) requests reimbursement for amounts owing pursuant to Sections 2.10, 3.5 or

5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender; provided that (i) such replacement or termination does not conflict with any Requirement of Law, (ii) no Event of Default under Section 10.1(a) or (f) shall have occurred and be continuing at the time of such replacement or termination, (iii) Borrower shall repay (or in the case of a replacement, the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Sections 2.10, 2.11 or 5.4, as the case may be, owing to such replaced or terminated Lender prior to the date of replacement or termination, as the case may be, (iv) any replacement bank or institution, if not already a Lender, an Affiliate of the Lender, an Affiliated Lender or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) any replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 12.6(b), (vi) any replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6(b) (provided that the failure of any such replaced Lender to execute an assignment shall not render such assignment invalid and such assignment shall be recorded in the Register), (vii) any such replacement shall not be deemed to be a waiver of any rights that Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender and (viii) such replacement bank or institution would not have been entitled to reimbursement or have been affected as provided in (a) or (b) above.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 12.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least 50.1% of the directly and adversely affected Lenders) shall have granted their consent or if a Lender rejects (or is deemed to reject) the Extension Election under Section 2.14, then Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 12.6(b)) or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), repay all Obligations of Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it; provided that (a) all Obligations hereunder of Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (c) Borrower shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b) (it being understood that such amount shall only be required to be paid (i) if such Lender with Initial Term Loans is required to assign such Initial Term Loans under this Section 2.15(b) in connection with a Repricing Transaction and (ii) to the extent such Initial Term Loans are subject to a Repricing Transaction). In connection with any such assignment, Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

Section 2.16. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to a Letter of Credit Issuer hereunder; third, to Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure with respect to such Defaulting Lender; fourth, as Borrower may request in accordance with Section 3.8 (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to Borrower, the Lenders or the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by Borrower, any Lender or the Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees and Interest.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 4 or default interest pursuant to Section 2.8(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender, and/or (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Pro Rata Shares to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to them hereunder or under applicable law, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 3.8.

(b) Defaulting Lender Cure. If Borrower, the Administrative Agent, and the Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17. Refinancing Amendments. (a) At any time after the Closing Date, Borrower may obtain, (i) from any Lender or any Refinancing Term Lender, Refinancing Term Loan Indebtedness in respect of all or any portion of any Class of Term Loans under this Agreement, as the case may be or (ii) from any Lender or Refinancing Revolving Lender, Refinancing Revolving Commitments in respect of all or any portion of any Class of Revolving Credit Commitments under this Agreement, as the case may be, in each case pursuant to a Refinancing Amendment; provided that if such Refinancing Term Loan Indebtedness or Refinancing Revolving Commitments and the Refinancing Revolving Loans in respect thereof shall rank pari passu in right of payment and of security with the Loans, it may not be (I) secured by any assets other than Collateral or (II) guaranteed by any Subsidiary other than a Subsidiary Guarantor.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in paragraphs (a) and (b) of Section 7.2 and, except as otherwise specified in the applicable Refinancing Amendment, the Administrative Agent shall have received (with sufficient copies for each of the Refinancing Term Lenders or Refinancing Revolving Lenders, as applicable) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and substantially consistent with those delivered on the Closing Date under Section 7.1.

(c) Substantially concurrently with the incurrence of any Refinancing Term Loan Indebtedness, Borrower shall repay or prepay then outstanding Term Loans of the applicable Class (together with any accrued but unpaid interest thereon and any prepayment premium with respect thereto) in an aggregate principal amount equal to the lesser of (x) net proceeds of such Refinancing Term Loan Indebtedness and (y) the Refinanced Term Loan Debt, and any such prepayment of Term Loans of such Class shall be applied to reduce ratably the subsequent scheduled repayments of Term Loans of such Class to be made pursuant to Section 2.5(b) ratably.

(d) Substantially concurrently with the effectiveness of any Refinancing Revolving Commitments, Borrower shall terminate and/or reduce the Revolving Credit Commitments of the applicable Class in an aggregate amount equal to the aggregate amount of such Refinancing Revolving Commitments established at such time, and if so required shall make prepayments of outstanding Revolving Loans of the applicable Class required pursuant to

Section 4.2 in connection with such reduction, and any such reduction of the Revolving Commitments of the applicable Class shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments of the applicable Class.

(e) Any Lender or any other eligible assignee approached by Borrower to provide all or a portion of the Refinancing Term Loan Indebtedness or the Refinancing Revolving Commitments may elect or decline, in its sole discretion, to provide any Refinancing Term Loan Indebtedness or Refinancing Revolving Commitments, as the case may be.

(f) Each Class of Refinancing Term Loan Indebtedness or Refinancing Revolving Commitments incurred or established at such time under this Section 2.17 shall be in an aggregate principal amount not less than $10,000,000 and an integral multiple of $5,000,000 in excess thereof unless such amount represents the total outstanding amount of the Refinanced Term Loan Debt or Refinanced Revolving Commitments of the applicable Classes, as applicable, or the Administrative Agent otherwise consents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.

(g) Any Refinancing Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrower, to reflect the existence of the Refinancing Term Loan Indebtedness or the Refinancing Revolving Commitments (and related Refinancing Revolving Loans), as applicable, as a new Class incurred pursuant thereto and to otherwise effect the provisions of this Section 2.17.

This Section 2.17 shall supersede any provisions in Section 2.7, 5.3(c) or 12.1 to the contrary.

SECTION 3. LETTERS OF CREDIT

Section 3.1. Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Maturity Date, each Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, to issue from time to time from the Closing Date through the L/C Maturity Date for the account of Borrower (or, so long as Borrower is the primary obligor, for the account of Holdings or any Restricted Subsidiary of Borrower) letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof (except as set forth in Section 3.2(d)); provided that in no event shall such expiration date occur later than the L/C Maturity Date, in each case, unless otherwise agreed upon by the Administrative Agent, the applicable Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized, the Revolving Credit Lenders; (iv) the Letter of Credit shall be denominated in Dollars; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; (vi) no Letter of Credit shall be issued by any Letter of Credit Issuer after it has received a written notice from any Loan Party or the Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 and (vii) the Letters of Credit Outstanding in respect of (A) JPMorgan Chase Bank, N.A. shall not exceed $5,000,000 at any time without its consent and (B) Deutsche Bank AG New York Branch shall not exceed $5,000,000 at at any time without its consent.

(c) Upon at least two Business Days’ prior written notice to the Administrative Agent and the applicable Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

(d) No Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder);

(ii) the issuance of such Letter of Credit would violate one or more policies of such Letter of Credit Issuer applicable to letters of credit generally;

(iii) except as otherwise agreed by such Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000 (or such lower amount as may be agreed to by such Letter of Credit Issuer), in the case of a commercial Letter of Credit, or $100,000 (or such lower amount as may be agreed to by the Letter of Credit Issuer), in the case of a standby Letter of Credit;

(iv) such Letter of Credit is denominated in a currency other than Dollars;

(v) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(e) a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, Borrower has entered into arrangements reasonably satisfactory to such Letter of Credit Issuer to eliminate such Letter of Credit Issuer’s Fronting Exposure.

(f) No Letter of Credit Issuer shall increase the Stated Amount of any Letter of Credit if such Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(g) No Letter of Credit Issuer shall be under any obligation to amend any Letter of Credit if (A) such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(h) Each Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and each Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 11 with respect to any acts taken or omissions suffered by such Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 11 included such Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Letter of Credit Issuer.

Section 3.2. Letter of Credit Requests.

(a) Whenever Borrower desires that a Letter of Credit be issued for its account or amended, Borrower shall give the Administrative Agent and the applicable Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least three Business Days (or such other period as may be agreed upon by Borrower and such Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such Letter of Credit Issuer, by personal delivery or by any other means acceptable to such Letter of Credit Issuer.

(b) In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Letter of Credit Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the Stated Amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (vii) the identity of the applicant; and

(viii) such other matters as such Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to such Letter of Credit Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Letter of Credit Issuer may reasonably require. Additionally, Borrower shall furnish to such Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Letter of Credit Issuer or the Administrative Agent may reasonably require.

(c) Unless a Letter of Credit Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Sections 7.1 (solely with respect to any Letter of Credit issued on the Closing Date) and 7.2 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, such Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or, so long as Borrower is the primary obligor, for the account of Holdings or a Restricted Subsidiary of Borrower) or enter into the applicable amendment, as the case may be, in each case in accordance with such Letter of Credit Issuer’s usual and customary business practices.

(d) If Borrower so requests in any Letter of Credit Request, a Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Letter of Credit Issuer, Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date, unless otherwise agreed upon by the Administrative Agent and such Letter of Credit Issuer; provided, however, that such Letter of Credit Issuer shall not permit any such extension if (A) such Letter of Credit Issuer has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 7.2 are not then satisfied, and in each such case directing such Letter of Credit Issuer not to permit such extension.

(e) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each Letter of Credit Issuer will also deliver to Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the first Business Day of each month, each Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.

(f) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

Section 3.3. Letter of Credit Participations.

(a) Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.

(b) In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.

(c) In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and Borrower shall not have repaid such amount in full to such Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of such Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by such Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of a Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d) Whenever the Administrative Agent receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of a Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

(f) If any payment received by the Administrative Agent for the account of a Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned under any circumstance (including pursuant to any settlement entered into by such Letter of Credit Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 3.4. Agreement to Repay Letter of Credit Drawings.

(a) Borrower hereby agrees to reimburse each Letter of Credit Issuer, by making payment with respect to any drawing under any Letter of Credit in the same currency in which such drawing was made unless such Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars. Any such reimbursement shall be made by Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by a Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which Borrower receives written notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable Margin for ABR Loans that are Revolving Credit Loans plus the ABR as in effect from time to time (which interest will accrue at the Default Rate in accordance with Section 2.8(c)); provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 1:00 p.m. (New York City time) on the Reimbursement Date that Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purposes of reimbursing the relevant Letter of Credit Issuer for the related Unpaid Drawing. In the event that Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the relevant Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.

(b) The obligation of Borrower to reimburse each Letter of Credit Issuer for each drawing under each Letter of Credit issued by such Letter of Credit Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, set-off, defense or other right that Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, relevant Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(c) waiver by the relevant Letter of Credit Issuer of any requirement that exists for such Letter of Credit Issuer’s protection and not the protection of Borrower (or Holdings or other Restricted Subsidiary) or any waiver by the relevant Letter of Credit Issuer which does not in fact materially prejudice Borrower (or Holdings or other Restricted Subsidiary);

(d) any payment made by the relevant Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(e) any payment by the relevant Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by such Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;

(f) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(g) any adverse change in any relevant exchange rates or in the relevant currency markets generally; or

(h) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or an equitable discharge of, or provide a right of set off against, Borrower’s obligations hereunder (or Holdings or any Restricted Subsidiary) (other than the defense of payment or performance).

(i) The foregoing shall not be construed to excuse any Letter of Credit Issuer from liability to Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by such Letter of Credit Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of any Letter of

Credit Issuer (as finally determined by a court of competent jurisdiction), such Letter of Credit Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, a Letter of Credit Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 3.5. Increased Costs. If after the Closing Date, the adoption of any applicable law, treaty, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on any Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to any Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than any such increase or reduction attributable to (i) Taxes indemnifiable under Section 5.4 or (ii) Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to Borrower by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to a Letter of Credit issued on account of Borrower (or Holdings or other Restricted Subsidiary))), Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that no Letter of Credit Issuer or an L/C Participant shall be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. A certificate submitted to Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on Borrower absent clearly demonstrable error.

Section 3.6. New or Successor Letter of Credit Issuer.

(a) Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and Borrower. Borrower

may replace any Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and such Letter of Credit Issuer. Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If any Letter of Credit Issuer shall resign or be replaced, or if Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer (with the agreement to become a successor issuer of Letters of Credit or a new Letter of Credit Issuer to be in the sole discretion of such Lender), as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Loan Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and (d). The acceptance of any appointment as a Letter of Credit Issuer hereunder, whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become the Letter of Credit Issuer hereunder. After the resignation or replacement of any Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) Borrower shall Cash Collateralize the outstanding Letters of Credit issued by such resigning or replaced Letter of Credit Issuer (at 102% of the face amount thereof) or cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to such Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b) To the extent there are, at the time of any resignation or replacement as set forth in Section 3.6(a), any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in Section 3.6(a).

Section 3.7. Role of Letter of Credit Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, no Letter of Credit Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude Borrower’s pursuit of such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of any Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, Borrower may have a claim against a Letter of Credit Issuer, and such Letter of Credit Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Each Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

Section 3.8. Cash Collateral.

(a) Certain Credit Support Events. Upon the written request of the Administrative Agent or a Letter of Credit Issuer, if (i) as of the L/C Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) Borrower shall be required to provide Cash Collateral pursuant to Section 10.1, or (iii) the provisions of Section 2.16(a)(v) are in effect, Borrower shall immediately (in the case of clause (ii) above) or within one Business Day (in all other cases) following any written request by the Administrative Agent or such Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Letter of Credit Issuers and the Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the relevant Letter of Credit Issuer as herein provided, other than Liens permitted by Section 9.3, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent (with such interest, to the extent not applied pursuant to Section 3.8(c), accruing for the benefit of Borrower). Borrower shall pay promptly following written demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Sections 2.16, 5.2 or 10.1 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and the relevant Letter of Credit Issuer that there exists excess Cash Collateral.

Section 3.9. Governing Law; Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Letter of Credit Issuer and Borrower when a Letter of Credit is issued, each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial applicable Letter of Credit. Notwithstanding the foregoing, no Letter of Credit Issuer shall be responsible to Borrower for, and no Letter of Credit Issuer’s rights and remedies against Borrower shall be impaired by, any action or inaction of such Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where such Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 3.10. Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.

Section 3.11. Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Restricted Subsidiary, Borrower shall be obligated to reimburse the applicable Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings or any Restricted Subsidiary of Borrower inures to the benefit of Borrower and that Borrower’s business derives substantial benefits from the businesses of Holdings and Borrower’s Restricted Subsidiaries.

Section 3.12. Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Letter of Credit Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit and the maximum Letters of Credit Outstanding applicable to each Letter of Credit Issuer, may each be reduced as agreed between the Letter of Credit Issuers and Borrower, without the consent of any other Person.

SECTION 4. FEES; COMMITMENT REDUCTIONS AND TERMINATIONS

Section 4.1. Fees.

(a) Without duplication, Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date to the Revolving Credit Termination Date. Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September, and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b) Without duplication, Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit issued on Holdings, Borrower’s or any of the other Restricted Subsidiaries’ behalf (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Eurodollar Rate Revolving Credit Loans less the Fronting Fee set forth in clause (d) below. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September, and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized (at 102% of the face amount thereof).

(c) Without duplication, Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.

(d) Without duplication, Borrower agrees to pay to the Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it to Borrower (the “Fronting Fee”) (i) with respect to each commercial Letter of Credit, at the rate of 0.125% per annum computed on the amount of such Letter of Credit, and (ii) with respect to each standby Letter of Credit, for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate per annum agreed with the applicable Letter of Credit Issuer for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between Borrower and such Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the first Business Day after the end of each of March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized (at 102% of the face amount thereof).

(e) Without duplication, Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance or renewal of, drawing under, and/or amendment be the processing charge that the Letter of Credit Issuer is customarily charging for issuances or renewals of, drawings under or amendments of, letters of credit issued by it.

(f) Notwithstanding the foregoing, Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

Section 4.2. Voluntary Reduction of Revolving Credit Commitments. Upon at least two Business Days’ prior written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(h), the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(h) of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender or such other Lenders pursuant to Section 2.15 to $0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000, and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class.

Section 4.3. Mandatory Termination of Commitments.

(a) The Initial Term Loan Commitments shall terminate on the Closing Date, contemporaneously with the Borrowing of the Initial Term Loans.

(b) The Revolving Credit Commitment shall terminate at 12:00 p.m. (New York City time) on the Revolving Credit Maturity Date.

(c) The New Term Loan Commitment for any Class shall, unless otherwise provided in the applicable Joinder Agreement, terminate contemporaneously with the Borrowing of such New Term Loans.

SECTION 5. PAYMENTS

Section 5.1. Voluntary Prepayments.

(a) Borrower shall have the right to prepay Loans, including Term Loans and Revolving Credit Loans, as applicable, in each case, other than as set forth in Section 5.1(b), without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) Borrower shall give the Administrative Agent written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by Borrower no later than 12:00 Noon (New York City time) (i) in the case of Eurodollar Loans, three Business Days prior to, and (ii) in the case of ABR Loans, one Business Day prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (2) each partial prepayment of (i) any Borrowing of Eurodollar Loans shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof; provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Eurodollar Loans, and (3) in the case of any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as Borrower may specify and (b) applied to reduce Initial Term Loan Repayment Amounts, any New Term Loan Repayment Amounts, and, subject to Section 2.14(h), Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order as Borrower may specify; provided that, in the event Borrower does not specify the manner in which any prepayment of Term Loans shall be applied, such prepayment amount shall be applied to reduce the Repayment Amounts in the direct order of maturity. At Borrower’s election as described in Section 2.16(a)(ii) in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender.

(b) In the event that, prior to the one year anniversary of the Closing Date, Borrower (i) makes any prepayment of Initial Term Loans in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such Initial Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such Initial Term Loans,

Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the aggregate principal amount of the Initial Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the Initial Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

Section 5.2. Mandatory Prepayments.

(a) Term Loan Prepayments.

(i) Asset Sales. (A) Non-Real Estate Collateral Property. No later than the tenth Business Day following the date of receipt by Borrower or any Restricted Subsidiary of any Net Asset Sale Proceeds from an Asset Sale pursuant to Section 9.12(p) or 9.12(s) of any asset other than Real Estate Collateral Property, Borrower shall prepay Term Loans in an aggregate amount equal to 100% of such Net Asset Sale Proceeds; provided that Borrower shall have the option, directly or through one or more of the Restricted Subsidiaries, to invest such Net Asset Sale Proceeds within 365 days of receipt thereof (or, if Borrower or any Restricted Subsidiary has contractually committed to reinvest such proceeds by the end of such 365-day period, within 180 days after the end of such 365-day period) in assets used or useful to the business of the Group Members); provided, further, that any such Net Asset Sale Proceeds that have not been so reinvested by the end of such 365-day (or, if applicable, 545-day) reinvestment period shall be applied by Borrower to prepay Term Loans within ten Business Days of the end of such period.

(B) Real Estate Collateral Property. No later than the tenth Business Day following the date of receipt by Borrower or any Loan Party of any Net Asset Sale Proceeds from an Asset Sale of Real Estate Collateral Property pursuant to Section 9.12(m) (if such Asset Sale is made to a Restricted Subsidiary that is not a Loan Party or a Person that becomes a Loan Party as a result of such transaction or is made as part of a Permitted Reorganization to a Person that is not a Loan Party or a Person that becomes a Loan Party as a result of such transaction) or Section 9.12 (q) (and not later than the tenth Business Day following the consummation of any transaction permitted hereunder pursuant to which any Loan Party holding Real Estate Collateral Property ceases to be a Loan Party), Borrower shall prepay Term Loans in an aggregate amount equal to 115% of the Allocated Loan Amount of the Real Estate Collateral Property disposed of (or held by any such Loan Party that ceases to be a Loan Party) (such amount, the “Release Amount”), regardless of whether the aggregate amount of such Net Asset Sale Proceeds is equal to or exceeds the Release Amount. If the Net Asset Sale Proceeds of any Asset Sale of Real Estate Collateral Property exceed the Release Amount in respect of such Real Estate Collateral Property (such excess amount, the “Excess Amount”), no later than the tenth Business Day following the date of receipt by Borrower or any Loan Party of such Net Asset Sale Proceeds, Borrower shall prepay Term Loans in an aggregate amount equal to 100% of such Excess Amount; provided that, after giving effect to the prepayment of Term Loans in an amount equal to the Release Amount, Borrower shall have the option, directly or through one or more of the Restricted Subsidiaries, to invest such Excess Amount within 365 days of receipt thereof (or, if Borrower or any Restricted Subsidiary has contractually committed to reinvest such proceeds by the end of such 365-day period, within 180 days after the end of such 365-day period) in assets used or useful to the business of Borrower and the Restricted Subsidiaries; provided, further, that any such Excess Amount that has not been so reinvested by the end of such 365-day (or, if applicable, 545-day) reinvestment period shall be applied by Borrower to prepay Term Loans within ten Business Days of the end of such period. Concurrently with any Disposition giving rise to any such Net Asset Sale Proceeds (or any other Disposition of Real Estate Collateral Property in accordance with the terms and provisions hereof), the Administrative Agent shall deliver to Borrower an original release (or partial release) of the Mortgage encumbering such Real Estate Collateral Property, duly executed by the Administrative Agent, in recordable form and sufficient to release the Lien of the Mortgage and the other Loan Documents on such Real Estate Collateral Property.

(ii) Insurance/Condemnation Proceeds. No later than the tenth Business Day following the date of receipt by Borrower or any Restricted Subsidiary, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay Term Loans in an aggregate amount equal to 100% of such Net Insurance/Condemnation Proceeds; provided that Borrower shall have the option, directly or through one or more of the Restricted Subsidiaries, to invest such Net Insurance/Condemnation Proceeds (including for purposes of restoring or repairing the Real Estate Collateral Property affected by the casualty or condemnation giving rise to such Net Insurance/Condemnation Proceeds) within 365 days of receipt thereof (or, if Borrower or any Restricted Subsidiary has contractually committed to reinvest such proceeds by the end of such 365-day period, within 180 days after the end of such 365-day period or such longer period as may be necessary to complete any restoration or repair of any casualty or condemnation) in assets used or useful to the business of Borrower and the Restricted Subsidiaries); provided, further, that any such Net Insurance/Condemnation Proceeds that have not been so reinvested by the end of such 365-day (or, if applicable, 545-day) reinvestment period (or such longer period as may be required to complete any restoration or repair of any casualty or condemnation) shall be applied by Borrower to prepay Term Loans within ten Business Days of the end of such period.

(iii) Issuance of Debt. On the date of receipt by Borrower or any Restricted Subsidiary of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any Restricted Subsidiary (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 9.2, except as otherwise expressly provided herein with respect to Refinancing Term Loan Indebtedness and/or Refinancing Revolving Commitments and the Refinancing Revolving Loans in respect thereof), Borrower shall prepay Term Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(iv) Notwithstanding any other provisions of this Section 5.2, to the extent that any or all Net Asset Sale Proceeds, Net Insurance/Condemnations Proceeds or proceeds from the incurrence of any Indebtedness (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 9.2) (any such proceeds, “Net Cash Proceeds”) are (i) received by a Foreign Subsidiary and required to be applied to prepay Term Loans pursuant to clause (i), (ii) or (iii) above (each such event, a “Foreign Prepayment Event”), and such net cash proceeds are prohibited or delayed by any Requirement of Law from being repatriated to the Loan Parties, or (ii) received by any Subsidiary and required to be applied to prepay Term Loans pursuant to clause (i), (ii) or (iii) above, and such Net Cash Proceeds are restricted by the terms of such Subsidiary’s organizational documents from being used for such purpose (and such restrictions were not created in contemplation of the Transactions or such Asset Sale) (each such restriction, an “Organizational Restriction”), an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the applicable time provided above, but only so long as the applicable Requirement of Law will not permit repatriation to the Loan Parties (the Loan Parties hereby agreeing to use all commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit repatriation) or such Organizational Restriction remains in place, as the case may be. If within one year of the date of receipt of such Net Cash Proceeds, a repatriation of any of such affected Net Cash Proceeds is permitted under the applicable Requirement of Law or the applicable Organizational Restriction is no longer in effect, an amount equal to such affected Net Cash Proceeds will be applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) at the end of the Interest Period then in effect to the repayment of the Term Loans. To the extent that Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Prepayment Event would have an adverse tax consequence (as determined in good faith by Borrower) with respect to such Net Cash Proceeds, an amount equal to the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary.

(b) Repayment of Revolving Credit Loans. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Loans for any reason exceeds 100% of the Revolving Credit Commitment of such Class then in effect, Borrower shall forthwith repay on such date Revolving Loans of such Class in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Revolving Loans of such Class, the Revolving Credit Exposures of such Class exceed the Revolving Credit Commitment of such Class then in effect, Borrower shall Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess.

(c) Application to Repayment Amounts. Subject to Section 5.2(f), each prepayment of Term Loans required by Section 5.2(a) shall be allocated pro rata among the Initial Term Loans, the New Term Loans and the Extended Term Loans based on the applicable remaining Repayment Amounts due thereunder and shall be applied within each Class of Term Loans in respect of such Term Loans in direct order of maturity thereof or as otherwise directed by Borrower; provided that if any Class of Extended Term Loans have been established hereunder, Borrower may allocate such prepayment in its sole discretion to the remaining Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted (except, as to Term Loans made pursuant to a Joinder Agreement, as otherwise set forth in such Joinder Agreement, or as to Refinancing Term Loan Indebtedness). Subject to

Section 5.2(f), with respect to each such prepayment, Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each Class of Term Loans requesting that the Administrative Agent provide notice of such prepayment to each Initial Term Loan Lender, New Term Loan Lender, or Extended Term Loan Lender, as applicable. Notwithstanding the foregoing, if Borrower receives Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, Borrower may use a portion of such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds to prepay or offer to purchase New Term Loans, Alternative Incremental Facility Debt, Refinancing Term Loan Indebtedness or Permitted Other Indebtedness (with any such prepaid or repurchased Indebtedness permanently extinguished) with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations to the extent any document or instrument in respect of such Indebtedness requires the issuer or borrower of such Indebtedness to prepay or make an offer to purchase such Indebtedness with Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, in each case in an amount not to exceed the product of (x) the amount of such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, multiplied by (y) a fraction, the numerator of which shall be the outstanding principal amount of such Indebtedness having a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists, and the denominator of which shall be the sum of the outstanding principal amount of such Indebtedness and the outstanding principal amount of Term Loans.

(d) Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided, that if any Lender has provided a Rejection Notice in compliance with Section 5.2(f), such prepayment shall be applied with respect to the Term Loans to be prepaid on a pro rata basis across all outstanding Types of such Term Loans in proportion to the percentage of such outstanding Term Loans to be prepaid represented by each such Class. In the absence of a Rejection Notice or a designation by Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e) Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans, Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid; provided that (x) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (y) notwithstanding the provisions of the preceding clause (x), no prepayment of Revolving Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by Borrower. In the absence of a designation by Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f) Rejection Right. Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each such Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment of the type set forth in Sections 5.2(a)(i) and (ii) (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.2(a) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. (New York City time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining after such Declined Proceeds are offered to the lenders under the Second Lien Credit Agreement in accordance with the terms of the Second Lien Credit Agreement, shall be retained by Borrower.

Section 5.3. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to Borrower, it being understood that written or facsimile notice by Borrower to the Administrative Agent to make a payment from the funds in Borrower’s account at the Administrative Agent shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Loan Document shall, unless otherwise specified in such Loan Document, be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or L/C Participations resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or L/C Participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the applicable Class of Loans or L/C Participations, as applicable, of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and L/C Participations, as applicable, and other amounts owing them; provided that the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or L/C Participations to any assignee or participant (including Borrower) in a transaction that complies with the terms of Section 12.6.

(d) To the extent it may effectively do so under applicable law, any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation in accordance with and subject to the terms of Section 12.7(b).

Section 5.4. Net Payments.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.

(ii) If any Loan Party, the Administrative Agent or any other applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.

(c) Tax Indemnifications. Without limiting the provisions of paragraph (a) or (b) above, the Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If Borrower reasonably believes that any such Indemnified Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(d) Evidence of Payments. After any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders and Tax Documentation.

(i) Each Lender shall deliver to Borrower and to the Administrative Agent, at such time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall update such form or certification or promptly notify Borrower and the Administrative Agent of its legal inability to do so.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person (a “U.S. Lender”) shall deliver to Borrower and the Administrative Agent two (2) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B) each Lender that is not a U.S. Person (a “Non-U.S. Lender”) that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1) two (2) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form thereto), claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2) executed originals of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit N-1, N-2, N-3 or N-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business and (y) two (2) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successors thereto);

(4) where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); or

(5) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(C) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or any applicable intergovernmental agreement) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), FATCA shall include any amendments made to FATCA after the date of this Agreement; and

(D) If the Administrative Agent (and any delegate of the Administrative Agent under Section 11.2 of this Agreement) is a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide Borrower with two (2) duly completed original copies of Internal Revenue Service Form W-9. If the Administrative Agent is not a “United States person” (as defined in Section 7701(a)(3) of the Code), it shall provide applicable Form W-8 (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders.

(iii) Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at Borrower’s request, provide Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h) For the avoidance of doubt, for purposes of this Section 5.4, the term Lender includes each Letter of Credit Issuer and the term “applicable law” includes FATCA.

(i) Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

Section 5.5. Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, interest on Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on

ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be, unless ABR is determined by reference to clause (c) thereof, in which case 360 days) day year for the actual days elapsed.

(b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

Section 5.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Loan Documents would obligate Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to Borrower.

SECTION 6. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Letter of Credit Issuers and the Lenders to enter into this Agreement and to make the Loans and to issue the Letters of Credit, each of Holdings and Borrower hereby represent and warrant to the Administrative Agent, each Letter of Credit Issuer and each Lender that (for purposes of Sections 6.1, 6.3, 6.4, 6.5, 6.9, 6.10, 6.12, 6.16 and 6.18, Holdings shall be deemed to be both a Loan Party and a Group Member):

Section 6.1. Financial Condition. Except as otherwise disclosed to the Arrangers prior to the Closing Date, the financial statements delivered pursuant to Section 7.1(b) present fairly, in all material respects, the consolidated financial condition of such Person and its consolidated Subsidiaries as of the date of each such financial statement. All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved except to the extent provided in the notes to such financial statements, subject to year-end audit adjustments. Each Lender, each Letter of Credit Issuer and the Administrative Agent hereby acknowledges and agrees that Borrower (or any direct or indirect parent company) and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or the interpretation thereof or as otherwise required by Borrower’s accountants, in each case solely as a result of the facts disclosed to the Arrangers prior to the Closing Date, and that such restatements will not result in a Default or an Event of Default under the Loan Documents.

Section 6.2. No Change. Since the Closing Date, there has been no development or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.3. Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has the corporate, limited liability or limited partnership, as applicable, power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except for where failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified to do business in, and in good standing under the laws of, each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except for where failure to do so could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate, limited liability or limited partnership, as applicable, power and authority, and the legal right, to enter into and perform the Loan Documents to which it is a party and, in the case of Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (a) consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (b) filings to perfect the Liens created under the Collateral Documents and the Second Lien Loan Documents and to release existing Liens or (c) consents, authorizations, filings and notices, the failure of which to do so obtain or make could not reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 6.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation in respect of Indebtedness or any Governing Document of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Contractual Obligation (other than the Liens created by the Collateral Documents and the Second Lien Loan Documents or Liens permitted pursuant to Section 9.3).

Section 6.6. Litigation. No action, suit, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or any of their respective Restricted Subsidiaries or against any of their respective property as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.7. Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property that is material to its business, and good title to, or a valid leasehold interest in or the right to use, all its other property that is material to its business, in each case other than (x) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, or (y) where the failure to have such title, interest or other right to use would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (provided that the exception in this clause (y) shall not apply to Real Estate Collateral Property), and none of such property is subject to any Lien except as permitted by Section 9.3.

Section 6.8. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except to the extent that the failure to so own or license such Intellectual Property, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted against any Group Member and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property in each case that could reasonably be expected to have a Material Adverse Effect, nor does Borrower know of any valid basis for any such claim in each case that could reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person except to the extent that such infringements, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.9. REIT Status; Taxes. Holdings is treated as a “real estate investment trust” as defined in Section 856 of the Code for U.S. Federal income tax purposes.

Each Group Member has filed or caused to be filed all federal, state and other material tax returns and reports that are required to have been filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property, and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member), except where the failure to file or pay could not reasonably be expected to have a Material Adverse Effect; no Tax Lien has been filed with respect to assets of any Group Member that is not permitted by Section 9.3, and as of the Closing Date, to the knowledge of Holdings and Borrower, no claim is being asserted with respect to any such Taxes, fees or other charges of any Group Member that could reasonably be expected to have a Material Adverse Effect.

Section 6.10. Federal Regulations. No part of the proceeds of any Loans or Letters of Credit, and no other extensions of credit hereunder, will be used by any Loan Party (a) for the purpose, whether immediate or ultimate, of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the Regulations of the Board.

Section 6.11. ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (b) no ERISA Event has occurred or is reasonably expected to occur; and (c) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106.

Section 6.12. Investment Company Act. No Loan Party is an “investment company” required to be registered as such under the Investment Company Act of 1940, as amended.

Section 6.13. Subsidiaries. As of the Closing Date, (a) Schedule 6.13 sets forth the name and jurisdiction of incorporation of each Subsidiary of a Loan Party and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party or any Subsidiary of a Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than (i) stock options granted to employees or directors, (ii) directors’ qualifying shares and (iii) springing member interests held by independent managers) of any nature relating to any Capital Stock of Borrower or any Subsidiary.

Section 6.14. Use of Proceeds. Borrower has not used the proceeds of any Loan or Letter of Credit in any manner in violation of Section 8.11.

Section 6.15. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted an unresolved violation of, or would reasonably be expected to result in any Environmental Liability;

(b) no Group Member has received any written notice of or alleging, or knows of any basis for, any Environmental Liability with regard to any Group Member, the Properties or the business operated by any Group Member (the “Business”);

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties by or on behalf of any Group Member in violation of, or in a manner that would reasonably be expected to give rise to any Environmental Liability, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to any Environmental Liability;

(d) no judicial proceeding, suit, action or, to the knowledge of Borrower, investigation is pending or, to the knowledge of Borrower, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of Borrower, will be named as a party, nor are there any judicial decrees, consent decrees, consent orders, administrative orders or other governmental orders outstanding under any Environmental Law with respect to any Group Member, the Properties or the Business;

(e) there has been no Release of or exposure to nor, to the knowledge of Borrower, threat of Release of Materials of Environmental Concern at or from the Properties or any other location that would reasonably be expected to give rise to any Environmental Liability;

(f) (i) neither the Group Members nor their respective operations at the Properties have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, and (ii) there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business, in the case of item (ii), that would reasonably be expected to give rise to any Environmental Liability; and

(g) no Group Member has retained or assumed (by contract or operation of law) any Environmental Liability of any other Person or with respect to any former or predecessor operations or properties.

Section 6.16. Accuracy of Information, etc. All written information contained in this Agreement, any other Loan Document or any other document or certificate furnished by or on behalf of any Loan Party to the Administrative Agent, the Letter of Credit Issuers or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, other than projections, estimates, budgets, forward looking statements and information of a general economic or industry nature concerning the Loan Parties and their Restricted Subsidiaries, taken as a whole, does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, supplemented or updated from time to time. The projections contained in the materials referenced above will have been prepared in good faith based upon reasonable assumptions believed by management of the Loan Parties to be reasonable at the time made and at the time such projections are made, it being recognized by the Administrative Agent, the Letter of Credit Issuers and the Lenders that such projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of the Loan Parties and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material.

Section 6.17. Collateral Documents. (a) The Security Agreement and Pledge Agreement are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof (subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (ii) any filings, notices and registrations and other perfection requirements necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (which filings or recordings shall be made to the extent required by any Collateral Document) and (iii) with respect to enforceability against Foreign Subsidiaries or under non-U.S. laws, the effect of non-U.S. laws, rules and regulations as they relate to pledges, if any, of Capital Stock in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries). In the case of the “Pledged Shares” described and defined in the Pledge Agreement, when stock certificates representing such Pledged Shares are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 6.17 in appropriate form are filed in the offices specified on Schedule 6.17 (and applicable fees are paid), the security interest granted pursuant to the Security Agreement or Pledge Agreement, as applicable, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior (subject to the Intercreditor Agreements) in right to any other Person (except Liens permitted by Section 9.3) to the extent a security interest in the Collateral can be perfected by the filing of such financing statements.

(a) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable lien or security interest (as applicable) in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof (in each case to the extent a security interest may be granted therein and such security interest may be perfected by the filing thereof in the jurisdiction specified therein), prior and superior (subject to the Intercreditor Agreements) in right to any other Person (except Liens permitted by Section 9.3).

Section 6.18. Anti-Corruption Laws and Sanctions. Holdings and Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance by Holdings, Borrower, the other Group Members and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, Borrower, the other Group Members and their respective officers and employees and, to the knowledge of Holdings and Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of Borrower, any Restricted Subsidiary or, to the knowledge or Borrower or such Restricted Subsidiary, any of their respective directors, officers or employees, is a Sanctioned Person. All borrowings, use of proceeds and other transactions contemplated by this Agreement will comply with applicable Sanctions in all material respects, and no borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws (including the Foreign Corrupt Practices Act of 1977) in a manner that would reasonably be expected to result in a Material Adverse Effect.

Section 6.19. Labor Matters. As of the Closing Date, except as could not reasonably be expected to have a Material Adverse Effect: (i) there are no strikes, lockouts or slowdowns or any other material labor disputes against any Group Member pending or, to the knowledge of Borrower, threatened; (ii) the hours worked by and payments made to employees of each of Borrower and each of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (iii) all payments due from Borrower or any of its Restricted Subsidiaries, or for which any claim may be made against Borrower or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrower or such Restricted Subsidiary; and (iv) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower or any of its Restricted Subsidiaries is bound.

Section 6.20. Solvency. As of the Closing Date, immediately after the consummation of the Transactions on the Closing Date, and giving effect to the rights of indemnification, subrogation and contribution under the Guarantee, Borrower and the Restricted Subsidiaries, taken as a whole, will be Solvent.

SECTION 7. CONDITIONS PRECEDENT

Section 7.1. Conditions to Initial Extension of Credit. The obligations of the Lenders to make Loans and of the Letter of Credit Issuers to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied or waived:

(a) Credit Agreement; Collateral Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by the Administrative Agent, Holdings, Borrower and each Person listed on Schedule 1.1A;

(ii) the Security Agreement and the Pledge Agreement, in each case executed and delivered by the Administrative Agent and the Loan Parties; and the Guarantee, executed and delivered by the Administrative Agent, Holdings and the Loan Parties;

(iii) the Closing Date Intercreditor Agreement, executed and delivered by each of the parties thereto; and

(iv) each other Collateral Document, executed and delivered by each of the parties thereto, and, in respect of each Mortgaged Property, the documents required by Section 8.10(d) with respect to such Mortgaged Property and an Acceptable Appraisal; provided, however, that delivery of a Mortgage in respect of each Mortgaged Property, delivery of the documents required by Section 8.10(d) with respect to such Mortgaged Property and delivery of an Acceptable Appraisal shall not constitute a condition precedent on the Closing Date, but may instead be completed not later than 30 days after the later to occur of (x) the Closing Date and (y) the date on which Borrower first receives draft Mortgages from the Administrative Agent (in each case, or such later date as the Administrative Agent may agree in its sole discretion), and the failure to so deliver a Mortgage and an Acceptable Appraisal in respect of each Mortgaged Property by such date shall constitute an Event of Default.

(b) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of International Market Centers, LP and its consolidated Subsidiaries for the fiscal year ended December 31, 2013, (ii) unaudited interim consolidated financial statements of the predecessor group for the fiscal quarter ended March 31, 2014 and (iii) an unaudited consolidated balance sheet for Borrower and its Subsidiaries as of the last day of, and an unaudited income statement for Borrower and its consolidated Subsidiaries for the four fiscal quarters of Borrower ended, March 31, 2014, in each case calculated on a pro forma basis after giving effect to the Transactions.

(c) No Material Adverse Effect. There shall not have occurred since December 31, 2013, any event, change or condition that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d) Lien Searches and Perfection Certificate. The Administrative Agent shall have received (a) the results of a recent Lien search with respect to Holdings and each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 9.3 or Liens discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent and (b) a completed Perfection Certificate substantially in the form of Exhibit F dated the Closing Date and signed by a Responsible Officer of each of Holdings and Borrower, together with all attachments contemplated thereby.

(e) [Reserved.]

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be reflected in the funding instructions given by Borrower to the Administrative Agent on or before the Closing Date.

(g) Secretary’s Certificates. The Administrative Agent shall have received a certificate of Holdings and each Loan Party, dated the Closing Date and satisfactory in form and substance to the Administrative Agent, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of Holdings or such Loan Party.

(h) Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or similar governing body) of Holdings and each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) in the case of Borrower, the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Collateral Documents, certified by the Secretary or an Assistant Secretary of Holdings or such Loan Party as of the Closing Date, which certification shall be included in the certificate delivered in respect of Holdings or such Loan Party pursuant to Section 7.1(g), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(i) Incumbency Certificates. The Administrative Agent shall have received a certificate of Holdings and each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party, as applicable, executing any Loan Document, which certificate shall be included in the certificate delivered in respect of Holdings or such Loan Party pursuant to Section 7.1(g), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be executed by a Responsible Officer and the Secretary or any Assistant Secretary of Holdings or such Loan Party.

(j) Governing Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of Holdings and each Loan Party certified as of a recent date as complete and correct copies thereof by the Secretary or an Assistant Secretary of Holdings or such Loan Party, which certification shall be included in the certificate delivered in respect of Holdings or such Loan Party pursuant to Section 7.1(g) and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(k) Good Standing Certificates. The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority evidencing the good standing and/or existence (to the extent such concept is applicable) of Holdings and each Loan Party in the jurisdiction of its organization or formation.

(l) Legal Opinions. The Administrative Agent shall have received (a) a signed legal opinion of Kirkland & Ellis LLP, special New York counsel to Holdings and the Loan Parties, and (b) a signed legal opinion of each of (i) Venable LLP, special Maryland counsel to Holdings and the Loan Parties, (ii) Keziah Gates LLP, special North Carolina counsel to Holdings and the Loan Parties, and (iii) Greenberg Traurig LLP, special Nevada counsel to Holdings and the Loan Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(m) Closing Certificates. The Administrative Agent shall have received a certificate, executed by a Responsible Officer of Holdings, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, confirming as of the Closing Date that:

(i) each of the representations and warranties made by Holdings and each Loan Party in or pursuant to the Loan Documents to which it is a party shall be true and correct in all material respects on and as of the Closing Date (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date);

(ii) no Default or Event of Default has occurred and is continuing on such date or would result from any extensions of credit under this Agreement requested to be made on the Closing Date;

(iii) immediately before and after giving effect to the transactions expected to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, Holdings, Borrower and the Restricted Subsidiaries, taken as a whole, will be Solvent; and

(iv) there shall not have occurred since December 31, 2013, any event, change or condition that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(n) Know Your Customer. The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case as requested at least ten (10) Business Days prior to the Closing Date.

(o) Transactions. The Transactions shall have been, or substantially concurrently with the Closing Date will be, consummated, and in connection therewith, the Administrative Agent shall have received a payoff and release letter with respect to the Existing Indebtedness in form and substance reasonably satisfactory to the Administrative Agent, together with any related lien release documentation reasonably requested. Borrower shall have received, or substantially contemporaneously with the initial funding of the Loans on the Closing Date shall receive, gross cash proceeds of not less than $125,000,000 from borrowings under the Second Lien Credit Agreement.

(p) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 9.3), shall be in proper form for filing, registration or recordation.

(q) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 8.6.

For the purpose of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 7.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 7.2. Conditions to Each Extension of Credit. The agreement of each Lender and each Letter of Credit Issuer to make any extension of credit requested to be made by it on any date (including making of Loans and issuance Letters of Credit on the Closing Date) is subject to receipt of the request therefor in accordance with the terms of Section 2 or 3, as applicable, and the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by Holdings or any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date, before and after giving effect to the extensions of credit requested to be made on such date and the application of the proceeds therefrom, as if made on and as of such date (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such extension of credit that the conditions contained in this Section 7.2 have been satisfied.

SECTION 8. AFFIRMATIVE COVENANTS

Borrower hereby agrees that, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under this Agreement or any other Loan Document shall have been paid in full (other than contingent amounts not yet due) and all Letters of Credit shall have expired or been terminated or Cash Collateralized (at 102% of the face amount thereof) and all Unpaid Drawings shall have been reimbursed, Borrower shall and shall cause each of its Restricted Subsidiaries to:

Section 8.1. Financial Statements. Furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with customary practices):

(a) within 120 days after the end of each fiscal year of Borrower, a copy of the audited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification, statement or exception, or qualification arising out of the scope of the audit, if such qualification, statement or exception is related to the (i) current debt maturity or (ii) an actual or potential failure to satisfy the covenants set forth in Section 9.1 of this Agreement (whether or not such failure has occurred)), by PriceWaterhouse Coopers LLP, a “Big Four” accounting firm, BDO Seidman LLP, Grant Thornton LLP or other independent certified public accountant reasonably acceptable to the Administrative Agent and include such footnotes as required pursuant to GAAP (it being understood that the filing with the SEC by Holdings of annual reports of Holdings and its consolidated Subsidiaries on Form 10-K shall satisfy the related requirement of this Section 8.1(a);

(b) not later than 60 days after the end of each of the first three quarterly periods of each fiscal year (beginning with the fiscal quarter ending September 30, 2014) of Borrower, the unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year certified by a Responsible Officer of Borrower as being fairly presented in all material respects the financial condition and results of operations of Borrower and its Subsidiaries (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the filing with the SEC by Holdings of quarterly reports of Holdings and its consolidated Subsidiaries on Form 10-Q shall satisfy the related requirement of this Section 8.1(b); and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 8.1(a) or (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in Sections 8.1(a) and (b) may be satisfied with respect to financial information of Borrower and its Subsidiaries by furnishing (A) the applicable consolidated financial statements of Holdings; provided that, to the extent such information relates to Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings and its consolidated Subsidiaries, on the one hand, and the information relating to Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand.

All such financial statements delivered pursuant to Sections 8.1(a) and (b) shall be prepared in reasonable detail and in accordance in all material respects with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Any financial statement or other document, reports, proxy statements or other materials (to the extent any such financial statement or document, reports, proxy statements or other materials included in materials otherwise filed with the SEC) required to be delivered pursuant to this Section 8.1 may be satisfied with respect to such financial statements or other documents, reports, proxy statements or other materials by the filing of Holdings’ Form 8-K, 10-K or 10-Q, as applicable, with the SEC (subject to the requirements of the second preceding paragraph). All financial statements and other documents, reports, proxy statements or other materials required to be delivered pursuant to this Section 8.1 or Section 8.2 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which Borrower posts such documents, or provides a link thereto, on Borrower’s website or (iii) on which such documents are posted on Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent), provided that (A) Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent and (B) Borrower shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) the Administrative Agent of the posting of any such documents on any website. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 8.2. Certificates; Other Information. Furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with customary practices):

(a) concurrently with the delivery of any financial statements pursuant to Section 8.1(a) or (b), (i) a certificate of a Responsible Officer of Borrower stating that, to the best of such Responsible Officer’s knowledge, has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a narrative discussion and analysis of the financial condition and results of operations of Borrower and its Restricted Subsidiaries (on a consolidated basis) for the reporting period then ended and for the period from the beginning of the then current fiscal year to the end of such period (it being understood that the “Management Discussion and Analysis” contained in the applicable annual or quarterly report filed with the SEC by Holdings on Form 10-K or Form 10-Q, respectively, shall satisfy the requirement of this clause (ii)), (iii) if, as of the last day of the applicable fiscal year or fiscal quarter, the financial covenant in Section 9.1 is effective, reasonably detailed calculations demonstrating compliance with such financial covenant and (iv) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of the applicable fiscal year or fiscal quarter, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Administrative Agent and the Lenders on the Closing Date or as of the end of the most recent fiscal year or fiscal quarter in accordance with this clause (b);

(b) no later than 75 days after the end of each fiscal year of Borrower, an Operating Forecast for Borrower for the following fiscal year which such Operating Forecast shall be accompanied by a certificate of a Responsible Officer of Borrower stating that such Operating Forecast is based on assumptions believed by management to be reasonable at the time made;

(c) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that any Group Member requests with respect to any Multiemployer Plan to which a Group Member is obligated to contribute and (ii) any notices described in Section 101(l) of ERISA that any Group Member requests with respect to any Multiemployer Plan to which a Group Member is obligated to contribute; provided, that if the relevant Group Member has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, such Group Member shall promptly make a request for such documents or notices from such administrator or sponsor and Borrower shall provide copies of such documents and notices promptly after receipt thereof, and further provided, that the rights granted to the Administrative Agent in this Section shall be exercised not more than once during a 12-month period; and

(d) promptly, such additional financial and other information regarding the operations, business affairs and financial condition of Holdings, Borrower and the Restricted Subsidiaries as any Lender may from time to time reasonably request; provided that none of Holdings, Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or similar commercially sensitive information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, would violate the fiduciary duties owed by the disclosing party or would violate any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Holdings, Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 8.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Private-Side Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each of Holdings and Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Holdings or Borrower which contains only Public-Side Information, and by doing so the Administrative Agent shall be entitled to treat such information as containing only Public-Side Information. If neither Holdings nor Borrower has indicated whether a document or notice delivered pursuant to this Section 8.2 contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Private Lenders.

Borrower will hold quarterly conference calls for the Lenders to discuss financial information of Holdings and the Loan Parties for the previous quarter. The conference call shall be following the last day of each fiscal quarter of Borrower and not later than ten Business Days following delivery of the financial statements required under Section 8.01(a) and (b). No fewer than two days prior to such conference call, Borrower or the Administrative Agent will notify the Lenders as to the time and date of such conference call and provide instructions for Lenders to obtain access to such call.

Section 8.3. Lines of Business. Maintain, and not fundamentally and substantively alter, the character of their business, taken as a whole, from the business conducted by the Loan Parties and their Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment).

Section 8.4. Taxes. File or cause to be filed all federal, state and other material tax returns and reports that are required to be filed and pay all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property, and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (a) any the amount or validity of which are contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the relevant Group Member or (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect).

Section 8.5. Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 9.4 or 9.12 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by Holdings, Borrower, the other Group Members and their respective directors, officers and employees with (x) Anti-Corruption Laws, except to the extent that failure to maintain or comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (y) applicable Sanctions, in all material respects.

Section 8.6. Maintenance of Property; Insurance. (a) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, keep all property material to the conduct of and necessary in its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually (as determined in the good faith judgment of management) insured against in the same general area by similarly situated companies engaged in the same or a similar business. Each such policy of liability or casualty insurance maintained by or on behalf of Holdings and the Loan Parties will (i) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (ii) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and (iii) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency

Management Agency to have special flood hazards, Holdings or the applicable Loan Party shall obtain, and will maintain, with financially sound and reputable insurance companies (as determined in the good faith judgment of management), such flood insurance as is required under applicable law, including Regulation H of the Board.

Section 8.7. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent once each calendar year upon reasonable prior notice and at a time mutually agreed with Holdings (or, after the occurrence and during the continuation of an Event of Default, at any time or frequency) to visit and inspect its properties, to examine and make extracts from its books and records (other than materials (i) that constitute trade secrets or similar commercially sensitive information, (ii) are protected by attorney-client privilege and (iii) which the applicable Group Member may not disclose without violation of any Requirement of Law, violation of the fiduciary duties owed by the disclosing party or violation of any confidentiality agreement between Holdings or any Group Member and any third party) and to discuss its affairs, finances and condition with its officers, in each case, at the expense of Borrower once each calendar year (or, after the occurrence and during the continuation of an Event of Default, at any time).

Section 8.8. Notices. Promptly after a Responsible Officer of Holdings or Borrower obtains knowledge thereof, give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) litigation, investigation or proceeding that may exist at any time against Holdings or any Group Member by any Governmental Authority, that in either case, would be reasonably likely to be adversely determined, as the case may be, and if so determined could reasonably be expected to have a Material Adverse Effect;

(c) any action, suit, investigation or proceeding against Holdings or any Group Member (i) that would be reasonably likely to be adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(d) an ERISA Event that could reasonably be expected to result in a Material Adverse Effect;

(e) any transaction or occurrence that results in the damage, destruction or rendering unfit for normal use any of the Property of any Group Member, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) any pending or threatened notice or claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any other Person alleging or asserting the liability of any Group Member for investigatory costs, clean-up costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties or seeking injunctive relief, in each case (i) to the extent relating to the presence, use or Release of any Material of Environmental Concern or the violation, or alleged violation, of any Environmental Law, and (ii) that, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(g) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Section 8.9. Environmental Laws. (a) Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; in each case, except for such compliance and failure to obtain and maintain that could not reasonably be expected to have a Material Adverse Effect;

(a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and (ii) promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings.

Section 8.10. Additional Collateral, etc.

(a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (e) below and (y) Excluded Property) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (and, in any event, within sixty (60) days; provided that such time period may be extended in the reasonable discretion of the Administrative Agent) (i) execute and deliver to the Administrative Agent such supplements to the Security Agreement, Pledge Agreement or such other Collateral Documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (subject to the Intercreditor Agreements) security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any new Domestic Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (b), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), promptly (and, in any event, within sixty (60) days; provided that such time period may be extended in the reasonable discretion of the Administrative Agent) (i) execute and deliver to the Administrative Agent such supplements to the Security Agreement, the Pledge Agreement, or any additional Collateral Documents, as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the

Lenders, a perfected first priority (subject to the Intercreditor Agreements) security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Security Agreement and the Pledge Agreement as a Subsidiary Guarantor and a pledgor, respectively, (B) to take such actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in the Collateral described in the Security Agreement and the Pledge Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit F, with appropriate insertions and attachments and (iv) cause such new Subsidiary to become a party to the Guarantee as a “Guarantor”.

(c) With respect to any new Foreign Subsidiary or Disregarded Domestic Person (in each case, other than an Excluded Subsidiary described in any clause of the definition thereof (other than clause (b) or clause (j) thereof) created or acquired after the Closing Date by any Loan Party, promptly (and, in any event, within sixty (60) days; provided that such time period may be extended in the reasonable discretion of the Administrative Agent) (i) execute and deliver to the Administrative Agent such supplements to the Security Agreement, Pledge Agreement or such other Collateral Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new first-tier Subsidiary be required to be so pledged, and none of the outstanding Capital Stock of any Foreign Subsidiary or Disregarded Domestic Person that is owned by another Foreign Subsidiary or Disregarded Domestic Person shall be required to be so pledged), and (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein.

(d) With respect to each Material Real Property, deliver to the Administrative Agent (no later than 30 days after the later to occur of (x) (i) in the case of deliveries made pursuant to Section 7.1(a)(iv), the Closing Date and (ii) in the case of all other deliveries, the date on which it becomes Material Real Property and (y) the date on which Borrower first receives draft Mortgages from the Administrative Agent (in each case, or such later date as the Administrative Agent may agree in its sole discretion)): (i) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 9.3 (and which may be subordinated to Liens permitted by Section 9.3 securing Indebtedness permitted by Section 9.2), together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (ii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property.

(e) Notwithstanding anything in this Agreement or any Collateral Document to the contrary: (i) no Capital Stock of any Subsidiary which is an Excluded Subsidiary shall be required to be pledged as Collateral and no Excluded Subsidiary shall be required to become a Guarantor hereunder, (ii) the Administrative Agent shall not take, and the Loan Parties shall not be required to grant, a security interest in any Excluded Property; (iii) any security interest required to be granted or any action required to be taken, including to perfect such security interest, shall be subject to the same exceptions and limitations as those set forth in the Collateral Documents; (iv) no Loan Party shall be required, nor shall the Administrative Agent be authorized to perfect any pledges, charges, assignments, security interests and mortgages in any Collateral by any means other than (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to Material Real Property, (B) filings in United States government offices with respect to Intellectual Property as expressly required by the Loan Documents, (C) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of intercompany notes in an amount individually in excess of $5,000,000, stock certificates of the Restricted Subsidiaries of Borrower and other instruments issued to any Loan Party in an amount individually in excess of $5,000,000, (D) mortgages in respect of Material Real Property and (E) necessary perfection steps with respect to commercial tort claims over $5,000,000 individually, no Loan Party shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States of America, any State thereof or the District of Columbia); (v) no Loan Party shall have any obligation under any Loan Document to enter into any landlord, bailee or warehousemen waiver, estoppel or consent or any other document of similar effect; (vi) in no event shall any Loan Party be required to take any action to perfect the security interest granted under the Collateral Documents in Collateral consisting of (A) cash or Cash Equivalents or (B) entering into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account (including securities entitlements and related assets credited thereto) or (C) other assets requiring perfection through the implementation of control agreements or perfection by “control” (other than the delivery of stock certificate and instruments as contemplated herein or in the Collateral Documents).

Section 8.11. Use of Proceeds and Letters of Credit. (a) Use the proceeds of the Term Loans solely to (i) repay the Existing Indebtedness in full and to pay the Transaction Costs and (ii) to the extent any portion of the Loans remain available following application of proceeds pursuant to preceding clause (i), for working capital and general corporate purposes of Holdings, Borrower and the Restricted Subsidiaries; provided that no part of the proceeds of any Term Loan may be used in violation of the representation set forth in Section 6.10.

(b) Use the proceeds of the Revolving Loans solely for working capital and general corporate purposes of Holdings, Borrower and the Restricted Subsidiaries; provided that no part of the proceeds of any Revolving Credit Loan may be used in violation of the representation set forth in Section 6.10. Letters of Credit will be issued to support obligations of Holdings, Borrower and the Restricted Subsidiaries incurred in the ordinary course of business or otherwise not in violation of this Agreement.

(c) Notwithstanding the foregoing, Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit, or request any Loan or Letter of Credit the proceeds of which will be used, or loaned, contributed, or otherwise made to any Subsidiary or, to the knowledge of Borrower, other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law or (ii) in any other manner that would result in a violation of any Anti-Corruption Laws, in each case, in a manner that could reasonably be expected to result in a Material Adverse Effect.

(d) Notwithstanding the foregoing, the foregoing, Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit, or request any Loan or Letter of Credit the proceeds of which will be used, or loaned, contributed, or otherwise made to any Subsidiary or, to the knowledge of Borrower, other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person to fund any activities or business of or with any Sanctioned Person or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any other manner that would result in a violation in any material respect of any Sanctions by any party to this Agreement, with respect to (i) and (ii) to the extent prohibited by Sanctions.

Section 8.12. Know Your Customer. Promptly following a request by the Administrative Agent, any Letter of Credit Issuer or any Lender, provide all documentation and other reasonably available information that the Administrative Agent, such Letter of Credit Issuer or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 8.13. Maintenance of REIT Status; Further Assurances. Holdings will continue to be treated as a “real estate investment trust” as defined in Section 856 of the Code for U.S. Federal income tax purposes. Borrower will (and will cause each other Loan Party to) execute and deliver to the Administrative Agent such supplements to the Collateral Documents or such other Collateral Documents as the Administrative Agent deems necessary or advisable to (i) grant to the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and proceeds thereof or (ii) to ensure continued validity, perfection and priority of the Liens on the Collateral, subject in all cases to the limitations set forth in Section 8.10 and the other Loan Documents.

Section 8.14. Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (but not maintain any specific rating) a public corporate family from Moody’s and a public corporate credit rating from S&P, in each case with respect to Holdings, and a public rating in respect of the credit facilities provided pursuant to this Agreement from each of Moody’s and S&P.

Section 8.15. Designation of Subsidiaries. Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would result from such designation and (b) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) under the Second Lien Loan Documents. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the parent company of such Subsidiary therein under Section 9.10 at the date of designation in an amount equal to the net book value of such parent company’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary (to the extent assumed) and shall constitute a credit in the Investment made by the applicable parent company of such Subsidiary therein at the date such Subsidiary was designated as an Unrestricted Subsidiary in an amount equal to the fair market value of such parent company’s Investment therein at the date of such re-designation).

SECTION 9. NEGATIVE COVENANTS

Borrower hereby agrees that, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under this Agreement or any other Loan Document shall have been paid in full (other than contingent amounts not yet due) and all Letters of Credit shall have expired or been terminated or Cash Collateralized (at 102% of the face amount thereof) and all Unpaid Drawings shall have been reimbursed, Borrower shall not, and shall not permit any of its Restricted Subsidiaries to:

Section 9.1. Financial Covenant. Solely with respect to the Revolving Credit Commitments and the Revolving Credit Exposure, commencing with the fiscal quarter ending March 31, 2015, permit the First Lien Net Leverage Ratio for any Reference Period ending on any date during any period set forth in the table below to be greater than the ratio set forth opposite such period; provided that this covenant shall be effective only if on the last day of any Reference Period the sum of (a) the aggregate principal amount of all Revolving Credit Loans plus (b) the aggregate amount of Unpaid Drawings, in each case on such day, exceeds 25.0% of the Total Revolving Credit Commitments on such day:

Period	First Lien Net Leverage Ratio
March 31, 2015, through September 30, 2015	7.00 to 1.00
October 1, 2015, through December 31, 2015	6.25 to 1.00
January 1, 2015, through September 30, 2016	6.00 to 1.00
October 1, 2016, through March 31, 2017	5.25 to 1.00
April 1, 2017, and thereafter	5.00 to 1.00

Section 9.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) (i) Indebtedness of any Loan Party incurred under the Second Lien Loan Documents in an aggregate principal amount not to exceed $125,000,000, (ii) Incremental Second Lien Loans permitted to be incurred under the Second Lien Credit Agreement (as in effect on the date hereof), (iii) Alternative Incremental Second Lien Facility Debt permitted to be incurred in accordance with the Second Lien Credit Agreement (as in effect on the date hereof), (iv) Second Lien Refinancing Term Loan Indebtedness, (v) Second Lien Permitted Debt Exchange Notes and (vi) any Permitted Refinancing of any of the foregoing;

(c) (i) Indebtedness of any Group Member incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets and (ii) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Indebtedness from time to time (in whole or in part), in an aggregate principal amount outstanding not to exceed the greater of (x) $20,000,000 and (y) 25% of Consolidated EBITDA (calculated on a pro forma basis) for the most recently ended Reference Period;

(d) Indebtedness of any Group Member owing to any other Group Member to the extent incurred as part of a Permitted Reorganization;

(e) (i) Indebtedness incurred under any Incremental Facility and Alternative Incremental Facility Debt; provided that the aggregate principal amount of such Incremental Facility and Alternative Incremental Facility Debt shall not exceed the amount permitted under Section 2.14; (ii) Refinancing Term Loan Indebtedness incurred pursuant to Section 2.17; provided that the net proceeds thereof are used to make the prepayments required under clause (vi) of the definition thereof; and (iii) any Permitted Refinancing of any of the foregoing;

(f) Indebtedness of Borrower issued in accordance with Section 9.5(h);

(g) Indebtedness incurred or arising from or in connection with any bid, performance, surety, statutory, completion, return-of-money or appeal bonds, completion guarantees or similar obligations issued, existing or incurred in the ordinary course of business, consistent with past practice or pursuant to any Requirements of Law;

(h) letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business, consistent with past practice or pursuant to any Requirements of Law;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other Cash Management Services in the ordinary course of business;

(j) obligations (contingent or otherwise) existing or arising under any Swap Agreement entered into not for a speculative purpose;

(k) Indebtedness of a Group Member to any other Group Member and any Permitted Refinancing thereof; provided that (x) Indebtedness of a Restricted Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 9.10 and (y) Indebtedness of any Group Member owed to a Loan Party shall be evidenced by an Intercompany Note and shall be subject to a Lien under the Collateral Documents;

(l) Indebtedness of the Group Members outstanding on the Closing Date and disclosed on Schedule 9.2 and any Permitted Refinancing thereof;

(m) Indebtedness consisting of Guarantee Obligations by the Group Members in respect of Indebtedness, leases and other ordinary course obligations permitted by the Loan Documents to be incurred by any Group Member (other than Indebtedness incurred under Section 9.2(k)); provided, that (i) in the case of any Guarantee Obligations by a Loan Party of the obligations of a non-Loan Party, the related Investment is permitted under Section 9.10 and (ii) the aggregate amount of Guarantee Obligations of Restricted Subsidiaries that are not Loan Parties under this clause (m) shall not exceed the greater of (i) $15,000,000 and (ii) 20% of Consolidated EBITDA (calculated on a pro forma basis) for the most recently ended Reference Period;

(n) contingent liabilities in respect of any indemnification, adjustment of purchase price (including earn-outs), non-compete, consulting, deferred Taxes and similar obligations of the Group Members incurred in connection with acquisitions;

(o) Indebtedness incurred by any Restricted Subsidiary that is not a Loan Party in an aggregate principal amount not exceeding 10.00% of the total assets of such Restricted Subsidiary as determined at the end of the most recently ended Reference Period;

(p) Indebtedness of the Group Members in an aggregate principal amount at the time of incurrence not to exceed the Excess Equity Amount at such time;

(q) (i) Indebtedness of the Group Members (including Indebtedness incurred to finance a Permitted Acquisition) so long as, after giving effect to the incurrence of such Indebtedness on a pro forma basis under this clause (q), the Total Net Leverage Ratio as of the last day of the most recently ended Reference Period on or prior to the date of determination is equal to or less than 6.75 to 1.00; provided that the aggregate principal amount of Indebtedness incurred under this clause (q) by any Restricted Subsidiary that is not a Loan Party shall not exceed the greater of (i) $15,000,000 and (ii) 20% of Consolidated EBITDA (calculated on a pro forma basis) for the most recently ended Reference Period, at any time outstanding, and (ii) any Permitted Refinancing of any Indebtedness incurred under this clause (q);

(r) (x) Indebtedness of any Group Member incurred to finance, or assumed in connection with, any Permitted Acquisition or any other Investment permitted under Section 9.10 in an aggregate principal amount outstanding not to exceed (A) $75,000,000 and (B) an additional unlimited amount so long as (1) after giving effect to the incurrence of such Indebtedness on a pro forma basis under this clause (B), the Total Net Leverage Ratio as of the last day of the most recently ended Reference Period on or prior to the date of determination is equal to or less than 6.75 to 1.00 and (2) if such Indebtedness is secured on a pari passu basis with the Obligations, after giving effect to the incurrence of such Indebtedness on a pro forma basis under this clause (B), the First Lien Net Leverage Ratio as of the last day of the most recently ended Reference Period on or prior to the date of determination is equal to or less than 5.00 to 1.00, and (y) any Permitted Refinancing of any Indebtedness incurred under this clause (r);

(s) other Indebtedness of the Group Members not otherwise permitted by this Section 9.2 in an aggregate principal amount not to exceed the greater of (x) $25,000,000 or (y) 35% of Consolidated EBITDA (calculated on a pro forma basis) for the most recently ended Reference Period;

(t) Indebtedness incurred by any Group Member constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(u) Indebtedness arising from agreements of any Group Member providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or any Group Member permitted hereunder, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

(v) Indebtedness of the Group Members consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements incurred in the ordinary course of business or consistent with past practice;

(w) Indebtedness of Group Members supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit, so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 9.2;

(x) Indebtedness consisting of Indebtedness owing by Borrower or any of its Restricted Subsidiaries to future, present or former employees, officers, directors, managers or consultants of Borrower or any of its Restricted Subsidiaries or any direct or indirect parent company of Borrower, or their estates, descendants, family, spouse or former spouse in each case to finance the purchase or redemption of Capital Stock of Borrower or any direct or indirect parent company of Borrower to the extent described in Section 9.5(c);

(y) Indebtedness representing deferred compensation to employees of any Group Member incurred in the ordinary course of business; and

(z) Permitted Debt Exchange Notes incurred in accordance with Section 2.14(j) through (m) and any Permitted Refinancing thereof.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Section 9.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of the property of any Group Member, whether now owned or hereafter acquired, except:

(a) Liens for (i) Taxes not yet overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP; or property taxes on property (other than Real Estate Collateral Property) Borrower or any Restricted Subsidiary has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(b) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) pledges or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, public or statutory obligations, surety and appeal bonds, performance or payment bonds, the payment of rent or obligations arising from contractual or warranty refunds, and other obligations of a like nature, in each case incurred in the ordinary course of business (including obligations in respect of letters of credit that have been posted to support payment of such items);

(e) easements, rights-of-way, restrictions, minor survey exceptions, ground leases and other similar encumbrances incurred in the ordinary course of business, and reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and similar purposes, or zoning, building codes or other restrictions (including, without limitations, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of business of such Person or to the ownership of its properties that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member;

(f) Liens securing Indebtedness of any Group Member incurred pursuant to Section 9.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 270 days of the incurrence of such Indebtedness and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements of such property, additions and accessions, and in the case of multiple financings of a lender, other fixed or capital assets financed by such lender;

(g) Liens created pursuant to the Collateral Documents;

(h) any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(i) (i) Liens existing on the Closing Date; provided that any such Lien securing Indebtedness or other obligations in excess of (x) $5,000,000 individually or (y) $10,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (b) that are not listed on Schedule 9.3)), as well as any Lien encumbering any Real Estate Collateral Properties, shall only be permitted under this clause (i) if set forth on Schedule 9.3 or disclosed as an exception to coverage in the final title policies and endorsements received by the Administrative Agent prior to the Closing Date with respect to Mortgaged Properties and (ii) in each case, any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 9.2 and (y) proceeds and products thereof, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 9.2(l), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal, extension or modification of the obligations secured or benefited by such Liens is permitted by Section 9.2(l);

(j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(h);

(k) Liens on property of a Person existing at the time such property is acquired by a Group Member and Liens on property of any Person not previously a Subsidiary that becomes a Restricted Subsidiary or of any Person not previously a Subsidiary that is merged or consolidated with or into any Group Member in a transaction permitted hereunder; provided that such Liens were not created in contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired or otherwise merged into or consolidated with the relevant Group Member (other than, with respect to such property, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property), and the applicable Indebtedness or other obligation secured by such Lien is permitted pursuant to this Agreement;

(l) Liens (i) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) pledges or deposits of Cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary cause of business;

(n) (i) leases, licenses, subleases or sublicenses (including of Intellectual Property and other general intangibles) granted to other Persons in the ordinary course of business which do not (x) interfere in any material respect with the business of a Loan Party or (y) secure any Indebtedness and (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Loan Parties or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(o) Liens arising from precautionary Uniform Commercial Code financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, operating leases or consignments permitted by this Agreement;

(p) Liens on Collateral securing New Term Loans, New Revolving Credit Commitments and the New Revolving Credit Loans in respsect thereof, Alternative Incremental Facility Debt, Refinancing Term Loan Indebtedness, Refinancing Revolving Commitments and the Refinancing Revolving Loans in respect thereof, and any Permitted Refinancing thereof as long as to the extent not incurred under the Loan Documents such Liens are subject to an Intercreditor Agreement;

(q) Liens securing Indebtedness incurred under the Second Lien Loan Documents, Second Lien Refinancing Term Loan Indebtedness, Alternative Incremental Second Lien Facility Debt, Second Lien Permitted Debt Exchange Notes and any Permitted Refinancing thereof as long as such Liens are subject to the Closing Date Intercreditor Agreement;

(r) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral, and (ii) such Liens secure only Indebtedness incurred by Foreign Subsidiaries pursuant to Section 9.2(o);

(s) Liens securing obligations in respect of any Indebtedness permitted by Section 9.2(q) or Section 9.2(r) so long as (i) if such Indebtedness is secured on a pari passu basis with the Obligations, after giving effect to the incurrence of such Indebtedness on a pro forma basis, the First Lien Net Leverage Ratio as of the last day of the most recently ended Reference Period on or prior to the date of determination is equal to or less than 5.00 to 1.00, (ii) if such Indebtedness is secured on a junior basis with the Obligations, after giving effect to the incurrence of such Indebtedness on a pro forma basis, the Senior Secured Net Leverage Ratio as of the last day of the most recently ended Reference Period on or prior to the date of determination is equal to or less than 6.75 to 1.00 and (iii) to the extent such Liens are on all or any portion of the Collateral, such Liens shall be subject to an Intercreditor Agreement;

(t) Liens securing obligations in respect of any Indebtedness incurred or assumed in connection with any Permitted Acquisition or other Investment permitted by Section 9.10;

(u) other Liens securing obligations in an aggregate amount not to exceed the greater of (i) $10,000,000 and (ii) 15% of Consolidated EBITDA (calculated on a pro forma basis) for the most recently ended Reference Period;

(v) Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 9.11 or 9.12 to the extent such Disposition would have been permitted on the date of the creation of such Lien;

(w) Liens solely on any cash earnest money deposits made by Borrower or any Subsidiary of Borrower in connection with any letter of intent or purchase agreement;

(x) any Lien (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(y) (i) Liens on specific items of inventory and other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and (ii) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by any Group Member in the ordinary course of business;

(z) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(aa) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.2; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(bb) Liens given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(cc) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law;

(dd) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Group Member to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Group Members or (iii) relating to purchase orders and other agreements entered into by any Group Member in the ordinary course of business; and

(ee) Liens securing any Permitted Debt Exchange Notes and any Permitted Refinancing thereof so long as such Liens are subject to an Intercreditor Agreement.

Section 9.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or reorganize itself in any non-U.S. jurisdiction, or Dispose of all or substantially all of the property or business of the Group Members, except:

(a) [reserved];

(b) any Person (other than Borrower) may merge or amalgamate into or consolidate with any Restricted Subsidiary in a transaction (including a Permitted Acquisition or other Investment permitted under Section 9.10) in which the surviving entity is such Restricted Subsidiary (provided that in any such merger, amalgamation or consolidation involving a Subsidiary Guarantor, (i) such Subsidiary Guarantor shall be the surviving entity or (ii) the continuing or surviving Person shall substantially simultaneously with the consummation of such transaction become a Subsidiary Guarantor hereunder or expressly assume the obligations of such Subsidiary Guarantor under the Loan Documents in a manner reasonably acceptable to Administrative Agent);

(c) any Restricted Subsidiary may merge or amalgamate into or consolidate with any Person in order to consummate a Disposition otherwise made in compliance with Section 9.12 or an Investment made in compliance with Section 9.10 in which the surviving entity is not a Subsidiary of Borrower;

(d) so long as no Event of Default exists, Borrower may merge or amalgamate into or consolidate with any other Person (including in connection with a Permitted Acquisition or other Investment permitted under Section 9.10); provided that (i) Borrower shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Borrower (any such Person, “Successor Borrower”), (A) Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (B) Successor Borrower shall expressly assume all the obligations of Borrower under this Agreement and the other Loan Documents pursuant to an agreement or agreements in form and substance reasonably satisfactory to Administrative Agent, (C) each of Holdings and each Subsidiary Guarantor, unless it is the other party to such merger or consolidation, shall have, pursuant to an agreement or agreements in form and substance reasonably satisfactory to Administrative Agent, confirmed that (x) its guarantee of the Obligations pursuant to the Guarantee shall apply to Successor Borrower’s obligations under this Agreement and (y) the Liens granted by it under the Collateral Documents to which it is a party as security for the Obligations shall continue to secure such obligations and that its obligations under the Collateral Documents to which it is a party shall apply to Successor Borrower’s obligations under this Agreement, (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have confirmed, in a manner reasonably satisfactory to the Administrative Agent, that its obligations thereunder shall apply to Successor Borrower’s Obligations, (E) such merger shall be permitted under Section 9.10 and (F) to the extent requested by Administrative Agent, Borrower shall have delivered to Administrative Agent an officer’s certificate stating that such merger or consolidation and such agreement or agreements referred to above comply with this Agreement; provided further, that if the foregoing are satisfied, Successor Borrower will succeed to, and be substituted for, Borrower under this Agreement;

(e) any Restricted Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to Borrower or any other Restricted Subsidiary; provided that any such Disposition by a Loan Party shall be made to Borrower or another Loan Party;

(f) any Restricted Subsidiary may liquidate, wind-up or dissolve if Borrower determines in good faith that such liquidation, winding-up or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders;

(g) the Group Members may effect the Permitted Reorganization; and

(h) any Group Member may change its legal form.

Section 9.5. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Qualified Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in Cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) (i) any Group Member may make Restricted Payments to any other Group Member, including as part of a Permitted Reorganization and (ii) any Group Member (other than Borrower) may make Restricted Payments ratably to the holders of such Group Member’s Capital Stock;

(b) so long as no Event of Default has occurred and is continuing or would result therefrom, any Group Member may make the Restricted Payments set forth on Schedule 9.5;

(c) any Group Member may make Restricted Payments to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Capital Stock) of Borrower or any direct or indirect parent company of Borrower held by any future, present or former employee, officer, director, manager or consultant of Borrower or any of its Restricted Subsidiaries or any direct or indirect parent company of Borrower, or their estates, descendants, family, spouse or former spouse pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Borrower or any direct or indirect parent company of Borrower in connection with such repurchase, retirement or other acquisition); provided that the aggregate Restricted Payments made under this clause (c) (including cash payments made in respect of Indebtedness incurred pursuant to Section 9.2(x)) subsequent to the Closing Date do not exceed in any calendar year $5,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to maximum aggregate Restricted Payments under this clause of $10,000,000 in any calendar year), in each case, net of proceeds received by Borrower in connection with resales of such Capital Stock; provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by Borrower and its Restricted Subsidiaries after the Closing Date; and provided, further that cancellation of Indebtedness arising under Section 9.10(d) and owing to Borrower or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of Borrower, any direct or indirect parent company of Borrower or any Restricted Subsidiary, or their estates, descendants, family, spouse or former spouse in connection with a repurchase of Capital Stock will not be deemed to constitute a Restricted Payment for purposes of this Section 9.5 or any other provision of this Agreement;

(d) any Group Member may make Restricted Payments at any time in an amount not to exceed the Excess Equity Amount at such time;

(e) Borrower may make Restricted Payments to Holdings at such times and in such amounts as shall be necessary to permit Holdings (or any of its parent companies) to discharge its general corporate and overhead expenses (including franchise taxes, directors fees and Public Company Costs) incurred in the ordinary course of business and attributable to the operations of Borrower and its Restricted Subsidiaries;

(f) Borrower may make, or may make Restricted Payments to Holdings so that Holdings may make, cash payments in lieu of the issuance of fractional shares representing insignificant interests in Holdings or Borrower in connection with (i) the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in Holdings or Borrower or (ii) a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Borrower or any Restricted Subsidiary, in each case permitted under this Agreement;

(g) Borrower may repurchase Capital Stock upon the exercise of stock options if such Capital Stock represents a portion of the exercise price of such stock options;

(h) Borrower may make Restricted Payments to each of its equity holders in an amount equal to such equity holder’s distributive share of one hundred percent (100.0%) of Borrower’s “real estate investment trust taxable income” within the meaning of Section 857(b)(2) of the Code (assuming for purposes of this clause (h) that Borrower is taxable as a “real estate investment trust” within the meaning of Section 856 of the Code) for each taxable year (a “REIT Distribution”); provided that, prior to a Qualifying IPO, not more than 55.00% of any REIT Distribution may be made in cash (and the remaining amount of such REIT Distribution shall be in the form of a subordinated intercompany note, on terms reasonably satisfactory to the Administrative Agent, issued by Borrower to Holdings and any such other equity holder of Borrower and which shall not be repaid or redeemed prior to the consummation of a Qualifying IPO;

(i) [reserved];

(j) prior to a Qualifying IPO, the Group Members may make Restricted Payments at any time in an amount not to exceed the Cumulative Amount at such time; provided that the aggregate amount of Restricted Payments that may be made in respect of clauses (a)(i) and (ii) of the definition of “Cumulative Amount” pursuant to this clause (j) shall be reduced by the aggregate amount of REIT Distributions made pursuant to clause (h) of this Section made on or prior to such time;

(k) after a Qualifying IPO, the Group Members may make (i) so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an amount not to exceed $10,000,000 in any period of twelve consecutive calendar months (less the amount of payments made pursuant to Section 9.14(d)(i) during such period); provided that, at the time of and immediately after giving effect to any Restricted Payment made in reliance on this subclause (i), no Revolving Credit Loans are outstanding, and (ii) Restricted Payments at any time in an amount not to exceed the Cumulative Amount at such time; provided that the aggregate amount of Restricted Payments that may be made in respect of clauses (a)(i) and (ii) of the definition of “Cumulative Amount” pursuant to this subclause (ii) shall be reduced by the aggregate amount of REIT Distributions made pursuant to Section 9.5(h) at or prior to such time;

(l) any Group Member may make Restricted Payments in the form of shares of Capital Stock of, or Indebtedness owed to a Group Member by, Unrestricted Subsidiaries;

(m) any Group Member may make Restricted Payments of or on account of (i) management, consulting and advisory fees and (ii) reimbursement of out-of-pocket costs and expenses and indemnities incurred in connection with management, consulting and advisory services, in each case to the extent required under the Sponsor Management Agreement and the Limited Partnership Agreement of Parent as in effect on the date hereof; and

(n) any Group Member may make Restricted Payments within sixty (60) days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date or declaration or the giving of such notice such payment would have complied with the provisions of this Agreement; provided that in the case of a Restricted Payment pursuant to Section 9.5(k)(i) at the time of and immediately after giving effect to any such Restricted Payment no Revolving Loans are outstanding.

Notwithstanding the foregoing, any loan or advance to Holdings made pursuant to Section 9.10(x) in lieu of a Restricted Payment pursuant to any clause of this Section 9.5 shall reduce the amount of Restricted Payments permitted to be made pursuant to such clause on a dollar-for-dollar basis.

Section 9.6. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Group Member) involving aggregate consideration in excess of $10,000,000 unless such transaction is (a) the payment of financial advisory, monitoring, oversight and similar fees, expenses and indemnities to the Sponsors under the terms of the Management Agreement in effect on the Closing Date without giving effect to any amendments or other modifications thereto that would increase such amounts, (b) fees and expenses payable in connection with the Transactions, (c) part of a Permitted Reorganization, (d) set forth on Schedule 9.6, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by Borrower in good faith), (e) upon fair and reasonable terms (taken as a whole) not materially less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (f) the payment of or on account of management, consulting and advisory fees and the reimbursement of out-of-pocket costs and expenses incurred in connection with management, consulting and advisory services, in each case to the Sponsors (or other financial sponsors) or their Affiliates, (g) Restricted Payments permitted pursuant to Section 9.5, (h) consummation of the Transactions, (i) the issuance of Capital Stock of Holdings or Borrower or any of its Restricted Subsidiaries not otherwise prohibited by the Loan Documents, (j) employment and severance arrangements between Borrower and the Restricted Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business (including loans and advances in connection therewith), (k) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers, employees of Borrower, (l) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable, and (m) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof.

Section 9.7. Amendments to Organizational Documents. Amend, supplement or otherwise modify its certificate of incorporation, bylaws or other organizational documents, in each case if the effect of such amendment, supplement or modification would be materially adverse to the Lenders; provided, however, that any amendment, supplement or other modification to the certificate of incorporation, bylaws or other organizational documents of Borrower in connection with a Qualifying IPO that may be deemed materially adverse to the Lenders may be made with the consent of the Administrative Agent.

Section 9.8. No Further Negative Pledges. Enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Loan Document Obligations, except with respect to:

(a) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be);

(b) restrictions imposed by (i) this Agreement or any other Loan Document, (ii) any Second Lien Loan Document as in effect on the date hereof (or in any amendment thereto if such restrictions are no less favorable in any material respect to the Lenders than the restrictions imposed by the Second Lien Loan Documents on the date hereof), (iii) the documentation in respect of any Alternative Incremental Facility Debt or any Refinancing Term Loan Indebtedness (provided that such restrictions are no less favorable in any material respect to the Lenders than the restrictions imposed by the Loan Documents in effect on the date hereof), (iv) the documentation in respect of any Alternative Incremental Second Lien Facility Debt (provided that such restrictions are no less favorable in any material respect to the Lenders than the restrictions imposed by the Second Lien Loan Documents on the date hereof) and (v) the documentation in respect of any Permitted Refinancing of any of the foregoing (provided that such restrictions are no less favorable in any material respect to the Lenders than the restrictions imposed by the documentation in respect of the Indebtedness being so refinanced);

(c) any agreement in effect at the time a person becomes a Restricted Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of Borrower, which encumbrance or restriction is not applicable to the properties or assets of any Loan Party, other than such Restricted Subsidiary, or the property or assets of the such Restricted Subsidiary, so acquired;

(d) customary provisions in partnership agreements, limited liability company organizational or governance documents, joint venture documents and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(e) Liens permitted to be incurred under Section 9.3 and restrictions in the agreements relating thereto that limit the right of Borrower or any of its Restricted Subsidiaries to Dispose of the assets subject to such Liens;

(f) customary provisions limiting the Disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(g) restrictions on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or deposit exists;

(h) restrictions on Liens in favor of any holder of Indebtedness permitted under Section 9.1 but solely to the extent any such restriction relates to the property financed by or secured by such Indebtedness;

(i) restrictions (x) existing on the Closing Date (to the extent not otherwise permitted by this Section 9.8) and set forth on Schedule 9.8 hereto and (y) to the extent agreements permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Permitted Refinancing of such Indebtedness so long as such Permitted Refinancing does not expand the scope of the restrictions described in the foregoing clause (x);

(j) restrictions that arise in connection with cash or other deposits permitted under Section 9.10;

(k) restrictions that arise in connection with any agreement or other instrument of a Person acquired by or merged or consolidated with or into Borrower or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into Borrower or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(l) restrictions that arise in connection with contracts for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary of Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

(m) restrictions on Liens in favor of any holder of other Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 9.2 hereof that are, taken as a whole, in the good faith judgment of Borrower, not materially more restrictive with respect to Borrower or any Restricted Subsidiary than the restrictions contained in this Agreement and which shall not restrict the granting to the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral;

(n) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; and

(o) restrictions or conditions imposed by any Requirement of Law.

Section 9.9. Restrictions on Subsidiary Distributions. Except as provided herein, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of Borrower to (1) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Capital Stock owned by Borrower or any other Restricted Subsidiary of Borrower, (2) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Borrower or any Loan Party, (3) make loans or advances to Borrower or any Loan Party, or (4) transfer, lease or license any of its property or assets to Borrower or any Loan Party, other than restrictions:

(a) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(b) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

(c) in any agreement binding on any Person or assets acquired by Borrower or any of its Restricted Subsidiaries in effect at the time of such acquisition, so long as such agreement was not entered into in connection with or in contemplation of such acquisition;

(d) in any agreement for the Disposition of a Restricted Subsidiary that contains such restrictions on such Restricted Subsidiary pending the Disposition;

(e) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(f) limiting the Disposition of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(g) on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or deposits exist;

(h) or encumbrances imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments, obligations or arrangements referred to in clauses (a) through (g) above or (k) below; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined in good faith by Borrower), taken as a whole, in any material respect, than those contained in the contracts, instruments, obligations or arrangements prior to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings;

(i) imposed by applicable law;

(j) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(k) as set forth in the restrictions imposed by (i) this Agreement or any other Loan Document, (ii) any Second Lien Loan Document as in effect on the date hereof (or in any amendment thereto if such restrictions, taken as a whole, in the good faith judgment of Borrower, are not materially more restrictive with respect to Borrower or any Restricted Subsidiary than the restrictions contained in this Agreement), (iii) the documentation in respect of any Alternative Incremental Facility Debt or any Refinancing Term Loan Indebtedness (provided that such restrictions, taken as a whole, in the good faith judgment of Borrower, are not materially more restrictive with respect to Borrower or any Restricted Subsidiary than the restrictions contained in this Agreement), (iv) the documentation in respect of any Alternative Incremental Second Lien Facility Debt (provided that such restrictions, taken as a whole, in the good faith judgment of Borrower, are not materially more restrictive with respect to Borrower or any Restricted Subsidiary than the restrictions contained in this Agreement) and (v) the documentation in respect of any Permitted Refinancing of any of the foregoing (provided that such restrictions, taken as a whole, in the good faith judgment of Borrower, are not materially more restrictive with respect to Borrower or any Restricted Subsidiary than the restrictions contained in this Agreement), each as set forth as of the Closing Date;

(l) on customary net worth or similar provisions contained in real property leases entered into by Borrower or any Restricted Subsidiary so long as Borrower or such Restricted Subsidiary has determined in good faith that such net worth or similar provisions could not reasonably be expected to impair the ability of Borrower or such Restricted Subsidiary to meet its ongoing obligations;

(m) that arise in connection with any agreement or other instrument of a Person acquired by or merged or consolidated with or into Borrower or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into Borrower or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired; and

(n) in respect of Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 9.2 hereof that are, taken as a whole, in the good faith judgment of Borrower, (x) not materially more restrictive with respect to Borrower or any Restricted Subsidiary than the restrictions contained in this Agreement or (y) would not materially impair Borrower’s ability to make payments under this Agreement when due.

Section 9.10. Investments. Make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents (or assets that were Cash Equivalents when made);

(b) Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Borrower and any Subsidiary Guarantor;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction of obligations of financially troubled account debtors and (ii) deposits with, prepayments to and other credits to suppliers made in the ordinary course of business or consistent with the past practices of Borrower and its Restricted Subsidiaries;

(d) (i) loans and advances to directors, officers, employees and consultants of any Group Member (x) for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or (y) otherwise in an aggregate principal amount not to exceed $5,000,000 at any time; (ii) non-cash loans and advances to fund such Person’s purchase of Capital Stock of Borrower or any direct or indirect parent thereof; and (iii) promissory notes received from stockholders of Borrower, any direct or indirect parent company of Borrower or any Subsidiary in connection with the exercise of stock options in respect of the Capital Stock of Holdings or Borrower;

(e) Permitted Acquisitions;

(f) Investments described in Schedule 9.10, and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 9.10 and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 9.10;

(g) any Investment held by any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in contemplation of such Person becoming a Restricted Subsidiary, and any modification, replacement, renewal or extension of such Investment which does not involve an additional Investment;

(h) Swap Agreements and Cash Management Agreements which constitute Investments;

(i) advances of payroll payments to directors, officers, employees, members of management and consultants in the ordinary course of business;

(j) Investments to the extent that payment for such Investments is made solely with Qualified Capital Stock of Holdings or Borrower;

(k) guarantees by Borrower or any of its Restricted Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(l) Borrower and its Restricted Subsidiaries may make deposits in the ordinary course of business to secure the performance of operating leases or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(m) Investments (i) by Borrower or any other Loan Party in Restricted Subsidiaries of Borrower that are not Loan Parties, the aggregate amount not to exceed the greater of (x) $15,000,000 and (y) 20% of Consolidated EBITDA (calculated on a pro forma basis) for the most recently ended Reference Period and (ii) by Restricted Subsidiaries of Borrower that are not Loan Parties in Borrower or other Restricted Subsidiaries;

(n) Investments in an aggregate amount, at the time each such Investment is made, not to exceed the Excess Equity Amount at such time;

(o) Investments in an aggregate amount not to exceed the greater of (x) $25,000,000 and (y) 32.5% of Consolidated EBITDA (calculated on a pro forma basis) for the most recently ended Reference Period;

(p) other Investments in an aggregate amount not to exceed the Cumulative Amount as in effect immediately prior to the making of such Investment;

(q) Investments that constitute part of a Permitted Reorganization;

(r) Investments in accounts receivable, credit card and debit card receivables, trade credit, advances to tenants, customers and distributors, tenant improvement allowances, drawing accounts, commission, entertainment, moving, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business or consistent with past practice;

(s) advances, loans or extensions of trade credit in the ordinary course of business by Borrower or any Restricted Subsidiary of Borrower and any leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Borrower and the Restricted Subsidiaries of Borrower, taken as a whole, or (ii) secure any Indebtedness;

(t) the licensing and contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(u) any (i) Guarantee Obligation in respect of Indebtedness permitted under Section 9.2 or (ii) any Lien permitted under Section 9.3;

(v) any Investment in securities or other assets received in connection with an Asset Sale made pursuant to Section 9.12;

(w) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices; and

(x) loans and advances to Holdings in lieu of Restricted Payments permitted to be made to Holdings pursuant to Section 9.5 at such time.

Section 9.11. [Reserved.]

Section 9.12. Asset Sales. Dispose of any asset, including Capital Stock owned by it, except:

(a) Dispositions of assets that do not constitute Asset Sales;

(b) Dispositions of assets (other than Real Property) to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets that are promptly purchased or (ii) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement assets (which replacement assets are actually promptly purchased);

(c) Dispositions of obsolete, worn out or surplus property or property that in the reasonable judgment of Borrower is no longer useful in the conduct of the business of Borrower and the Restricted Subsidiaries;

(d) Dispositions by any Restricted Subsidiary of Borrower of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to Borrower or any Subsidiary Loan Party, or, in the case of a Disposition by a Restricted Subsidiary that is not a Loan Party, to any other Restricted Subsidiary or Borrower;

(e) Dispositions of property as a result of any casualty or condemnation;

(f) Dispositions of Cash and Cash Equivalents in the ordinary course of business;

(g) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(h) a Disposition of Capital Stock (x) of Borrower in respect of issuances of operating partnership interests or (y) in order to qualify members of the board of directors (or similar governing body) if required by applicable law;

(i) leases, subleases, licenses or sublicenses of property (including Intellectual Property and other general intangibles) in the ordinary course of business which do not materially interfere with the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(j) (i) any surrender, modification or waiver of contractual rights or litigation claims or the settlement, release or surrender of contractual rights or litigation claims in the ordinary course of business, (ii) the termination or collapse of cost sharing agreements with any Group Member and the settlement of any crossing payments in connection therewith, or (iii) the settlement, discount, write-off, forgiveness or cancellation of any Indebtedness owing by any present or former consultants, directors, officers or employees of Borrower (or any direct or indirect parent of Borrower) or any Restricted Subsidiary or any of their successors or assigns;

(k) (i) any sale or discount, in each case without recourse or forgiveness, write-off or other Disposition of accounts receivable arising in the ordinary course of business, in connection with the compromise or collection thereof (and, for the avoidance of doubt, not as part of a bulk sale or financing of accounts receivable) and (ii) the lapse or abandonment or other Disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer used or useful in the conduct of the business of Borrower or its Restricted Subsidiaries or is not otherwise of material value;

(l) Liens granted in compliance with Section 9.3 and Restricted Payments in compliance with Section 9.5 and Investments made in compliance with Section 9.10;

(m) (i) Dispositions by and among the Group Members; provided that the aggregate amount of Dispositions by Loan Parties to Restricted Subsidiaries that are not Loan

Parties shall not exceed the greater of (A) $15,000,000 and (B) 20% of Consolidated EBITDA (calculated on a pro forma basis) for the most recently ended Reference Period, and (ii) Dispositions by and among the Group Members constituting any part of a Permitted Reorganization;

(n) to the extent constituting a Disposition, (i) the termination or unwinding of any Swap Agreement pursuant to its terms and (ii) the expiration of any option agreement with respect to real estate or personal property;

(o) Dispositions of assets (other than Real Estate Collateral Properties) in connection with a sale and leaseback transaction made in compliance with Section 9.13;

(p) Dispositions specified on Schedule 9.12;

(q) Dispositions of Real Estate Collateral Property for fair market value as determined in good faith by Borrower; provided that the Net Asset Sale Proceeds thereof shall be applied as required under Section 5.2(a)(i)(B);

(r) Dispositions of Capital Stock in, or Indebtedness of, Unrestricted Subsidiaries; and

(s) Dispositions of assets other than Real Estate Collateral Property; provided that (i) at the time of entry into a definitive agreement with respect thereto, no Event of Default shall have occurred and be continuing or would result from such Disposition, (ii) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by Borrower), (iii) with respect to any Disposition pursuant to this clause (s) in excess of $10,000,000 per Disposition, Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for purposes of this clause (iii), (A) any liabilities of Borrower or such Restricted Subsidiary that (1) are assumed by the transferee with respect to the applicable Disposition, (2) for which Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing or (3) are otherwise cancelled or terminated in connection with the transaction with such transferee, (B) any securities, notes or other obligations or assets received by Borrower or such Restricted Subsidiary from such transferee that are converted by Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value as determined by Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $10,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash, and (iv) the Net Asset Sale Proceeds thereof shall be applied as required by Section 5.2(a)(i)(A).

Notwithstanding anything to the contrary in this Agreement, prior to receipt by the Administrative Agent of an Acceptable Appraisal in respect of each Mortgaged Property and the delivery by Borrower in connection therewith of an amended Schedule 1.1C to this Agreement setting forth all Mortgaged Properties as of such date, Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, Dispose of any parcel of real property and/or improvements thereto (a) owned in fee simple by Borrower or any Restricted Subsidiary or (b) subject to a ground lease under which Borrower or any Restricted Subsidiary is tenant.

Section 9.13. Sales and Lease Backs. Become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party or any of its Restricted Subsidiaries (a) has sold or transferred or is to sell or to transfer to any other Person (other than a Group Member), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party or any of its Restricted Subsidiaries to any Person (other than Group Member) in connection with such lease unless (i) the sale of such property at least 75% of which is received as cash consideration in an amount not less than the fair market value of such property, (ii) any Liens arising in connection with its use of the property are permitted by Section 9.3 and (iii) any Indebtedness arising therefrom is permitted under Section 9.2.

Section 9.14. Certain Payments of Indebtedness. Make or agree to pay or make any voluntary or optional payment or other voluntary or optional distribution (whether in cash, securities or other property) of or in respect of principal or interest on any Junior Indebtedness, or any voluntary or optional payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Junior Indebtedness, or any other payment (including any payment under a Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(a) regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Junior Indebtedness, other than payments in respect of any Junior Indebtedness prohibited by the subordination provisions thereof;

(b) refinancings of Junior Indebtedness permitted under Section 9.2;

(c) prior to a Qualifying IPO, payments of Junior Indebtedness at any time in an amount not to exceed the Cumulative Amount at such time; provided that the aggregate amount of payments that may be made in respect of clauses (a)(i) and (ii) of the definition of “Cumulative Amount” under this clause (c) shall be reduced by the aggregate amount of REIT Distributions made pursuant to Section 9.5(h) at or prior to such time;

(d) after a Qualifying IPO, (i) so long as no Event of Default has occurred and is continuing or would result therefrom, payments of Junior Indebtedness in an amount not to exceed $10,000,000 in any period of twelve consecutive calendar months (less the amount of Restricted Payments made pursuant to Section 9.5(j)(i) during such period); provided that, at the time of and immediately after giving effect to any payment made in reliance on this subclause (i), no Revolving Credit Loans are outstanding, (ii) payments of Junior Indebtedness at any time in an amount not to exceed the Cumulative Amount at such time; provided that the aggregate amount of payments that may be made in respect of clauses (i) and (ii) of the definition of

“Cumulative Amount” under this subclause (ii) shall be reduced by the aggregate amount of REIT Distributions made pursuant to Section 9.5(h) at or prior to such time and (iii) Indebtedness incurred pursuant to Section 9.2(f);

(e) payments of Junior Indebtedness at any time in an amount not to exceed the Excess Equity Amount at such time;

(f) prepayments of principal of and any required premium on loans under the Second Lien Credit Agreement (or any comparable provision of a Permitted Refinancing thereof) in connection with the removal of a lender pursuant to Section 2.15 of the Second Lien Credit Agreement (or any comparable provision of a Permitted Refinancing thereof or the payment of any fees in connection with amendments thereto); and

(g) payments that are intended to prevent any Junior Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

SECTION 10. EVENTS OF DEFAULT

Section 10.1. Events of Default. If any of the following events shall occur and be continuing:

(a) Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or Borrower shall fail to pay any Unpaid Drawing or interest on any Loan within five (5) Business Days after any such Unpaid Drawing or interest becomes due in accordance with the terms hereof; or Borrower shall pay to pay any fee or any other amount payable hereunder or under any other Loan Document within ten (10) Business Days after any such fee or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by Holdings or any Loan Party herein or in any other Loan Document or that is contained in any certificate furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) Holdings or any Loan Party shall default in the observance or performance of any agreement contained Section 8.5(a)(i) (solely with respect to Borrower’s existence), Section 8.8(a) (provided that delivery of a notice of any Default or Event of Default at any time will cure such failure to timely deliver such notice) or Section 9 of this Agreement; provided that any default under Section 9.1 shall not constitute an Event of Default with respect to the Term Loans and the Term Loans may not be accelerated as a result thereof until the date on which the Revolving Credit Loans (if any) have been accelerated and the Revolving Credit Commitments have been terminated, in each case, by the Required Revolving Credit Lenders and such declaration has not been rescinded on or prior to such date; provided, further, that any Event of Default under Section 9.1 is subject to cure as provided in Section 10.3 and an Event of Default with respect to such Section shall not occur until the expiration of the 15th Business Day subsequent to the date the relevant financial statements are required to be delivered for the applicable fiscal quarter pursuant to Section 8.1(a) or (b), as applicable (provided that, until such time as the Cure Amount has been received by Borrower in accordance with Section 10.3, Borrower shall not be permitted to make any Borrowing hereunder or request the issuance, amendment or extension of any Letter of Credit); or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) above), and such default shall continue unremedied for a period of 30 days after notice to Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and the Letters of Credit); or (ii) default in making any payment of any interest on any such Indebtedness, in each case, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) or, in the case of a Swap Agreement, the applicable counterparty, to cause, with the giving of notice if required, such Indebtedness to become due (or to be terminated) prior to its stated maturity or, in the case of any such Indebtedness constituting a Guarantee Obligation, to become payable or, in the case of a Swap Agreement, to cause the termination thereof; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which (or, with respect to any Swap Agreements, the Swap Termination Value of which) is $25,000,000 or more; provided further that clauses (i) (other than in the case of clause (x) below), (ii) and (iii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or is otherwise reasonably expected to be permitted, (y) Indebtedness that is convertible into Capital Stock and converts to Capital Stock in accordance with its terms and such conversion is not prohibited thereunder, or (z) any breach or default that is (A) remedied by Holdings, Borrower or the applicable Restricted Subsidiary or (B) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 10.1; or

(f) (i) Holdings or any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or substantially all of its assets; or (ii) there shall be commenced against Holdings or any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against Holdings or any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings or any Group Member shall admit in writing its inability to, pay its debts as they become due; or (v) Holdings or any Group Member shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner or (v) any other event or condition shall occur or exist with respect to a Pension Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against Holdings or any Group Member involving in the aggregate a liability (to the extent not covered by insurance or third-party indemnities as to which the relevant insurance company or third party has not denied coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Holdings, any Loan Party or any of their respective Subsidiaries contests in any manner the validity or enforceability of any provision of any Loan Document; or Holdings or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(j) any Collateral Document shall cease to create a valid and perfected Lien, with the priority (subject to any Intercreditor Agreement) required by the Collateral Documents, over any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 9.3, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of Real Property to the extent such losses (i) are covered by a lender’s title insurance policy and such insurer has not denied coverage or (ii) such loss of validity, perfection or priority of any such Lien is the result of any inadvertent error in the form or filing of a Collateral Document; or

(k) the Guarantee Obligations contained in the Guarantee shall cease, for any reason, to be in full force and effect or Holdings, any Loan Party or any of their respective Affiliates shall so assert; or

(l) a Change of Control;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to Holdings or Borrower, the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately and automatically become due and payable and the deposit of cash collateral in respect of Letter of Credit Exposure in accordance with Section 3.8 shall immediately and automatically become due, or (B) if such event is any other Event of Default, (other than in the case of an Event of Default under Section 10.1(c) with respect to any default or performance with the covenant under Section 9.1, unless the Revolving Credit Commitments have been terminated and the Revolving Loans have been accelerated and such termination or acceleration has not been rescinded on or prior to such time, in each case as provided in the next succeeding sentence) any or all of the following actions may be taken: (i) upon the request of the Required Lenders, the Administrative Agent shall, by written notice to Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) upon the request of the Required Lenders, the Administrative Agent shall, by written notice to Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) upon the request of the Required Lenders, the Administrative Agent shall, by written notice to Borrower, require the deposit of cash collateral in respect of Letter of Credit Exposure in accordance with Section 3.8. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by Holdings and Borrower. In the case of an Event of Default under Section 10.1(c) in respect of a failure to observe or perform the covenant under Section 9.1, provided that the actions hereinafter described will be permitted to occur only following the expiration of the ability to effectuate the Cure Right if such Cure Right has not been so exercised, and at any time thereafter during the continuance of such event, the Administrative Agent shall, upon the request of the Required Revolving Credit Lenders, by written notice to Borrower, take any or all of the following actions: (i) declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; (ii) declare the Revolving Loans (with accrued interest thereon) and all other amounts owing thereon be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) require the deposit of cash collateral in respect of Letter of Credit Exposure in accordance with Section 3.8. Notwithstanding anything to the contrary contained herein, any Event of Default under this Agreement or similarly defined term under any other Loan Document shall be deemed not to be “continuing” if the events, act or condition that gave rise to such Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist and Borrower is in compliance with this Agreement and/or such other Loan Document.

Section 10.2. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default or an Event of Default has occurred under Section 10.1(f) or (h), any reference in any such paragraph to any Group Member shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in such paragraph that is an Immaterial Subsidiary.

Section 10.3. Equity Cure. Notwithstanding anything to the contrary contained in this Section 10, in the event that Borrower fails to comply with the financial covenant set forth in Section 9.1, Borrower may elect to cure such failure (the “Cure Right”) by including in the calculation of such financial covenant the cash net equity proceeds derived from an issuance of Capital Stock (other than Disqualified Capital Stock) by Holdings or Borrower (provided that, in each case, such cash net equity proceeds have been contributed to Borrower), or from a contribution to the common equity capital of Holdings or Borrower, in each case, received at any time from the first day of the last fiscal quarter of the Reference Period in respect of which such financial covenant is being measured until the expiration of the 15th Business Day following the date financial statements referred to in Section 8.1(a) or (b) are required to be delivered in respect of such Reference Period for which such financial covenant is being measured (such cash amount being referred to as the “Cure Amount”), and upon such election by Borrower to exercise such Cure Right, such financial covenant shall be recalculated giving effect to the following pro forma adjustments:

(a) Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the financial covenant set forth in Section 9.1 with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b) Total Funded Secured Debt shall be decreased solely to the extent proceeds of the Cure Amount are actually applied to prepay the Loans;

(c) if, after giving effect to the foregoing recalculation, Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 9.1, Borrower shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 9.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenant that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is made, (ii) there shall be a maximum of five Cure Rights made during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount required to cause Borrower to be in compliance with the financial covenant set forth in Section 9.1, (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Loan Documents other than for determining compliance with Section 9.1 and (v) all Cure Amounts shall be disregarded for the purposes of determining the size of any basket set forth in the covenants in Section 9 (including the Cumulative Amount and the Excess Equity Amount).

SECTION 11. THE AGENTS

Section 11.1. Appointment.

Each Lender and each Letter of Credit Issuer hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender or such Letter of Credit Issuer, as the case may be, under this Agreement and the other Loan Documents, and each such Lender and each such Letter of Credit Issuer irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or any Letter of Credit Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The provisions of this Section 11 (except for this Section 11.1 and Sections 11.9, 11.12 and 11.13) are solely for the benefit of the Agents, the Lenders and the Letter of Credit Issuers, and neither Holdings nor any Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof.

Section 11.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, affiliates or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

Section 11.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders or any of the Letter of Credit Issuers for any recitals, statements, representations or warranties made by Holdings or any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of Holdings or any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender or any Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Holdings or any Loan Party.

Section 11.4. Reliance by Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the

Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement or the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement or the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders, all the Letter of Credit Issuers and all future holders of the Loans and the L/C Participations.

Section 11.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, a Letter of Credit Issuer or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders, and the Letter of Credit Issuers. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement or the other Loan Documents); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders and the Letter of Credit Issuers.

Section 11.6. Non-Reliance on Agents and Other Lenders. Each Lender and each Letter of Credit Issuer expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any Letter of Credit Issuer. Each Lender and each Letter of Credit Issuer represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or Letter of Credit Issuer, or upon any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender and each Letter of Credit Issuer also represents that it will, independently and without reliance upon any Agent or any other Lender or Letter of

Credit Issuer, or upon any of the Related Parties of any of the foregoing, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Letter of Credit Issuers by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or Letter of Credit Issuer with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

Section 11.7. Indemnification. The Lenders agree to indemnify each Agent, each Letter of Credit Issuer and each Related Party of any of the foregoing (each, an “Agent Indemnitee”) (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their respective pro rata share (as defined below) in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, the Loans, the Letters of Credit, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, willful misconduct, bad faith or fraud; provided further, with respect to such unpaid amounts owed to any Letter of Credit Issuer in its capacity as such, or to any Related Party of any of Letter of Credit Issuer acting for such Letter of Credit Issuer in connection with such capacity, only the Revolving Credit Lenders shall be required to pay such unpaid amounts. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures, unused Revolving Credit Commitments and, except for purposes of the second proviso of the immediately preceding sentence, the outstanding Term Loans and unused Term Commitments, in each case at that time. If any indemnity furnished to any Agent Indemnitee for any purpose shall, in the opinion of such Agent Indemnitee, be insufficient or become impaired, such Agent Indemnitee may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent Indemnitee against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share (as defined below) thereof in effect on the date on which indemnification is sought under this Section; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent Indemnitee against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The agreements in this Section shall survive the termination of this Agreement and the Commitments and the payment of the Loans and all other amounts payable hereunder.

Section 11.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings or any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it or any Letter of Credit issued, amended or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender or Letter of Credit Issuer, as applicable, and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders”, and the terms “Letter of Credit Issuer” and “Letter of Credit Issuers”, shall include each Agent in its individual capacity as such.

Section 11.9. Successor Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders, the Letter of Credit Issuers and Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor agent (other than a Disqualified Institution) shall (unless an Event of Default under Section 10.1(a) or (f) with respect to Borrower shall have occurred and be continuing) be subject to approval by Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank (other than a Disqualified Institution), which successor agent shall (unless (i) an Event of Default under Section 10.1(a) or (f) with respect to Borrower shall have occurred and be continuing or (ii) such successor agent is a Lender) be subject to approval by Borrower (which approval shall not be unreasonably withheld or delayed by Borrower). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Section and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Required Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as a successor agent is appointed as provided for above.

Section 11.10. Lead Arrangers; Syndication Agents. No Lead Arranger or Syndication Agent shall have any duties, responsibilities, obligations, liabilities, powers or rights hereunder in its capacity as such.

Section 11.11. Agents May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Holdings or any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Letter of Credit Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Letter of Credit Issuers and the Administrative Agent under any Loan Document) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Letter of Credit Issuer and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Letter of Credit Issuers or the other Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1(c) and 11.5.

Section 11.12. Agents under Collateral Documents. Each Secured Party hereby further authorizes Administrative Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Collateral and the Collateral Documents; provided that the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Cash Management Obligations or Secured Swap Obligations.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, as applicable, or any certificate prepared by Holdings or any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to any Secured Party for any failure to monitor or maintain any portion of the Collateral.

Subject to Section 12.1, without further written consent or authorization from any Secured Party, the Administrative Agent may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent (or any sub-agent thereof), under any Loan Document (i) when the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under this Agreement or any other Loan Document shall have been paid in full (other than contingent amounts not yet due) and all Letters of Credit shall have expired or been terminated or Cash Collateralized (at 102% of the face amount thereof) and all Unpaid Drawings shall have been reimbursed, (ii) that is Disposed of as part of or in connection with any Disposition permitted hereunder, including pursuant to Section 5.2(a)(i)(B) or under any other Loan Document to a Person that is not Borrower or a Subsidiary Guarantor or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary permitted under Section 8.15, (iii) if the property subject to such Lien is owned by a Loan Party, upon the release of such Loan Party from its Guarantee Obligations in respect of the Obligations otherwise in accordance with the Loan Documents; provided that, if such property is Real Estate Collateral Property, then Borrower shall have made a prepayment pursuant to Section 5.2(a)(i)(B) in an amount equal to the Release Amount of such Real Estate Collateral Property to the extent required in such Section, (iv) as to the extent otherwise provided in the Collateral Documents or (v) if approved, authorized or ratified in writing in accordance with Section 12.1; (b) release any Guarantor from its Guarantee Obligations in respect of the Obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder; (c) release any property subject to such Lien if such property constitutes Excluded Property; (d) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted under Section 9.3(e), (f), (i), (k) or, solely to the extent such Lien is of the type specified in the foregoing clauses or as contemplated by Section 8.10(d), (u); or (e) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including the Closing Date Intercreditor Agreement and any other Intercreditor Agreement.

Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, the Administrative Agent, and each Secured Party hereby agree that (i) except with respect to the set off rights of any Lender set forth in Section 12.7 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee Obligations, it being understood and agreed that all powers, rights, and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties, in accordance with the terms hereof and thereof and all powers, rights, and remedies under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

In furtherance of the foregoing and not in limitation thereof, no Specified Cash Management Agreement or Specified Swap Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of Holdings or any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Specified Cash Management Agreement or Specified Swap Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph. No Secured Party that is a party to any such Specified Cash Management Agreement or Specified Swap Agreement that obtains the benefits of any Guarantee Obligation or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Loan Documents.

Section 11.13. Intercreditor Agreements. The Administrative Agent is hereby authorized to enter into the Closing Date Intercreditor Agreement and any other Intercreditor Agreements, and each Lender and each Letter of Credit Issuer (and each other Secured Party by accepting the benefits of the Collateral) acknowledge that the Closing Date Intercreditor Agreement and any other such Intercreditor Agreement will be binding upon each of them. Each Lender and each Letter of Credit Issuer (and each other Secured Party by accepting the benefits of the Collateral) (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Closing Date Intercreditor Agreement or any other Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers thereof or supplements thereto or other modifications thereto), (b) hereby authorizes and instructs the Administrative Agent to enter into the Closing Date Intercreditor Agreement and any other such Intercreditor Agreements (and any amendments, amendments and restatements, restatements or waivers thereof or supplements thereto or other modifications thereto) and to subject the Liens on the Collateral securing the Obligations to the provisions thereof, and to negotiate, execute and deliver on behalf of the Secured Parties any additional Collateral Documents or any amendment (or amendment and restatement) to the Collateral Documents to effect the provisions contemplated by Sections 2.14 and 2.17, the Closing Date Intercreditor Agreement or any such other Intercreditor Agreement. Each Lender and each Letter of Credit Issuer (and each other Secured Party by accepting the benefits of the Collateral) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

SECTION 12. MISCELLANEOUS

Section 12.1. Amendments and Waivers.

(a) Except as otherwise expressly provided herein, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1. Subject to Section 12.1(b), and except as otherwise expressly provided herein, the Required Lenders and each Loan Party party to the relevant Loan Document (and, if applicable, Holdings) may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties or Holdings hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) increase the Commitment of any Lender without the written consent of such Lender; (ii) forgive or otherwise reduce the principal amount or extend the final scheduled date of maturity of any Loan or Unpaid Drawings, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or postpone the scheduled date of expiration of any Commitment, in each case without the written consent of each Lender directly and adversely affected thereby (it being understood that (A) any waiver or amendment under this clause (ii) shall not require the consent of the Required Lenders and (B) any waiver of any condition precedent in Section 7.1 or 7.2, any obligation of Borrower to pay default interest or amendment to Section 2.8(c), or any waiver of any Default or Event of Default, and any waiver or amendment of any mandatory prepayment or reduction, any waiver or amendment to the financial covenant definitions, financial ratios or any component thereof, shall be deemed not to have resulted in any increase in the Commitment of any Lender, or forgiveness, reduction, extension or postponement referred to in clause (i) or (ii) of this proviso); (iii) eliminate or reduce the voting rights of any Lender under this Section 12.1 without the written consent of such Lender; (iv) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral (other than in connection with any sale of Collateral permitted by the Loan Documents), release all or substantially all of the value of the Guarantee Obligations under the Guarantee (other than in connection with any sale of a Guarantor permitted by the Loan Documents), in each case without the written consent of all Lenders; (v) amend, modify or waive any provision of any Loan Document in a manner that by its terms adversely affects the rights of Lenders holding Loans or Commitments of any Class in respect of the right to or priority of payments or the security interest (including perfection and priority) of the Lenders holding Loans or Commitments of such Class differently than such amendment, modification or waiver affects the rights of the Lenders holding Loans or Commitments of any other Class, without the written consent of Lenders representing the Majority in Interest of each adversely affected Class; (vi) amend, modify or waive the provisions of Section 9.1 (including any definition component thereof, but only as such definitions are used for purposes of Section 9.1) or Section 10.1 (solely as it relates to Section 9.1) without the written consent of Required Revolving Credit Lenders (it being understood that any waiver or amendment under this clause (vi) shall not require the consent of the Required Lenders); (vii) increase the Letter of Credit Commitment without the consent of the Required Revolving Credit Lenders, each Letter of Credit Issuer and the Administrative Agent, or (viii) amend, modify or waive any provision of Section 11 or any other provision of any Loan Document that directly and adversely affects the Administrative Agent or any Letter of Credit Issuer without the written consent of the Administrative Agent or such Letter of Credit Issuer, as applicable; provided that any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected solely by an agreement or agreements in writing entered into by Holdings, Borrower and the Majority in Interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and the Letter of Credit Issuers and shall be binding upon Holdings, the Loan Parties, the Lenders, Letter of Credit Issuers, the Administrative Agent and all future holders of the Loans and the L/C Participations. In the case of any waiver, Holdings, the Loan Parties, the Lenders, the Letter of Credit Issuers and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, (1) the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to effect the provisions of Section 2.14 or 2.17 in accordance with the terms thereof, (2) no consent with respect to any waiver, amendment or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly and adversely affected by such waiver, amendment or other modification, (3) in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loans is refinanced with a replacement Class of Term Loans bearing (or is modified in such a manner such that the resulting Term Loans bear) a lower Effective Yield, only the consent of each Lender holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required and (4) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, Borrower and the Administrative Agent to cure any obvious error or any error or omission of an administrative or technical nature jointly identified by Borrower and the Administrative Agent so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) if directly and adversely affected by such amendment, any Letter of Credit Issuer stating that it objects to such amendment.

(b) Notwithstanding anything in Section 12.1(a), no Lender or Letter of Credit Issuer consent is required to effect any amendment, modification or supplement to the Closing

Date Intercreditor Agreement or any other Intercreditor Agreement (i) that is for the purpose of adding the holders of Indebtedness that is secured Indebtedness (or a lender or holder representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the Closing Date Intercreditor Agreement or such other Intercreditor Agreement (it being understood that any such amendment, modification or supplement may make such other changes to the Closing Date Intercreditor Agreement and other applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse in any material respect to the interests of the Lenders and the Letter of Credit Issuers (taken as a whole)) or (ii) that is expressly contemplated by the Closing Date Intercreditor Agreement or any other Intercreditor Agreement.

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and Revolving Loans.

Section 12.2. Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders and the Letter of Credit Issuers, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings or Borrower:

International Market Centers

495 S. Grand Central Parkway, Ste. 2203

Las Vegas, NV 89106

Attention: General Counsel and Chief Financial Officer

Facsimile No.: (702) 599-9649 and (817) 320-0911

Administrative Agent:

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road

Ops 2, 3rd Floor

Newark, DE 19713

Attention: Brittany Duffy

Facsimile No.: (302) 634-4733

and a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 24th Floor

New York, NY 10179

Attention: Nadeige Dang

Facsimile No.: (212) 270-2157

provided that any notice, request or demand to or upon the Administrative Agent, the Letter of Credit Issuers or the Lenders shall not be effective until received.

(b) Electronic Communications.

(i) Notices and other communications to the Administrative Agent, the Letter of Credit Issuers or the Lenders hereunder or under any other Loan Document may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2, 3, 4 or 5 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Holdings and each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective Related Parties warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agents or their respective Related Parties in connection with the Platform or the Approved Electronic Communications.

(c) Holdings, each Loan Party, each Lender, each Letter of Credit Issuer and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(i) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(d) Private-Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and State securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 12.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Letter of Credit Issuer or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

Section 12.5. Payment of Expenses; Damages Waiver. Each of Holdings and Borrower agrees (a) to pay or reimburse the Lead Arrangers, the Administrative Agent and their respective Affiliates (other than Excluded Affiliates) for all their reasonable and documented out-of-pocket costs and expenses (including (i) any expenses incurred in connection with the preparation of, or otherwise relating to, FIRREA appraisals and any reasonably requested environmental reports, (ii) the reasonable and documented fees, disbursements and other charges of legal counsel which shall be limited to one primary counsel for the Lead Arrangers, the Administrative Agent and their respective affiliates, taken as a whole, one local counsel in each relevant material jurisdiction for all such Persons, taken as a whole (if reasonably necessary), and, in the case of a conflict of interest where the Person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld, conditioned or delayed), retains its own counsel, of another firm of counsel (and, if reasonably necessary, one firm of local counsel) for such affected Person (or similarly affected Persons taken as a whole), in each case excluding allocated costs of in-house counsel, and (iii) the reasonable and documented fees and expenses of other consultants and advisers approved by Borrower) incurred in connection with the syndication, development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the Transactions contemplated hereby and thereby, including any filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay all reasonable and documented out-of-pocket expenses incurred by any Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of Letters of Credit or any demand for payment thereunder, (c) to pay or reimburse the Lead Arrangers, the Administrative Agent, the Letter of Credit Issuers and the Lenders for all their respective reasonable and documented out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including (i) the reasonable and documented fees, disbursements and other charges of legal counsel which shall be limited to one primary counsel for the Lead Arrangers, the Administrative Agent, the Letter of Credit Issuers and the Lenders, taken as a whole, one local counsel in each relevant material jurisdiction for all such Persons, taken as a whole (if reasonably necessary), and, in the case of a conflict of interest where the Person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld, conditioned or delayed), retains its own counsel, of another firm of counsel (and, if reasonably necessary, one firm of local counsel in each relevant material jurisdiction) for such affected Person (or similarly affected Persons taken as a whole), in each case excluding allocated costs of in-house counsel, and (ii) the reasonable and documented fees and expenses of other consultants and advisers approved by Borrower, (d) to pay, indemnify, and hold, the Administrative Agent, each Letter of Credit Issuer and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender, each Lead Arranger, the Administrative Agent, each Letter of Credit Issuer and the Affiliates of each of the foregoing and each of their respective Related Parties (in each case, other than Excluded Affiliates) (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the syndication, execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including any of the foregoing relating to the use of proceeds of the Loans or the issuance of any Letter of Credit (including any refusal by any Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or any Environmental Liability relating to Holdings or any Group Member or its current or former operations or to any of the Properties and the reasonable and documented fees and expenses of one primary counsel for all Indemnitees, taken as a whole, one local counsel in each relevant material jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole (if reasonably necessary), and, in the case of a conflict of interest where the Indemnitee affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld, conditioned or delayed), retains its own counsel, of another firm of counsel (and, if reasonably necessary, one firm of local counsel) for such affected Indemnitee (in each case excluding allocated costs of in-house counsel), whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto) (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”); provided that neither Holdings nor Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee or its Affiliates or by any of their Related Parties, (ii) the material breach of this Agreement or any other Loan Document by such Indemnitee or its Affiliate or by any of their respective Related Parties, (iii) any dispute brought solely by an Indemnitee against another Indemnitee, do not arise out of or relate to any request, act or omission by Holdings, Borrower, any other Loan Party or any of their respective Subsidiaries or Affiliates and do not involve the Administrative Agent, in its capacity as administrative agent, or any Lead Arranger, in its capacity as a lead arranger or (iv) settlements effected without Borrower’s prior written consent; provided further that neither Holdings nor Borrower shall have any obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides an undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by Holdings or Borrower to such Indemnitee to the extent that such fees and expenses are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from any of the foregoing items described in clauses (i) through (iv) above. Without limiting the foregoing, and to the extent permitted by applicable law, each of Holdings and Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 12.5 shall be payable not later than 30 days after written demand therefor, including documentation reasonably supporting such demand. None of Holdings, any Loan Party or any Indemnitee shall have any liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that nothing contained in this sentence will limit the indemnity and reimbursement obligations of Holdings and Borrower set forth in this Section. The agreements in this Section 12.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 12.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Letter of Credit Issuer that issues any Letter of Credit), except that (i) neither Holdings nor Borrower may (except as expressly provided in Section 9.4(c)) assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or Borrower without such consent shall be null and void) and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) Borrower (such consent not to be unreasonably withheld or delayed); provided that (i) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, (ii) with respect to an assignment of a Term Loan or a Term Commitment, no consent of Borrower shall be required for an assignment to a Term Lender, an Affiliate of a Term Lender or an Approved Fund (as defined below), (iii) with respect to an assignment of a Revolving Credit Loan or a Revolving Credit Commitment, no consent of Borrower shall be required for an assignment to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund and (iv) no consent of Borrower shall be required for an assignment to any Person if an Event of Default described in Section 10.1(a) or (f) has occurred and is continuing;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan or a Term Commitment to (1) a Term Lender, an Affiliate of a Term Lender or an Approved Fund or (2) any Sponsor, any Affiliate of a Sponsor or Borrower (in each case, if made in accordance with the applicable terms of this Section 12.6); and

(C) solely with respect to an assignment of a Revolving Credit Loan or a Revolving Credit Commitment, each Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or the entire remaining principal outstanding balance of the assigning Lender’s Loans, in each case of any Class, the amount of the Commitments or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or, in the case of Term Loans and Term Commitments, $1,000,000 and in whole integral multiples of $1,000,000 in excess thereof unless each of Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of Borrower shall be required if an Event of Default described in Section 10.1(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) no assignment shall be made to (1) Holdings, any Group Member or any Subsidiary of any of the foregoing (other than pursuant to Section 12.6(h)), (2) any Sponsor Affiliated Lender (other than pursuant to Section 12.6(f)), (3) any Sponsor Affiliated Institutional Lender (other than pursuant to Section 12.6(g)), (4) a natural Person or (5) any Person who, upon becoming a Lender hereunder, would constitute any of the Persons described in clause (1) through (4) above;

(C) no assignments shall be made to Disqualified Institutions;

(D) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(E) the Assignee, if it shall not be a Lender, shall deliver to Borrower and the Administrative Agent any tax forms required by Section 5.4(e) and an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(F) each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (F) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans.

For the purposes of this Section 12.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 12.5). Any assignment, delegation or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and, as to entries pertaining to it, any Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 12.6(b) shall be interpreted and administered such that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 165(g), 871(h)(2), 881(c)(2) and 4701 of the Code.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment and delegation required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an eligible assignee in accordance with the terms of this Section 12.6.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.

(c) Any Lender may, without the consent of Borrower, the Administrative Agent or any Letter of Credit Issuer, sell participations to one or more banks or other entities (other than (x) a natural person, (y) a Disqualified Institution (so long as a list of Disqualified Institutions is made available to the Lenders upon request) or (z) Borrower, any of its Subsidiaries or any of its Affiliates other than a Sponsor Affiliated Institutional Lender (a “Participant”)) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it, in each case of any Class); provided that, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, Borrower, the Administrative Agent, the

Letter of Credit Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to clause (i), (ii), (iii) or (iv) of the proviso to the second sentence of Section 12.1 and (2) directly and adversely affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 (subject to the requirements and limitations therein, including the requirements under Section 5.4(e) (it being understood that the documentation required under Section 5.4(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.12 and 2.15 as if it were an assignee under paragraph (b) of this Section, and (B) shall not be entitled to receive any greater payment under Section 2.10 or 5.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.12 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.7(b) as though it were a Lender; provided that such Participant shall be subject to Section 12.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Holdings, Borrower, the Letter of Credit Issuers and the Lenders expressly acknowledge that the Administrative Agent (in its capacity as such or as an arranger, bookrunner or other agent hereunder) shall not have any obligation to monitor whether participations are made to Disqualified Institutions or natural persons and none of Holdings, Borrower, the Letter of Credit Issuers or the Lenders will bring any claim to such effect. This Section 12.6(c) shall be interpreted and administered such that the Loans and any participations are at all times maintained in “registered form” within the meaning of Sections 163(f), 165(g), 871(h)(2), 881(c)(2) and 4701 of the Code.

(d) Any Lender may, without the consent of Borrower, the Administrative Agent or any Letter of Credit Issuer, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or another central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans owing to it (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan of a given Class) to any Sponsor Affiliated Lender on a non pro rata basis through (x) one or more modified Dutch auctions (“Auctions”) (provided that, (A) notice of the Auction shall be made to all Term Lenders of any relevant Class and (B) the Auction shall be conducted pursuant to customary procedures as the Auction Manager may establish which are reasonably acceptable to the Sponsor Affiliated Lender, the Auction Manager and the Administrative Agent) or (y) open market purchases, in each case subject to the following additional limitations:

(i) the aggregate principal amount of Loans purchased by assignment pursuant to this Section 12.6(f) by Sponsor Affiliated Lenders may not exceed 25% of the outstanding principal amount of all Term Loans at the time of purchase;

(ii) the assigning Lender and the Sponsor Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Auction Manager or Administrative Agent, as applicable, an Affiliate Assignment Agreement;

(iii) by its acquisition of Loans, a Sponsor Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) the Loans held by an Sponsor Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender vote; provided that, notwithstanding the foregoing, (x) such assignee shall be permitted to vote if such amendment, modification, waiver, consent or other such action disproportionately affects such Sponsor Affiliated Lender in its capacity as a Lender as compared to other Lenders, (y) no amendment, modification, waiver, consent or other action shall, without the consent of the Sponsor Affiliated Lender, deprive any Sponsor Affiliated Lender of its share of any payments and (z) for the avoidance of doubt, such assignee shall be permitted to vote if such amendment, modification, waiver, consent or other such action requires the consent of all Lenders or all directly and adversely affected Lenders; and

(B) to attend any meeting, conference call or correspondence with Administrative Agent or any Lender not attended by any Loan Party, their Affiliates or any Person on behalf of or representing any of the foregoing or receive any information from Administrative Agent or any other Lender not provided to the Loan Parties, their Affiliates or any Person on behalf of or representing any of the foregoing (other than notices of borrowings, prepayments and other administrative notices in respect of its Term Loans or Term Commitments required to be delivered to Lenders pursuant to Section 2, 4 or 5);

(iv) for the avoidance of doubt, the Lenders shall not be permitted to assign or delegate Revolving Credit Commitments or Revolving Credit Exposure to a Sponsor Affiliated Lender; and

(v) no Sponsor Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, Borrower or any of its Subsidiaries or their respective Affiliates or securities, and all parties to any such assignment shall render customary “big boy” disclaimer letters.

Notwithstanding the foregoing provisions of this Section 12.6(f), any Sponsor Affiliated Lender shall be permitted (but shall not be required) to contribute any Term Loan to Holdings, Borrower or any of its Subsidiaries and be exchanged for Indebtedness or Capital Stock that are otherwise permitted to be issued at such time (and such Term Loans shall be retired and canceled promptly).

(g) Notwithstanding the foregoing, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans (but, for the avoidance of doubt, not any Revolving Credit Commitment or Revolving Credit Exposure) to any Sponsor Affiliated Institutional Lender on a non-pro rata basis through (x) Auctions open to all Lenders on a pro rata basis, which shall be conducted pursuant to customary procedures as the Auction Manager may establish which are reasonably acceptable to the Sponsor Affiliated Institutional Lender, the Auction Manager and the Administrative Agent, or (y) open market purchases; provided that for any vote requiring the consent of the Required Lenders, Sponsor Affiliated Institutional Lender shall not, in the aggregate, account for more than 49.9% of the amounts included in determining whether such consent or waiver has been obtained.

(h) Notwithstanding anything to the contrary contained in this Section 12.6 or any other provision of this Agreement, so long as no Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loans of a given Class) owing to it to Holdings, any Loan Party or any Subsidiary thereof on a non-pro rata basis through (x) one or more Auctions or (y) open market purchases, in each case subject to the following additional limitations:

(i) In the case of any Auction, Holdings, such Loan Party or such Subsidiary may conduct one or more Auctions to repurchase all or any portion of the Loans; provided that, (A) notice of the Auction shall be made to all Term Lenders of the relevant

Class and (B) the Auction shall be conducted pursuant to customary procedures as the Auction Manager may establish which are consistent with this Section 12.6(h) and are otherwise reasonably acceptable to Holdings, such Loan Party or such Subsidiary thereto, the Auction Manager and the Administrative Agent;

(ii) With respect to all repurchases made by Holdings, any Loan Party or any Subsidiary thereto through an Auction pursuant to this Section 12.6(h), (A) Holdings, such Loan Party or such Subsidiary shall deliver to the Auction Manager a certificate of an authorized officer stating that no Event of Default has occurred and is continuing or would result from such repurchase and (B) the assigning Lender and Holdings, the Loan Party or such Subsidiary, as applicable, shall execute and deliver to the Auction Manager or Administrative Agent, as applicable, an Affiliate Assignment Agreement;

(iii) Following repurchase by Holdings, such Loan Party or such Subsidiary pursuant to this Section 12.6(h), the Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Holdings, such Loan Party or such Subsidiary), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Loans repurchased and cancelled pursuant to this Section 12.6(h), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation; and

(iv) None of Holdings, any Loan Party or any Subsidiary shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, Borrower or any of its Subsidiaries or their respective securities, and all parties to any such assignment shall render customary “big boy” disclaimer letters.

Section 12.7. Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to and in accordance with Section 12.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders and the Letter of Credit Issuers provided by law, each Lender and each Letter of Credit Issuer shall have the right, without notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any Loan Document Obligations becoming due and payable by Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Loan Document Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final, but excluding any tax accounts, trust accounts, withholding, fiduciary or payroll accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or such Letter of Credit Issuer, as applicable, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of Borrower. Each Lender and Letter of Credit Issuer agrees promptly to notify Borrower and the Administrative Agent after any such application made by such Lender or such Letter of Credit Issuer, as applicable; provided that the failure to give such notice shall not affect the validity of such application.

Section 12.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower and the Administrative Agent.

Section 12.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.10. Integration. With the exception of those terms contained in the Arrangement Letter, dated as of July 28, 2014, among the Lead Arrangers and Borrower (the “Arrangement Letter”), which by the terms of the Arrangement Letter remain in full force and effect to the extent set forth therein, this Agreement and the other Loan Documents represent the entire agreement of Holdings, the Loan Parties, the Administrative Agent, the Letter of Credit Issuers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any Letter of Credit Issuer or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 12.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 12.12. Submission To Jurisdiction; Waivers. Each of Holdings, Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any Letter of Credit Issuer or Lender to sue or bring an enforcement action relating to this Agreement or any other Loan Document, including any such action or proceeding in connection with the exercise of remedies with respect to the Collateral, in any other jurisdiction.

Section 12.13. Acknowledgements. Each of Holdings and Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent, any Letter of Credit Issuer, any Lender, any Syndication Agent or any Lead Arranger has any fiduciary relationship with or duty to Holdings or any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the Letter of Credit Issuers and the Lenders, on one hand, and Holdings and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) each of the Administrative Agent, any Letter of Credit Issuer, any Lender, any Syndication Agent or any Lead Arranger and their respective Affiliates may have economic interests that conflict with those of Holdings and the Loan Parties, their respective stockholders and/or their respective Affiliates; and

(d) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Letter of Credit Issuers and/or the Lenders or among Holdings, the Loan Parties and the Lenders and/or the Letter of Credit Issuers.

Section 12.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or L/C Participation, together with all fees, charges and other amounts that are treated as interest on such Loan or L/C Participation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or L/C Participation in accordance with applicable law, the rate of interest payable in respect of such Loan or L/C Participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or L/C Participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or L/C Participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 12.15. Releases of Liens. At such time as the Loan Document Obligations shall have been paid in full (other than contingent obligations not yet due) and the Commitments have been terminated or Cash Collateralized (at 102% of the face amount thereof), and all Letters of Credit have expired or been terminated, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, Holdings and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

Section 12.16. Confidentiality. Each of the Administrative Agent, each Letter of Credit Issuer and each Lender agrees to keep confidential all non-public information provided to it by Holdings or any Loan Party; provided that nothing herein shall prevent the Administrative Agent, any Letter of Credit Issuer or any Lender from disclosing any such information (a) to the Administrative Agent, any other Letter of Credit Issuer, any other Lender or any Affiliate (other than any Excluded Affiliate) of any of the foregoing who are informed of the confidential nature of such information and agree to keep such information confidential, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee (other than any Disqualified Institution and any Person that Borrower has affirmatively declined to provide its consent to the assignment thereof) or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (other than Excluded Affiliates) who are informed of the confidential nature of such information and agree to keep such information confidential, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a breach of this Section or other confidentiality obligation owed by the Administrative Agent, the applicable Letter of Credit Issuer or the applicable Lender, as the case may be, to any Loan Party or any of its Affiliates, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Letter of Credit Issuer’s or a Lender’s investment portfolio in connection with ratings issued with respect to such Letter of

Credit Issuer or such Lender, as applicable, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any rating agency when required by it in the event Borrower has failed to comply with its obligations under Section 8.14; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Holdings and the Loan Parties received by it from any Agent or any Lender, (k) to the CUSIP Service Bureau or any similar agency to the extent required in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (l) upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates, (m) if agreed by Borrower in its sole discretion, to any other Person or (n) to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Letter of Credit Issuers and the Lenders to the extent necessary for the administration and management of this Agreement and the other Loan Documents; provided that, such disclosure is limited to the existence of this Agreement and information about this Agreement; provided that, except with respect to any audit or examination by bank accountants or by any governmental bank regulatory authority or other Governmental Authority exercising examination or regulatory authority, each of the Administrative Agent, the Letter of Credit Issuers and the Lenders shall, to the extent practicable and not prohibited by applicable law, use reasonable efforts to promptly notify Borrower of disclosure pursuant to clauses (d), (e), (f) or (h), above.

Each Letter of Credit Issuer and each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Letter of Credit Issuer and each Lender represents to Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 12.17. WAIVERS OF JURY TRIAL. HOLDINGS, BORROWER, THE ADMINISTRATIVE AGENT, THE LETTER OF CREDIT ISSUERS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN (IN EACH CASE, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.18. Patriot Act. Each Lender, each Letter of Credit Issuer and the Administrative Agent hereby notifies Holdings and Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, Borrower and the other Loan Parties, which information includes the name and address of Holdings, Borrower and the other Loan Parties and other information that will allow such Lender, such Letter of Credit Issuer and the Administrative Agent to identify Holdings, Borrower and the other Loan Parties in accordance with the Patriot Act, and each of Holdings and Borrower agrees to provide (and agree to cause each other Loan Party to provide) such information from time to time to such Lender, such Letter of Credit Issuer or the Administrative Agent, as applicable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

IMC OP, LP, as Borrower

By:	IMC OP GP, LLC
Its:	General Partner

By:	/s/ William Lacey
Name:	William Lacey
Title:	Chief Financial Officer

INTERNATIONAL MARKET CENTERS, INC., as Holdings

By:	/s/ William Lacey
Name:	William Lacey
Title:	Chief Financial Officer and Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent, a Lender and a Letter of Credit Issuer

By:	/s/ Nadeige Dang
Name:	Nadeige Dang
Title:	Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THAT CERTAIN
FIRST LIEN CREDIT AGREEMENT
DATED AS OF AUGUST 15, 2014

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Director

By:	/s/ Anca Trifan
Name:	Anca Trifan
Title:	Managing Director

SIGNATURE PAGE TO THAT CERTAIN
FIRST LIEN CREDIT AGREEMENT
DATED AS OF AUGUST 15, 2014

Wells Fargo Bank, National Association

By:	/s/ Patrick Levesque
Name:	Patrick Levesque
Title:	Vice President

SIGNATURE PAGE TO THAT CERTAIN
FIRST LIEN CREDIT AGREEMENT
DATED AS OF AUGUST 15, 2014

BARCLAYS BANK PLC

By:	/s/ Irina Dimova
Name:	Irina Dimova
Title:	Vice President

SIGNATURE PAGE TO THAT CERTAIN
FIRST LIEN CREDIT AGREEMENT
DATED AS OF AUGUST 15, 2014

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH

By:	/s/ John D. Toronto
Name:	John D. Toronto
Title:	Authorized Signatory

By:	/s/ Whitney Gaston
Name:	Whitney Gaston
Title:	Authorized Signatory

Credit Agreement Schedules

Schedule 1.1A

Commitments

Lender	Initial Revolving Credit Commitment	Initial Term Loan Commitment
JPMorgan Chase Bank, N.A.	$10,000,000	$405,000,000
Deutsche Bank AG New York Branch	$10,000,000	$0
Wells Fargo Bank, National Association	$10,000,000	$0
Barclays Bank PLC	$10,000,000	$0
Credit Suisse AG	$10,000,000	$0

Total	$50,000,000	$405,000,000

Schedule 1.1B

Immaterial Subsidiaries That Are Excluded Subsidiaries

None.

Schedule 1.1C

Real Property

Owned Real Property	Grantor	Current Record Owner (If Not Grantor)	Filing Office in Which Mortgage Must Be Filed

209 S. Main Street 211 S. Main Street High Point, NC (Tract A) 235 S. Wrenn Street 201 E. Green Drive 222 S. Hamilton Street High Point, NC (Tract B)	IHFC Properties, LLC (Fee Simple as to Tract A & B)	N.A.	Office of the Register of Deeds of Guilford County, NC

200-210 E. Commerce Avenue, High Point, NC (Tract C)	IHFC Properties, LLC (Leasehold Interest in Tract C)	City of of High Point (Fee interest)	Office of the Register of Deeds of Guilford County, NC

210 & 222 S. Main Street High Point, NC	Market Square AC II, LLC	N.A.	Office of the Register of Deeds of Guilford County, NC

Building “A” 495 S. Grand Central Parkway UT 514 Las Vegas, NV	WMCV Phase I, LLC	N.A.	Clark County Recorder’s Office, NV

Building “B” 475 S. Grand Central Parkway UT 515 Las Vegas, NV	WMCV Phase 2, LLC	N.A.	Clark County Recorder’s Office, NV

Building “C” 455 and 209 S. Grand Central Parkway UT 1268 139-27-410-005 Las Vegas, NV	WMCV Phase 3, LLC, as to Parcel I WMC Land, LLC, as to Parcel II; and WMC Pavilions, LLC, as to Parcel III	N.A.	Clark County Recorder’s Office, NV

Schedule 1.1D

Excluded Properties

None.

Schedule 6.13

Subsidiaries

Grantor	Jurisdiction of Organization	Percentage Owned by a Loan Party

IMC OP, LP	Delaware	0% general partnership interests 100% limited partnership interests

International Home Furnishings Center, LLC	North Carolina	100% of limited liability company interests

IHFC Properties, LLC	Delaware	100% of limited liability company interests

Market Square Properties, LLC	Delaware	100% of limited liability company interests

Market Square AC I, LLC	Delaware	100% of limited liability company interests

Market Square AC II, LLC	Delaware	100% of limited liability company interests

Market Square AC III, LLC	Delaware	100% of limited liability company interests

Market Square AC IV, LLC	Delaware	100% of limited liability company interests

Market Square AC V, LLC	Delaware	100% of limited liability company interests

Market Square AC VI, LLC	Delaware	100% of limited liability company interests

Showplace Properties, LLC	Delaware	100% of limited liability company interests

Showplace AC I, LLC	Delaware	100% of limited liability company interests

Showplace AC II, LLC	Delaware	100% of limited liability company interests

Showplace AC III, LLC	Delaware	100% of limited liability company interests

Showplace AC IV, LLC	Delaware	100% of limited liability company interests

Showplace AC V, LLC	Delaware	100% of limited liability company interests

Showplace AC VI, LLC	Delaware	100% of limited liability company interests

Las Vegas Properties, LLC	Delaware	100% of limited liability company interests

WMCV Phase 1, LLC	Delaware	100% of limited liability company interests

WMCV Phase 2, LLC	Delaware	100% of limited liability company interests

WMCV Phase 3, LLC	Delaware	100% of limited liability company interests

WMC Land Development, LLC	Delaware	100% of limited liability company interests

WMC Pavilions, LLC	Delaware	100% of limited liability company interests

IMC TRS, LLC	Delaware	100% of limited liability company interests

Market Liquor Services, LLC	Nevada	100% of limited liability company interests

IMC Manager, LLC	Delaware	100% of limited liability company interests

Schedule 6.17

Collateral Filings

Filing	Grantor	Jurisdiction

UCC-1 Financing Statement	IMC OP, LP	Delaware

UCC-1 Financing Statement	International Home Furnishings Center, LLC	North Carolina

UCC-1 Financing Statement	IHFC Properties, LLC	Delaware

UCC-1 Financing Statement	Market Square Properties, LLC	Delaware

UCC-1 Financing Statement	Market Square AC I, LLC	Delaware

UCC-1 Financing Statement	Market Square AC II, LLC	Delaware

UCC-1 Financing Statement	Market Square AC III, LLC	Delaware

UCC-1 Financing Statement	Market Square AC IV, LLC	Delaware

UCC-1 Financing Statement	Market Square AC V, LLC	Delaware

UCC-1 Financing Statement	Market Square AC VI, LLC	Delaware

UCC-1 Financing Statement	Showplace Properties, LLC	Delaware

UCC-1 Financing Statement	Showplace AC I, LLC	Delaware

UCC-1 Financing Statement	Showplace AC II, LLC	Delaware

UCC-1 Financing Statement	Showplace AC III, LLC	Delaware

UCC-1 Financing Statement	Showplace AC IV, LLC	Delaware

UCC-1 Financing Statement	Showplace AC V, LLC	Delaware

UCC-1 Financing Statement	Showplace AC VI, LLC	Delaware

UCC-1 Financing Statement	Las Vegas Properties, LLC	Delaware

UCC-1 Financing Statement	WMCV Phase 1, LLC	Delaware

UCC-1 Financing Statement	WMCV Phase 2, LLC	Delaware

UCC-1 Financing Statement	WMCV Phase 3, LLC	Delaware

UCC-1 Financing Statement	WMC Land Development, LLC	Delaware

UCC-1 Financing Statement	WMC Pavilions, LLC	Delaware

UCC-1 Financing Statement Trademark Security Agreement Copyright Security Agreement	IMC TRS, LLC	Delaware United States Patent and Trademark Office United States Copyright Office

UCC-1 Financing Statement	Market Liquor Services, LLC	Nevada

UCC-1 Financing Statement	IMC Manager, LLC	Delaware

Schedule 9.2

Indebtedness

None.

Schedule 9.3

Liens

1. Tax filing against WMC Land, LLC (f/k/a WMC II Associates, LLC) in the amount of $73,093.72 in Clark County, Nevada.

2. Tax filing against IMC TRS, LLC (f/k/a WMC I Associates, LLC) in the amount of $87,307.31 in Clark County, Nevada.

Schedule 9.5

Restricted Payments

(1) In an aggregate amount not to exceed $35,000,000 to pay (i) accrued and unpaid fees owed to Sponsors pursuant to the Sponsor Management Agreement as of the Closing Date, (ii) amounts required to be paid to Sponsors upon termination of the Sponsor Management Agreement and (iii) amounts required to be paid to other financial sponsors pursuant to the limited partnership agreement of Parent concurrently with the making of the payments to Sponsors described in clauses (i) and (ii) above.

(2) In an amount not to exceed $15,000,000 to fund reserves for liabilities.

(3) In an amount not to exceed $3,800,000 to repurchase bridge equity interests in any direct or indirect parent of Borrower.

Schedule 9.6

Affiliate Transactions

None.

Schedule 9.8

Negative Pledges

None.

Schedule 9.10

Investments

1. Contribution to joint venture of 29 acres of real property owned by WMC Pavilions, LLC.

2. Loans described in the following table:

Payee	Issuer	Principal Amount	Date of Instrument	Maturity Date
WMCV Phase 1, LLC	City of Las Vegas Redevelopment Agency	$1,696,622.00	June 30, 2005	June 30, 2025

WMCV Phase 1, LLC	City of Las Vegas Redevelopment Agency	$8,725,545.00	June 30, 2006	June 30, 2025

WMCV Phase 2, LLC	City of Las Vegas Redevelopment Agency	$14,268,157.00	June 18, 2008	June 30, 2025

WMC II Associates, LLC	City of Las Vegas Redevelopment Agency	$2,663,073.00	June 17, 2009	June 30, 2025

WMCV Phase 3, LLC	City of Las Vegas Redevelopment Agency	$12,321,620.00	June 17, 2009	June 30, 2025

Schedule 9.12

Dispositions

1. Contribution to joint venture of 29 acres of real property owned by WMC Pavilions, LLC

EXHIBIT A

FORM OF SECURITY AGREEMENT

[Provided under separate cover]

EXHIBIT B

FORM OF PLEDGE AGREEMENT

[Provided under separate cover]

EXHIBIT C

FORM OF GUARANTEE

[Provided under separate cover]

EXHIBIT D

FORM OF CLOSING DATE INTERCREDITOR AGREEMENT

[Provided under separate cover]

EXHIBIT F

FORM OF PERFECTION CERTIFICATE

August 15, 2014

Reference is made to (a) the First Lien Credit Agreement dated as of the date hereof (the “First Lien Credit Agreement”), among IMC OP, LP (the “Borrower”), International Market Centers, Inc. (“Holdings”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the lenders (in such capacity, the “First Lien Administrative Agent”), (b) the Second Lien Credit Agreement dated as of the date hereof (the “Second Lien Credit Agreement”, and together with the First Lien Credit Agreement, the “Credit Agreements”), among the Borrower, Holdings, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent for the lenders (in such capacity, the “Second Lien Administrative Agent”, and together with the First Lien Administrative Agent, the “Administrative Agents”), (c) the First Lien Security Agreement dated as of the date hereof (the “First Lien Security Agreement”), among the Borrower, Holdings, the Subsidiaries of the Borrower party thereto and the First Lien Administrative Agent and (d) the Second Lien Security Agreement dated as of the date hereof (the “Second Lien Security Agreement”, and together with the First Lien Security Agreement, the “Security Agreements”), among the Borrower, Holdings, the Subsidiaries of the Borrower party thereto and the Second Lien Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreements or the Security Agreements, as applicable.

The undersigned, a Responsible Officer of each of Holdings and the Borrower, hereby certifies to the Administrative Agents and each other Lender, as of the date hereof, as follows:

1. Names. (a) The exact legal name of each Grantor, as such name appears in its respective certificate of formation or organization or other similar organizational document, is set forth on Schedule 1(a).

(b) Set forth on Schedule 1(b) is (i) each other legal name each Grantor has had in the past five years, together with the date of the relevant change and (ii) each other name (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years.

(c) Except as set forth on Schedule 1(c), no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions (including acquisitions of all or substantially all of the assets of another person), as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1(c) the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d) Set forth on Schedule 1(d) is (i) the organizational identification number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization and (ii) the federal Taxpayer Identification Number of each Grantor.

2. Current Locations. (a) The jurisdiction of formation or organization of each Grantor that is a registered organization is set forth on Schedule 2(a) opposite its name.

(b) Set forth on Schedule 2(b) is a list of all real property owned by each Grantor. With respect to any such property, Schedule 2(b) also sets forth (i) the name of the Grantor that owns such real property, (ii) if different from the name identified pursuant to clause (i), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (iii) the filing office in which a Mortgage with respect to such property (if required) must be filed or recorded in order for the Administrative Agents to obtain a perfected security interest therein.

3. Unusual Transactions. All Accounts have been originated by the Grantors, except to the extent acquired through transactions described in Schedule 3.

4. File Search Reports. File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and such search reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreements, or any Liens that the Borrower expects to terminate on or prior to the Closing Date.

5. UCC Filings. Financing statements in substantially the form of Schedule 5 hereto have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located as set forth with respect to such Grantor in Section 2 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.

7. Stock Ownership and other Equity Interests. Attached hereto as Schedule 7 is a true and correct list of (a) all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests held by Holdings, the Borrower and each Subsidiary and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests and (b) each equity investment of Holdings, the Borrower or any Subsidiary that represents 50% or more of the Equity Interests of the Person in which such investment was made, in each case specifying the issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests and, if such Equity Interests are not required to be pledged under any of the Loan Documents, the reason therefor.

8. Debt Instruments. Attached hereto as Schedule 8 is a true and correct list of all promissory notes and other evidence of Indebtedness held by Holdings, the Borrower and each Subsidiary that are required to be delivered to the First Lien Administrative Agent under the First Lien Security Agreement, including the Intercompany Note evidencing all intercompany Indebtedness, in each case specifying the creditor and debtor thereunder and the outstanding principal amount thereof.

9. Intellectual Property. Attached hereto as Schedule 9(A) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all Patents and Patent Applications owned by any Grantor, including the name of the registered owner and the registration or application number of each such Patent and Patent Application.

Attached hereto as Schedule 9(B) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all registered Trademarks and Trademark Applications owned by any Grantor, including the name of the registered owner and the registration or application number of each such Trademark and Trademark Application.

Attached hereto as Schedule 9(C) in proper form for filing with the United States Copyright Office is a schedule setting forth all registered Copyrights and Copyright Applications owned by any Grantor, including the name of the registered owner and the registration or application number of each such Copyright and Copyright Application. Also set forth on Schedule 9(C) in proper form for filing with the United States Copyright Office is a schedule setting forth all exclusive Copyright Licenses granted to any Grantor.

10. Commercial Tort Claims. Attached hereto as Schedule 10 is a true and correct list of commercial tort claims of which such Grantor has knowledge and for which a claim has been made in excess of $5,000,000, individually, held by any Grantor, including a brief description thereof.

IMC OP, LP

By: IMC OP GP, LLC
Its: General Partner

By:
Name:
Title:

INTERNATIONAL MARKET CENTERS, INC.

By:
Name:
Title:

EXHIBIT G

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of the Assignor (in its capacity as a Lender or Letter of Credit Issuer) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is [a Term Lender][a Revolving Lender][an Affiliate/Approved Fund of [Identify Lender]]]1

3.	Borrower: IMC OP, LP, a Delaware limited partnership

[1]	Select as applicable.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: The First Lien Credit Agreement dated as of August 15, 2014, among IMC OP, LP, a Delaware limited partnership, International Market Centers, Inc., a Maryland corporation, the Lenders and Letter of Credit Issuers party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.	Assigned Interest:[2]

Facility Assigned	Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders	Amount of the Commitments/Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders[3]
Initial Revolving Credit Commitments/Loans	$	$	%

Initial Term Commitments/Loans	$	$	%

[ ][4]	$	$	%

Effective Date:             ,     20    [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Borrower and its Affiliates and their related parties or respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and State securities laws.

[2]	Must comply with the minimum assignment amounts set forth in Section 12.6(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders of any Class, as applicable.
[4]	In the event any Additional Revolving Credit Loans, New Revolving Credit Loans, New Term Loans, Extended Term Loans (of any Extension Series), Extended Revolving Credit Loans (of any Extension Series), Refinancing Revolving Loans, Loans in respect of Refinancing Term Loan Indebtedness, Commitments in respect of Revolving Credit Commitment Increases, New Revolving Credit Commitments, Extended Revolving Credit Commitments (of any Extension Series), Refinancing Revolving Commitments or New Term Loan Commitments are established, refer to the Class of such Loans or Commitments assigned.

The terms set forth above are hereby agreed to:	[Consented to and][6] Accepted:

JPMORGAN CHASE BANK, N.A., as
, as Assignor,	Administrative Agent,

by	by

Name:	Name:
Title:	Title:

, as Assignee,[5]	[Consented to:]

by	[IMC OP, LP,

Name:	by
Title:
Name:
Title:][7]

[JPMORGAN CHASE BANK, N.A., as a
Letter of Credit Issuer

by

Name:
Title:

DEUTSCHE BANK AG NEW YORK
BRANCH, as a Letter of Credit Issuer

by

Name:
Title:

by

[5]	Unless it is already a Lender, the Assignee must deliver to Borrower all applicable Tax forms required to be delivered by it under Section 5.4(e) of the Credit Agreement.
[6]	No consent of the Administrative Agent is required for an assignment of any Term Commitment or Term Loan to a Term Lender, an Affiliate of a Term Lender or an Approved Fund.
[7]	No consent of Borrower is required (x) with respect to Term Commitments or Term Loans, for an assignment to a Term Lender, an Affiliate of a Term Lender or an Approved Fund, (y) with respect to Revolving Credit Commitments or Revolving Credit Loans, for an assignment to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund or (z) if an Event of Default of the type set forth in Section 10.1(a) or (f) has occurred and is continuing, for any other assignment.

Name:
Title:

[[—], as a Letter of Credit Issuer

by

Name:
Title:]][8]

[8]	The consent of each Letter of Credit Issuer is required solely with respect to an assignment of a Revolving Credit Loan or a Revolving Credit Commitment.

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, Borrower, any Subsidiary or any other Affiliate of Holdings or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, Borrower, any Subsidiary or any other Affiliate of Holdings or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 thereof (or, prior to the first such delivery, the financial statements referred to in Section 7.1(b) thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (v) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 5.4(e) thereof), duly completed and executed by the Assignee, and (vi) it is not a Disqualified Institution and is not a Defaulting Lender and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and the rights and obligations of the parties hereto, and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

EXHIBIT H

[FORM OF] PROMISSORY NOTE (TERM LOAN)

$[Insert Lender’s [Initial][New] Term Loan Commitment]	New York, New York [Date]

FOR VALUE RECEIVED, the undersigned, IMC OP, LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to [Insert name of Lender], or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds at the office of JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), at 500 Stanton Christiana Road, Newark, DE 19713, (i) on the Term Loan Maturity Date, the lesser of (A) the principal amount set forth above and (B) the aggregate unpaid principal amount of all Term Loans of such Class made by the Lender to Borrower pursuant to the Credit Agreement referred to below and (ii) interest on the unpaid principal amount of all Term Loans of such Class made by the Lender to Borrower at the rate or rates per annum, from the dates and payable on the dates set forth in the First Lien Credit Agreement, dated as of August 15, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, International Market Centers, Inc., as Holdings, the lenders and letter of credit issuers party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Borrower promises to pay, on demand, interest on any overdue principal of, or overdue interest on, any Term Loan or any overdue fee or other overdue amount payable by Borrower in accordance with the Credit Agreement.

This Note is one of the promissory notes referred to in Section 2.5(g) of the Credit Agreement. This Note is subject to the terms of the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

Borrower hereby waives presentment, demand, protest or notice of any kind (except as otherwise required by the Credit Agreement) in connection with this Note.

All Borrowings evidenced by this Note, the Type thereof, the maturity thereof, all payments, repayments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached hereto and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of Borrower under this Note or under the Credit Agreement.

This Note and the Class of Term Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the undersigned as provided in Section 12.6(b) of the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE, AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IMC OP, LP

By:	IMC OP GP, LLC
Its:	General Partner

By:
Name:
Title:

[Signature Page to Promissory Note (Term Loan)]

Loans and Payments

Date	Amount and Type of Loan	Maturity Date	Payments of Principal / Interest	Unpaid Principal Balance of Note	Name of Person Making Notation

EXHIBIT I

[FORM OF] PROMISSORY NOTE (REVOLVING LOAN)

$[Insert Lender’s Revolving Credit Commitment]	New York, New York [Date	]

FOR VALUE RECEIVED, the undersigned, IMC OP, LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to [Insert name of Lender], or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds at the office of JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), at 500 Stanton Christiana Road, Newark, DE 19713, (i) on the dates set forth in the Credit Agreement referred to below, the lesser of (a) the amount set forth above and (b) the aggregate unpaid principal amount of all Revolving Loans of such Class made by the Lender to Borrower from time to time pursuant to the First Lien Credit Agreement dated as of August 15, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, International Market Centers, Inc., as Holdings, the lenders party thereto and the letter of credit issuers party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and (ii) interest on the unpaid principal amount of all Revolving Loans of such Class made by the Lender to Borrower at the rate or rates per annum, from the dates and payable on the dates set forth in the Credit Agreement. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Borrower promises to pay, on demand, interest on any overdue principal of, or overdue interest on, any Revolving Loan, or on any overdue fee or other overdue amount payable by Borrower in accordance with the Credit Agreement.

This Note is one of the promissory notes referred to in Section 2.5(g) of the Credit Agreement. This Note is subject to the terms of the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

Borrower hereby waives presentment, demand, protest or notice of any kind (except as otherwise required by the Credit Agreement) in connection with this Note.

All Borrowings evidenced by this Note, the Type thereof, the maturity thereof, all payments, repayments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached hereto and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of Borrower under this Note or under the Credit Agreement.

This Note and the Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the undersigned as provided in Section 12.6(b) of the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE, AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IMC OP, LP

By:	IMC OP GP, LLC
Its:	General Partner

By:
Name:
Title:

[Signature Page to Promissory Note (Revolving Loan)]

Loans and Payments

Date	Amount and Type of Loan	Maturity Date	Payments of Principal / Interest	Unpaid Principal Balance of Note	Name of Person Making Notation

EXHIBIT J

[FORM OF] CONVERSION/CONTINUATION NOTICE

                    , 20

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road

Ops 2, 3rd Floor

Newark, DE 19713

Attention: Brittany Duffy

Telecopy: (302) 634-4733

Email: brittany.duffy@jpmorgan.com

Copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue

New York, NY 10179

Attention: Nadeige Dang

Telecopy: 212-270-2157

Email: nadeige.dang@jpmorgan.com

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement dated as of August 15, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IMC OP, LP, as Borrower, International Market Centers, Inc., as Holdings, the lenders and letter of credit issuers party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes a notice of conversion or continuation of Loans, as applicable, under Section 2.6 of the Credit Agreement. The Borrower hereby irrevocably notifies the Administrative Agent of the following information with respect to the conversion or continuation elected hereby:

1. Loans to which this request applies:
Principal Amount[9]:

[9]	In the case of a conversion to Eurodollar Loans, must be at least $5,000,000.

[Signature Page to Promissory Note (Revolving Loan)]

Type:[10]
Interest Period:[11]

2. Effective date of election:[12]

3. Resulting Loans[13]
Principal Amount:[14]
Type:[15]
Interest Period:[16]

[[No][An] Event of Default will exist on the effective date of the election set forth in Section 2 above.]17

Delivery of an executed counterpart of this Conversion/Continuation Notice by telecopier or electronic transmission shall be effective as delivery of an original executed counterpart of this Conversion/Continuation Notice.

Very truly yours,

IMC OP, LP

By:	IMC OP GP, LLC
Its:	General Partner

[10]	Specify whether the Loans to be converted or continued are Eurodollar Loans or ABR Loans.
[11]	In the case of Eurodollar Loans, specify the last day of the current Interest Period in accordance with the definition of “Interest Period” in the Credit Agreement.
[12]	Must be a Business Day and otherwise in accordance with provisions of Section 2.6(a) of the Credit Agreement.
[13]	If different options are elected with respect to different portions of the Loans, provide the information required by this Item 3 for each resulting portion.
[14]	Indicate (a) the principal amount of the resulting Loans and (b) the percentage of the Loans in Item 1.
[15]	Specify whether the resulting Loans are to be ABR Loans or Eurodollar Loans.
[16]	Applicable only if the resulting Loans are Eurodollar Loans. Subject to definition of “Interest Period”. Can be one, two, three or six month periods (or if agreed by all Lenders of a Class and the Administrative Agent, any other period of 12 months or less).
[17]	Select appropriate statement if (i) ABR Loans are intended to be converted into Eurodollar Loans with an Interest Period in excess of one month’s duration or (ii) Eurodollar Loans are intended to be continued as Eurodollar Loans for an additional Interest Period in excess of one month’s duration. In each case, the Required Lenders in their sole discretion may determine whether to permit such conversion or continuation, as applicable, if an Event of Default is in existence on the date of such conversion or continuation.

By:
Name:
Title:

EXHIBIT K

[FORM OF] INTERCOMPANY NOTE

[—], 2014

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on a signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to such other entity or its registered assigns (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances constituting Indebtedness made by such Payee to such Payor. Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to the First Lien Credit Agreement dated as of August 15, 2014 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among International Market Centers, Inc., a Maryland corporation (“Holdings”), IMC OP, LP, a Delaware limited partnership (“Borrower”), the Lenders and Letter of Credit Issuers from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (in such capacity, the “First Lien Administrative Agent”). Reference is also made to the Second Lien Credit Agreement dated as of August 15, 2014 (the “Second Lien Credit Agreement”, and together with the First Lien Credit Agreement, the “Credit Agreements”), among Holdings, Borrower, the Lenders from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent for the Lenders (in such capacity, the “Second Lien Administrative Agent”, and together with the First Lien Administrative Agent, the “Administrative Agents”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreements, the Pledge Agreement (as defined in the First Lien Credit Agreement, the “First Lien Pledge Agreement”) or the Pledge Agreement (as defined in the Second Lien Credit Agreement, the “Second Lien Pledge Agreement”), as applicable. This Note is the Intercompany Note referred to in the Credit Agreements.

This Note shall be pledged by each Payee that is a Loan Party to the First Lien Administrative Agent for the benefit of the Secured Parties under the First Lien Credit Agreement and to the Second Lien Administrative Agent for the benefit of the Secured Parties under the Second Lien Credit Agreement, pursuant to the First Lien Pledge Agreement and Second Lien Pledge Agreement, respectively, as collateral security for the full and prompt payment when due of, and the performance of, the Obligations under and as defined in the Credit Agreements. Each Payee hereby acknowledges and agrees that after the occurrence and during the continuance of an Event of Default under and as defined in the Credit Agreements, the First Lien Administrative Agent or the Second Lien Administrative Agent, as applicable, may, in addition to the other rights and remedies provided pursuant to the applicable Credit Agreement and the other Loan Documents and otherwise available to it (subject to any applicable notice requirements thereunder), and subject to the terms of the Intercreditor Agreement, exercise all rights of the Payees that are Loan Parties with respect to this Note.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor owing any amounts evidenced by this Note to any Loan Party, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Loan Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Anything in this Note to the contrary notwithstanding, the Indebtedness evidenced by this Note of Borrower or any Subsidiary Guarantor (each, a “Subordination Payor”; such Indebtedness, the “Subordinated Obligations”) to any Restricted Subsidiary that is not a Subsidiary Guarantor (each such Payee, an “Affected Payee”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations under each of the First Lien Credit Agreement and the Second Lien Credit Agreement of such Subordination Payor; provided that each Subordination Payor may make payments to the applicable Payee so long as no Event of Default (as defined in the Credit Agreements) shall have occurred and be continuing or the First Lien Administrative Agent and/or Second Lien Administrative Agent has not provided to Borrower the written notice required by clause (ii) below (which, for the avoidance of doubt, shall not be required in the case of any Event of Default arising under Section 10.1(f) of the Credit Agreement), (such Obligations being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Subordination Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Subordination Payor (except as expressly permitted by the Loan Documents), whether or not involving insolvency or bankruptcy, if an Event of Default (as defined in the Credit Agreements) has occurred and is continuing, (x) the holders of Senior Indebtedness shall be paid in full in respect of all amounts constituting Senior Indebtedness (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) Secured Cash Management Obligations and (C) Secured Swap Obligations), and all Letters of Credit Outstanding shall have been reduced to zero (or all such Letters of Credit and Letters of Credit Outstanding shall have been Cash Collateralized in a manner reasonably satisfactory to the applicable Letter of Credit Issuers, or such Letters of Credit have been deemed reissued under another agreement acceptable to the applicable Letter of Credit Issuer) (“Paid in Full”) before any Affected Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are Paid in Full, any payment or distribution to which such Affected Payee would otherwise be entitled (other than equity or debt securities of such Subordination Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) (x) if any Event of Default under the Credit Agreements occurs and is continuing and the First Lien Administrative Agent or Second Lien Administrative Agent, as applicable, delivers written notice to Borrower instructing Borrower that such Administrative Agent is thereby exercising its rights pursuant to this clause (ii) (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 10.1(f) of the Credit Agreements), then, unless otherwise agreed in writing by such Administrative Agent, no payment or distribution of any kind or character shall be made by or on behalf of any Subordination Payor or any other Person on its behalf, and no payment or distribution of any kind or character shall be received by or on behalf of any Affected Payee or any other Person on its behalf, with respect to this Note, until (x) the applicable Senior Indebtedness shall have been Paid in Full or (y) such Event of Default shall have been cured or waived; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Securities), in respect of this Note shall (despite these subordination provisions) be received by any Affected Payee in violation of the foregoing clause (i) or (ii), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered in accordance with the relevant Collateral Documents to, the applicable Administrative Agent.

Except as otherwise set forth in clauses (i) and (ii) of the immediately preceding paragraph, any Payor is permitted to pay, and any Payee is entitled to receive, any payment or prepayment of principal and interest on the Indebtedness evidenced by this Note.

To the fullest extent permitted by applicable law, no present or future Administrative Agent shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Subordination Payor or Affected Payee or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Subordination Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agents and the other Secured Parties. The Administrative Agents and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agents (but no any other Secured Party) may, on behalf of itself, and the Secured Parties, proceed to enforce the subordination provisions herein.

The Indebtedness evidenced by this Note owed by any Payor other than Borrower or any Subsidiary Guarantor shall not be subject to the subordination provisions set forth above.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized (but not required) to record all loans and advances constituting Indebtedness made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note shall not in any way replace, or affect the principal amount of, any intercompany loan outstanding between any Payor and any Payee prior to the execution hereof, and to the extent permitted by applicable law, from and after the date hereof, each such intercompany loan constituting Indebtedness shall be deemed to incorporate the terms set forth in this Note to the extent applicable and shall be deemed to be evidenced by this Note together with any documents and instruments executed prior to the date hereof in connection with such intercompany Indebtedness.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall evidence only Indebtedness and not amounts owing in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and registered assigns, including subsequent holders hereof.

From time to time after the date hereof, additional Subsidiaries of Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall be automatically incorporated into this Note (each such additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereto. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended. The Payor or its designee (which shall, at the request of either Administrative Agent, be such Administrative Agent, acting solely for these purposes as agent of the Payor) shall record the transfer of the right to payments of principal and interest on the Indebtedness governed by this Note to holders of the Senior Indebtedness in a register (the “Register”), and no such transfer shall be effective until entered in the Register.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE, AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IMC OP, LP

By:	IMC OP GP, LLC
Its:	General Partner

By:
Name:
Title:

INTERNATIONAL HOME FURNISHINGS CENTER, LLC
IHFC PROPERTIES, LLC
MARKET SQUARE PROPERTIES, LLC
MARKET SQUARE AC I, LLC
MARKET SQUARE AC II, LLC
MARKET SQUARE AC III, LLC
MARKET SQUARE AC IV, LLC
MARKET SQUARE AC V, LLC
MARKET SQUARE AC VI, LLC
SHOWPLACE PROPERTIES, LLC
SHOWPLACE AC I, LLC
SHOWPLACE AC II, LLC
SHOWPLACE AC III, LLC
SHOWPLACE AC IV, LLC
SHOWPLACE AC V, LLC
SHOWPLACE AC VI, LLC
LAS VEGAS PROPERTIES, LLC
WMCV PHASE 1, LLC
WMCV PHASE 2, LLC
WMCV PHASE 3, LLC
WMC LAND, LLC
WMC PAVILIONS, LLC
IMC TRS, LLC
MARKET LIQUOR SERVICES, LLC
IMC MANAGER, LLC

By:
Name:
Title:

[Intercompany Note]

EXHIBIT M

[FORM OF] LETTER OF CREDIT REQUEST

Dated                18

JPMorgan Chase Bank, N.A.

as Administrative Agent for the Lenders

500 Stanton Christiana Road

Newark, DE 19713

[Letter of Credit Issuer name] (the “Letter of Credit Issuer”)

[Letter of Credit Issuer address]

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement dated as of August 15, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IMC OP, LP, a Delaware limited partnership (“Borrower”), International Market Centers, Inc., a Maryland corporation, the several banks and other financial institutions or entities from time to time parties thereto as Lenders and Letter of Credit Issuers, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

[We hereby request that the Letter of Credit Issuer, in its individual capacity, issue a Letter of Credit for the account of [the undersigned] [            ]19 on             20 , which Letter of Credit shall be denominated in dollars and shall be in the aggregate amount of            21 . The beneficiary of the requested Letter of Credit will be            22 , and such Letter of Credit will be in support of            23 and will have a stated expiration date of            24 . Attached hereto is (i) a precise description of any documents to be presented by the beneficiary and (ii) the full text of any certificate both of which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would

[18]	Insert date of Letter of Credit Request.
[19]	The Borrower may request the issuance of Letters of Credit for the account of Holdings or a Restricted Subsidiary so long as Borrower is the primary obligor per Section 3.1(a).
[20]	Insert date of issuance, which shall be a Business Day that is at least three (3) Business Days from the date hereof.
[21]	Insert aggregate initial amount of the Letter of Credit.
[22]	Insert name and address of beneficiary.
[23]	Insert brief description of supportable obligations.
[24]	Insert the last date upon which drafts may be presented which may not be later than the dates referred to in Section 3.1(b) of the Credit Agreement.

require the Letter of Credit Issuer to make payment under such Letter of Credit.25] [We hereby request that the Letter of Credit Issuer, in its individual capacity, amend, renew or extend an existing Letter of Credit that was issued by the Letter of Credit Issuer for the account of [the undersigned]26 on             27 . Such existing Letter of Credit was issued for the benefit of             28 , in the aggregate amount of             29 and has an expiration date of             30 . Attached to this Letter of Credit Request is a description of requested amendment, renewal or extension of such existing Letter of Credit.]

Borrower hereby certifies that the conditions specified in paragraphs (a) and (b) of Section 7.2 of the Credit Agreement have been satisfied and that, after giving effect to the issuance, amendment, renewal or extension of the Letter of Credit requested hereby, (i) the Letters of Credit Outstanding in respect of the Letter of Credit Issuer shall not exceed $10,000,000 and (ii) the aggregate amount of the Lenders’ Revolving Credit Exposures will not exceed the Total Revolving Credit Commitment now in effect.

Very truly yours,

IMC OP, LP,

By:
Name:
Title:

[25]	Also include any other information as shall be reasonably necessary to enable the applicable Letter of Credit Issuer to prepare the Letter of Credit.
[26]	Insert name of account party instead, if the Letter of Credit was issued for the account of Holdings or a Restricted Subsidiary.
[27]	Insert date of issuance of the existing Letter of Credit.
[28]	Insert name and address of beneficiary of the existing Letter of Credit.
[29]	Insert aggregate amount of the existing Letter of Credit.
[30]	Insert date of expiration of the existing Letter of Credit.

EXHIBIT N-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Lien Credit Agreement dated as of August 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IMC OP, LP, a Delaware limited partnership (“Borrower”), International Market Centers, Inc., a Maryland corporation, the several banks and other financial institutions or entities from time to time parties thereto as Lenders and Letter of Credit Issuers and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20[    ]

EXHIBIT N-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Lien Credit Agreement dated as of August 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IMC OP, LP, a Delaware limited partnership (“Borrower”), International Market Centers, Inc., a Maryland corporation, the several banks and other financial institutions or entities from time to time parties thereto as Lenders and Letter of Credit Issuers and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20[    ]

EXHIBIT N-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Lien Credit Agreement dated as of August 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IMC OP, LP, a Delaware limited partnership (“Borrower”), International Market Centers, Inc., a Maryland corporation, the several banks and other financial institutions or entities from time to time parties thereto as Lenders and Letter of Credit Issuers and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20[    ]

EXHIBIT N-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Lien Credit Agreement dated as of August 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IMC OP, LP, a Delaware limited partnership (“Borrower”), International Market Centers, Inc., a Maryland corporation, the several banks and other financial institutions or entities from time to time parties thereto as Lenders and Letter of Credit Issuers and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20[    ]

EXHIBIT O

[FORM OF] AFFILIATE ASSIGNMENT AGREEMENT

This Affiliate Assignment Agreement (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Guarantees included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is [a Sponsor Affiliated Lender][Holdings] [a Loan Party] [any Subsidiary of a Loan Party]]31 [and [a Term Lender][an Affiliate/Approved Fund of [Identify Term Lender]]]32

3.	Borrower: IMC OP, LP, a Delaware limited partnership

4.	Administrative Agent: JPMorgan Chase Bank. N.A., as the Administrative Agent under the Credit Agreement

[31]	Select as applicable.
[32]	Select as applicable.

5.	Credit Agreement: The First Lien Credit Agreement dated as of August 15, 2014, among IMC OP, LP, a Delaware limited partnership, International Market Centers, Inc., a Maryland corporation, the Lenders and Letter of Credit Issuers party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.	Assigned Interest:[33]

Facility Assigned	Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders	Amount of the Commitments/Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders[34]
First Lien Term Commitments/Loans
[ ][35]	$	$	%

Effective Date:                         , 20    [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, Holdings, a Loan Party, or a Subsidiary of a Loan Party, agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and State securities laws.

[33]	Must comply with the minimum assignment amounts set forth in Section 12.6(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[34]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders of any Class, as applicable.
[35]	In the event any Additional Revolving Credit Loans, New Revolving Credit Loans, New Term Loans, Extended Term Loans (of any Extension Series), Extended Revolving Credit Loans (of any Extension Series), Refinancing Revolving Loans, Loans in respect of Refinancing Term Loan Indebtedness, Commitments in respect of Revolving Credit Commitment Increases, New Revolving Credit Commitments, Extended Revolving Credit Commitments (of any Extension Series), Refinancing Revolving Commitments or New Term Loan Commitments are established, refer to the Class of such Loans or Commitments assigned.

The terms set forth above are hereby	[Consented to and][36] Accepted:
agreed to:

, as Assignor,	JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by	by

Name:	Name:
Title:	Title:

, as Assignee,	Consented to:

by	[IMC OP, LP,

Name:	by
Title:
Name:
Title:][37]

[36]	No consent of the Administrative Agent is required for an assignment of any Term Loan to a Term Lender, an Affiliate of a Term Lender, an Approved Fund, any Sponsor, any Affiliate of a Sponsor, Holdings or any Subsidiary.
[37]	No consent of the Borrower is required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if a payment or bankruptcy Event of Default has occurred and is continuing, for any other assignment.

ANNEX 1 TO

AFFILIATED LENDER

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is not a Defaulting Lender; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, Borrower, any Subsidiary or any other Affiliate of Holdings or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, Borrower, any Subsidiary or any other Affiliate of Holdings or any other Person of any of their respective obligations under any Loan Document and (c) acknowledges that the Assignee is a Sponsor Affiliated Lender, Holdings, Loan Party or Subsidiary of a Loan Party.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) it is a Sponsor Affiliated Lender, Holdings, Loan Party or Subsidiary of a Loan Party (as defined in the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.11 thereof (or, prior to the first such delivery, the financial statements referred to in Section 7.1(b) thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Where the Assignee is a Sponsor Affiliated Lender, it further agrees, solely in its capacity as a Lender, that (i) so long as it is a Sponsor Affiliated Lender, the Loans held by such Sponsor Affiliated Lender shall be disregarded in both the numerator and the denominator in the calculation of any Required Lender vote; provided that, notwithstanding the foregoing, (x) it shall be permitted to vote if such amendment, modification, waiver, consent or other such action disproportionately affects it in its capacity as a Lender as compared to other Lenders, (y) no amendment, modification, waiver, consent or other action shall, without its consent, deprive it of any payments and (z) for the avoidance of doubt, it shall be permitted to vote if such amendment, modification, waiver, consent or other such action requires the consent of all Lenders or all directly and adversely affected Lenders; and (ii) it shall have no right to attend any meeting, conference call or correspondence with Administrative Agent or any Lender not attended by any Loan Party, their Affiliates or any Person on behalf of or representing any of the foregoing or receive any information from Administrative Agent or any other Lender not provided to the Loan Parties, their Affiliates or any Person on behalf of or representing any of the foregoing (other than notices of borrowings, prepayments and other administrative notices in respect of its Term Loans or Term Commitments required to be delivered to Lenders pursuant to Sections 2, 4 or 5 of the Credit Agreement).

2. Payments. [In the case of assignments to Holdings, a Loan Party or a Subsidiary of a Loan Party: Payment to the Assignor by the Assignee in respect of the settlement of the assignment of the Assigned Interest shall be paid by Assignee directly to the Assignor and shall include all unpaid interest that has accrued in respect of the Assigned Interest through the Effective Date. No interest shall accrue with respect to the Assigned Interest from and after the Effective Date and such Assigned Interest shall, from and after the Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding.] [In the case of assignments to or by Sponsor Affiliated Lenders or Sponsor Affiliated Institutional Lenders: From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.]

3. Excluded Information: [The] [Each] Assignor acknowledges and agrees that (i) the Assignee may possess or come into possession of additional information regarding the Assigned Interests or Holdings or the Loan Parties at any time after the transactions contemplated by this Affiliated Lender Assignment and Assumption are consummated that may or may not have been known to such Assignor or the Assignee as of the Effective Date and that, when taken together with information that was known to the Assignee at the time such assignment was consummated, may be information that would have been material to such Assignor’s decision to enter into the assignment of such Assigned Interests (“Excluded Information”), (ii) such Assignor will independently make its own analysis and determination to enter into an assignment of its Assigned Interests and to consummate the assignment hereby notwithstanding such Assignor’s lack of knowledge of Excluded Information and (iii) none of the Assignee, Holdings or the Loan Parties, the Sponsors or any other Person shall have any liability to such Assignor with respect to the nondisclosure of the Excluded Information.]

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and the rights and obligations of the parties hereunder, and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Assumption and the transactions contemplated hereby, shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.